UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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☑ Definitive Proxy Statement
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AMERICAN MEDICAL ALERT CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN MEDICAL ALERT CORP.
36-36 33rd Street
Long Island City, New York  11106

November 16, 2011

Dear Shareholder:

Our board of directors has unanimously approved an agreement and plan of merger and a merger pursuant to which American Medical Alert Corp., or AMAC, will become a wholly owned subsidiary of Tunstall Healthcare Group Limited, or Tunstall.

If the merger is completed, holders of AMAC common stock will be entitled to receive (1) $8.55 in cash, without interest and less applicable withholding taxes, and (2) one contingent payment right, or CPR, providing for an opportunity for certain future cash payments subject to and in accordance with the CPR agreement described in the proxy statement attached to this letter, for each share of AMAC common stock that they own at the effective time of the merger.  Receipt of the merger consideration will generally be taxable to our shareholders for U.S. federal income tax purposes.   The cash portion of the merger consideration represents a premium of approximately 50% over the closing sale price of AMAC common stock on September 22, 2011, the last trading day prior to the public announcement of the merger agreement.  In addition, it represents a premium of approximately 64.6%, 59.0% and 56.3%, respectively, over the one, three and six month average closing share prices, and a premium of approximately 51.0% over the one year average closing share price, of AMAC’s common stock, prior to market close on September 22, 2011.

Our shareholders will be asked at a special meeting to adopt the merger agreement.   Our shareholders will also be asked to approve   any adjournments of the special meeting, if determined necessary by AMAC, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt the merger agreement, and to approve, by non-binding, advisory vote, certain compensation arrangements for AMAC’s named executive officers in connection with the merger.

Our board of directors unanimously recommends that all of our shareholders vote FOR the adoption of the merger agreement.  Additionally, our board of directors unanimously recommends that all of our shareholders vote FOR the proposal regarding adjournment of the special meeting, and FOR the proposal regarding certain merger-related executive compensation arrangements.

We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of AMAC common stock entitled to vote thereon.   The failure to vote your shares of common stock or to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.   Each holder of AMAC common stock is entitled to one vote per share.  Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR adoption of the merger agreement, FOR approval of adjournments of the special meeting, if determined necessary by AMAC, and FOR the proposal regarding certain merger-related executive compensation arrangements.

The date, time and place of the special meeting to consider and vote upon the proposals described above are as follows:

December 21, 2011
10:30 a.m., local time
Moses & Singer LLP
405 Lexington Avenue, 12 th floor
New York, New York  10174

The proxy statement attached to this letter provides you with information about the special meeting of our shareholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of AMAC common stock please complete, sign, date and mail the enclosed proxy card or voting instruction form to us.  If you attend the special meeting and follow the procedures described in the proxy statement, you may vote in person even if you previously returned your proxy.

If you have any questions or need assistance voting your shares of AMAC common stock, please contact Okapi Partners LLC, our proxy solicitor, by telephone at (877) 259-6290 (toll-free within the U.S. and Canada) or via email at info@okapipartners.com .

Sincerely,

Howard M. Siegel

Chairman of the Board of Directors

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission.  Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is dated November 16, 2011, and is first being mailed, with the form of proxy card, to our shareholders on or about November 18, 2011.

AMERICAN MEDICAL ALERT CORP.
36-36 33rd Street
Long Island City, New York  11106

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time:	10:30 a.m., local time, on December 21, 2011

Place:	Moses & Singer LLP 405 Lexington Avenue, 12th floor New York, New York 10174

Items of Business:
1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 22, 2011, by and among American Medical Alert Corp., or AMAC, Tunstall Healthcare Group Limited, or Tunstall, and Monitor Acquisition Corp., a wholly owned subsidiary of Tunstall, as it may be amended from time to time.

2. To consider and vote upon a proposal to approve any adjournments of the special meeting, if determined necessary by AMAC, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt the merger agreement.

3. To approve, by non-binding, advisory vote, certain compensation arrangements for AMAC’s named executive officers in connection with the merger.

Record date:	You may vote if you were a shareholder of record of AMAC as of the close of business on November 4, 2011.

The merger agreement and other proposals are described more fully in the proxy statement of which this notice forms a part.  Please give your careful attention to all of the information in the proxy statement, including the annexes.

Only holders of record of AMAC common stock at the close of business on November 4, 2011, the record date, or their proxies can vote at the special meeting or any adjournment or postponement of the special meeting.   Adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of AMAC common stock entitled to vote thereon on the record date.

Your vote is important.   Whether or not you expect to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy card or voting instruction form at your earliest convenience.  Instructions for voting your shares are included on the enclosed proxy card or voting instruction form.  If you attend the special meeting and follow the procedures described in the proxy statement, you may vote in person even if you previously returned your proxy.  You may also revoke your proxy in the manner described in the proxy statement before it has been voted at the special meeting.  If you have any questions about the proposals or about your shares, please contact Okapi Partners LLC, our proxy solicitor, by telephone at (877) 259-6290 (toll-free within the U.S. and Canada) or via email at info@okapipartners.com .

By Order of the Board of Directors,

Richard Rallo
Corporate Secretary

Long Island City, New York
November 16, 2011

Regulatory Approvals	45
Litigation Relating to the Merger	45
Delisting and Deregistration of AMAC Common Stock	46
Financing the Merger	46
Anticipated Date of Closing	46
No Rights of Shareholders to Seek Appraisal	46
THE MERGER AGREEMENT	47
Explanatory Note Regarding the Merger Agreement	47
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws	47
Closing and Effective Time of the Merger	47
Treatment of AMAC Common Stock, Options, Restricted Stock, Restricted Stock Units and Warrants	48
Exchange and Payment Procedures	48
Representations and Warranties	49
Conduct of Our Business Pending the Merger	52
Solicitation of Acquisition Proposals	54
Shareholders Meeting	56
Filings; Other Actions	56
Notification	57
Employee Benefit Matters	57
Conditions to the Merger	58
Termination	59
Termination Fees	60
Expenses	60
Remedies	60
Indemnification; Directors’ and Officers’ Insurance	60
Access	61
Modification or Amendment	61
VOTING AGREEMENTS	61
Agreement to Vote and Irrevocable Proxy	61
Transfer Restrictions	62
“No Shop” Obligations	62
Termination	62
DESCRIPTION OF THE CPRS	63
Contingent Payment Rights Agreement	63
Characteristics of the CPRs	63
Lifecomm Liquidity Event Payments	63
Tunstall Sale Event Payment	64
Payment Dates	64
Dispute Resolution Procedure	65
Information Requirements	65
Amendment of CPR Agreement without Consent of CPR Holders	65
Amendment of CPR Agreement with Consent of CPR Holders	66
Termination of CPR Agreement	66
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	67
General	67
Future Payments under the CPRs	68
Information Reporting and Backup Withholding	68
Timing of Recognition for Tax Purposes	69
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)	70
The Adjournment Proposal	70
Recommendation of AMAC’s Board of Directors	70
MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (PROPOSAL 3)	71
The Merger-Related Executive Compensation Arrangements Proposal	71
Recommendation of AMAC’s Board of Directors	71

MARKET PRICE AND DIVIDEND DATA	72
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	73
OTHER MATTERS	75
Other Matters for Action at the Special Meeting	75
Date of the 2011 Annual Meeting of Shareholders	75
Rule 14a-8 Shareholder Proposal Deadline	75
Bylaws Timely Notice Deadline	75
Shareholder Proposals and Nominations for 2012 Annual Meeting	75
Delivery of this Proxy Statement to Shareholders Sharing the Same Address	75
WHERE YOU CAN FIND MORE INFORMATION	76
Annex A: Agreement and Plan of Merger	A-1
Annex B: Contingent Payment Rights Agreement	B-1
Annex C: Form of Voting Agreement	C-1
Annex D: Opinion of AMAC’s Financial Advisor	D-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer in this proxy statement, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve risks and uncertainties, as well as assumptions and information that are based on the current beliefs and expectations of the management of AMAC.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of earnings, revenues, cash flow, net sales or other financial items; any statements of the plans, strategies and objectives of management for future operations, statements concerning whether and when the proposed merger with Tunstall will close, whether and when conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and whether and when payments will be made under the CPR agreement; any statements concerning proposed new products or services; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.  In addition to the foregoing, when used in this proxy statement, the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” and “intend” and other similar expressions, as they relate to AMAC or its management or shareholders, are intended to identify forward-looking statements.

Such forward-looking statements, whether expressed or implied, reflect the current views of AMAC’s directors and officers with respect to future events and are subject to a number of known and unknown risks, delays, uncertainties and other important factors which could cause the actual results of AMAC to differ materially from those implied by such forward-looking statements, due to a number of factors, many of which are beyond AMAC’s control, which include, but are not limited to, the risks described in AMAC’s filings with the SEC, including AMAC’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and its subsequent Quarterly Reports on Form 10-Q; and the following important factors and assumptions that could cause actual results to differ materially from the results, performance or other expectations implied or expressed in any forward-looking statements:

•	the failure of the merger to be completed;

•	the time at which the merger is completed;

•	the failure to obtain approval and adoption of the merger agreement by our shareholders;

•	the failure to satisfy the other conditions to the merger, including regulatory approval;

•	the likelihood following the merger that the payments under the CPRs will be triggered;

•	the diversion of our management’s attention from ongoing business concerns;

•	the potential difficulties for AMAC’s employee retention as a result of the announcement or completion of the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the outcome of any pending or future litigation and administrative claims;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	the effects of the local and national economic, credit and capital market conditions on the economy in general.

If any of these risks or uncertainties materialize or any of AMAC’s assumptions prove incorrect, results of AMAC could differ materially from the expectations in these statements.

Consequently, all of the forward-looking statements AMAC makes in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and its subsequent Quarterly Reports on Form 10-Q.  See “Where You Can Find More Information” beginning on page 76.  AMAC is under no obligation to publicly revise any forward-looking statement contained or incorporated herein to reflect any future events or occurrences and does not undertake to do so.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by AMAC or persons acting on AMAC’s behalf.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you.  To understand the merger fully and for a more complete description of the provisions of the merger, you should read carefully this entire proxy statement and the other documents to which we refer you. See “Where You Can Find More Information.”  References to captioned sections in this summary and elsewhere in this proxy statement are references to the relevant text of this proxy statement that follows this summary section.  The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Throughout this proxy statement, “AMAC,” “we,” “us” and “our” refer to American Medical Alert Corp., “Tunstall” refers to Tunstall Healthcare Group Limited, and “merger sub” refers to Monitor Acquisition Corp.  Also, we refer to the merger between AMAC and merger sub as the “merger,” and the Agreement and Plan of Merger, dated as of September 22, 2011, by and among Tunstall, merger sub and AMAC, as it may be amended from time to time, as the “merger agreement.”

Parties to the Merger (Page 18)

AMAC was founded and incorporated in New York in 1981.  AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community.  AMAC’s product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine U.S.-based communication centers to support the delivery of high quality, healthcare communications.

Additional information regarding AMAC is contained in our filings with the SEC.  See “Where You Can Find More Information.”

Tunstall Healthcare Group Limited, which we refer to as Tunstall, is a Private Company Limited by Shares incorporated in England and Wales.   Tunstall is a leading provider of telecare/telehealth solutions.  Operating in more than 30 countries and employing over 1,100 people, Tunstall supports 2.5 million people around the world. Tunstall’s philosophy is simple - to protect, support and care for people - by providing healthcare technology and services that enable anyone requiring support and reassurance, such as older people or those with long term needs, to lead an independent life with dignity and reassurance.  Tunstall provides complete and fully-integrated telecare and telehealth solutions for home, assisted living and specialist care environments, hospital communication systems, associated support services, response centre software systems and monitoring services.

Monitor Acquisition Corp., which we refer to as merger sub, is a New York corporation and a wholly owned subsidiary of Tunstall that was formed by Tunstall solely for the purpose of facilitating the acquisition of AMAC.  To date, merger sub has not carried on any activities other than those related to its formation and completing the transactions contemplated by the merger agreement.  By operation of the merger, merger sub will be merged with and into AMAC, merger sub’s separate existence will cease and AMAC will become a wholly-owned subsidiary of Tunstall.

Each of Tunstall and merger sub are affiliates of Charterhouse Capital Partners LLP, which we refer to as Charterhouse. Charterhouse is a London-based private equity firm, which has specialized in management buyout investments in European companies for over 30 years and which has a long-standing affiliation with US investors.  Charterhouse has investments across a range of sectors, including healthcare, business/support services companies, financial services, leisure, and consumer brands.

 The Merger (Page 19)

Our board of directors has approved a merger agreement and a merger whereby AMAC will become a wholly owned subsidiary of Tunstall upon completion of the merger. If the merger agreement is approved and adopted by AMAC shareholders, and subject to other closing conditions as described below in the section captioned “The Merger Agreement—Conditions to the Merger,” merger sub, a newly formed merger subsidiary of Tunstall, will be merged with and into AMAC, and AMAC will be the surviving company in the merger.  As a result of the merger, AMAC will cease to be a publicly traded company.  If the merger is completed, you will not own any shares of the capital stock of the surviving company.   See “The Merger—Description of the Merger.”

Merger Consideration (Page 19)

If the merger is completed, you will be entitled to receive, in exchange for each share of AMAC common stock that you own at the effective time of the merger: (1) $8.55 in cash, without interest, and (2) one contingent payment right, or CPR , providing for an opportunity for certain future cash payments subject to and in accordance with the CPR agreement described below.  We refer to the consideration payable in the merger described in clauses (1) and (2) together as the merger consideration.  See “The Merger Agreement — Treatment of AMAC Common Stock, Options, Restricted Stock, Restricted Stock Units and Warrants,” and “Description of the CPRs.”

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a shareholder of AMAC.  In the case of shares of AMAC common stock represented by certificates, you will receive your portion of the merger consideration after exchanging your stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.   If your shares of common stock are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, is necessary to effect the surrender of your shares of common stock in exchange for the per share merger consideration.

The CPRs (Page 63)

Concurrently with the execution of the merger agreement, AMAC, Tunstall and each of Howard Siegel and Gregory Fortunoff, serving jointly as the shareholder representative, entered into a Contingent Payment Rights agreement, which we refer to as the CPR agreement, governing the terms of the CPRs.  Under the CPR agreement, Tunstall is obligated to pay to all holders of CPRs, and each holder of a CPR is entitled to receive, a pro rata portion of the first $5 million, plus 66.66% of any amounts in excess of $5 million, of proceeds received by the surviving company from either (i) a sale of AMAC’s interest in Lifecomm LLC, which we refer to as Lifecomm, (ii) an initial public offering of Lifecomm or (iii) a liquidation or dissolution of Lifecomm, each of which we refer to as a Lifecomm liquidity event.  In addition, if Tunstall is acquired by a third party or there is otherwise a change of control of Tunstall prior to a Lifecomm liquidity event, then the holders of CPRs will have the right, in lieu of a payment triggered by a Lifecomm liquidity event, as elected by the shareholder representatives and subject to the terms and conditions of the CPR agreement, to cause Tunstall to pay to each holder of a CPR $0.50 per CPR so long as certain financial hurdles relating to AMAC’s interest in Lifecomm are achieved.  If, the shareholder representatives elect to cause Tunstall to pay $0.50 per CPR, and following dispute resolution mechanics described in the CPR agreement the financial hurdles are determined to have not been met, the shareholder representatives will also have the right to cause Tunstall to use commercially reasonable efforts to sell AMAC’s interest in Lifecomm, subject to any required consents required by AMAC’s agreement with Lifecomm, which sale will be deemed to be a Lifecomm liquidity event and the proceeds will be paid by Tunstall as set forth above.  Any amounts payable by Tunstall to the holders of CPRs will be reduced by expenses of Tunstall, AMAC and the shareholder representatives relating to maintenance of the CPRs and holding or disposing of AMAC’s interest in Lifecomm.  CPRs will not be transferable, except in the limited circumstances specified in the CPR agreement.

There is no assurance that any payment will be made under the CPRs. There are numerous risks associated with the CPRs, including whether or not a Lifecomm liquidity event will occur, whether or not a change of control of Tunstall will occur, and whether or not  the financial hurdles will also be met at the time of such change of control. In addition, the CPRs are not freely transferable.  See “Description of the CPRs”.  In addition, the tax consequences regarding the receipt of the CPRs are uncertain.  See “Certain Material U.S. Federal Income Tax Consequences.” The summary of the CPR agreement in this proxy statement is qualified in its entirety by reference to the full text of the CPR agreement, which is included as Annex B to this proxy statement.

Background of the Merger (Page 19)

Our board of directors oversaw a process of investigating potential transactions with third parties to maximize value for our shareholders that culminated with the execution of the merger agreement on September 22, 2011.  For a description of this process, including:

•
the solicitation of interest in strategic transactions with parties with the greatest potential interest in, and capacity for, paying full value for our long-term prospects and completing a transaction with us without undue delay;

•	the deliberations of our board in connection with that process and its results; and

•	the negotiations with Tunstall,

see “The Merger—Background of the Merger.”

Reasons for the Merger (Page 26)

At a meeting held on September 22, 2011, our board of directors approved the merger with Tunstall and recommended it to our shareholders.  In the course of its deliberations, our board of directors considered a number of material positive factors and a number of potentially negative factors regarding the merger described in the section entitled “The Merger — Reasons for the Merger; Recommendation of AMAC’s Board of Directors.”  Our board of directors believed that, overall, the potential benefits of the merger to AMAC’s shareholders outweighed the risks and uncertainties both of alternatives to the merger and of the merger.  Accordingly, our board of directors concluded that the merger was in the best interests of our shareholders.

Recommendation of AMAC’s Board of Directors (Page 26)

Our board of directors has unanimously approved resolutions:

•	approving the merger agreement and the merger;

•	determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of AMAC and our shareholders;

•	directing that the merger agreement be submitted for approval and adoption at a special meeting of our shareholders; and

•	recommending that all of our shareholders vote for the adoption of the merger agreement.

Our board of directors recommends that you vote your shares of common stock FOR the proposal to adopt the merger agreement, FOR the proposal to adjourn the special meeting and FOR the non-binding proposal regarding certain merger-related executive compensation arrangements.

See “The Merger — Reasons for the Merger; Recommendation of AMAC’s Board of Directors.”

Opinion of AMAC’s Financial Advisor (Page 29)

In connection with the merger, AMAC’s financial advisor, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, delivered a written opinion, dated September 22, 2011, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of AMAC common stock.  The full text of Houlihan Lokey’s written opinion, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, is attached to this proxy statement as Annex D.   Houlihan Lokey’s opinion was furnished for the use and benefit of the board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect or implication of the merger.  The summary of Houlihan Lokey’s opinion in the proxy statement is qualified in its entirety by reference to the full text of its written opinion.  Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party.  Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the board of directors, any security holder or any other person or entity as to how to act or vote with respect to any matter relating to the merger or otherwise.  See “The Merger — Opinion of AMAC’s Financial Advisor.”

Interests of AMAC’s Executive Officers and Directors in the Merger (Page 37)

When you consider the recommendation of our board of directors that you vote in favor of the proposal to adopt the merger agreement, you should be aware that the executive officers and directors of AMAC have interests in the merger that may be different from, or in addition to, the interests of AMAC shareholders generally.  These interests include, among others, future employment arrangements with Tunstall, the acceleration of vesting and removal of restrictions with respect to stock options and other stock awards, change of control payments and continuation of rights to indemnification and liability insurance.  Our board of directors was aware of and considered these interests, among others, when it approved the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of AMAC.  See “The Merger—Interests of AMAC’s Executive Officers and Directors in the Merger.”

Share Ownership of, and Voting by, AMAC’s Directors and Executive Officers  (Page 15)

Concurrently with the execution of the merger agreement, each of our executive officers and directors (together representing ownership of approximately 26% of AMAC common stock as of the record date) executed voting agreements, pursuant to which such individuals agreed to, among other things, vote in favor of adoption of the merger agreement and approval of the transactions contemplated thereby on the terms and subject to the conditions set forth in the voting agreements.  The voting agreements are described in additional detail in the section entitled “Voting Agreements” beginning on page 61.  The summary of the voting agreements in this proxy statement is qualified in its entirety by reference to the full text of the voting agreement, which is included as Annex C to this proxy statement.

In addition, each of AMAC’s executive officers and directors has informed AMAC that he or she currently intends to vote all of such holder’s shares of common stock FOR the proposal to adjourn the special meeting and FOR the non-binding proposal regarding certain merger-related executive compensation arrangements.

 Key Terms of the Merger Agreement (Page 47)

Treatment of AMAC Common Stock, Options, Restricted Stock, Restricted Stock Units and Warrants (Page 48)

•
Common Stock.  At the effective time of the merger, each share of AMAC common stock, issued and outstanding (other than treasury shares of AMAC and any shares owned by Tunstall, merger sub or any wholly owned subsidiary of AMAC), will convert automatically into the right to receive (1) $8.55 in cash, without interest and less applicable withholding taxes, and (2) one CPR, providing for an opportunity for certain future cash payments subject to and in accordance with the CPR agreement described below.

•
Options.  At the effective time of the merger, each option to purchase shares under any stock option, stock purchase or equity compensation plan, arrangement or agreement of AMAC, or otherwise, whether vested or unvested, will be cancelled and will entitle the holder to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of the total number of shares subject to such stock option immediately prior to the effective time of the merger and the amount by which $8.55 exceeds the exercise price per share subject to such stock option, and, for each share subject to such stock option, one CPR, which will represent the rights provided for in the CPR agreement.

•
Restricted Stock. At the effective time of the merger, each share subject to restrictions on transfer and/or forfeiture granted under an AMAC equity plan or otherwise will become fully vested and will be converted automatically into the right to receive $8.55 in cash, without interest and less applicable withholding taxes, and one CPR, which will represent the rights provided for in the CPR agreement.

•
Restricted Stock Units.  At the effective time of the merger, each restricted stock unit granted under an AMAC equity plan or otherwise, whether vested or unvested, will be cancelled and the holder will be entitled to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of the total number of shares subject to such restricted stock unit immediately prior to the effective time and $8.55 in cash, and, for each share subject to such restricted stock unit, one CPR, which will represent the rights provided for in the CPR agreement.

•
Warrants.  At the effective time of the merger, each warrant to purchase AMAC common stock that is outstanding will be redeemed at the Black-Scholes Value of such warrant at that time, pursuant to the terms and conditions of such warrant.

Solicitation of Acquisition Proposals (Page 54)

We have agreed that we will not, and will cause our subsidiaries, and our directors, officers and employees not to (and will use our commercially reasonable efforts to cause our third party representatives not to and will not authorize any of our third party representatives to):

▪
solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

▪
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person other than Tunstall, merger sub or any representatives of the foregoing any information or data with respect to or for the purpose of facilitating, any acquisition proposal; or

▪
enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement requiring us to abandon, terminate or materially breach our obligations under the merger agreement.

We have also agreed to immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any person other than Tunstall, merger sub or any of their representatives conducted previously with respect to any acquisition proposal.

However, if at any time following the date of the merger agreement and prior to the time our shareholders adopt the merger agreement (i) we receive an unsolicited, bona fide written acquisition proposal that did not result from a material breach of our obligations under the preceding paragraph, and (ii) our board of directors determines in good faith (after consultation with outside counsel and a financial advisor) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and (after consultation with outside counsel)   that the failure to take the actions would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, we may take certain actions prohibited by the preceding paragraphs, so long as we comply with certain terms of the merger agreement. Furthermore, at any time before the merger agreement is adopted by our shareholders, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Tunstall.  See “The Merger Agreement—Termination Fees.”

Conditions to the Merger (Page 58)

The respective obligations of AMAC, Tunstall and merger sub to complete the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our shareholders, the expiration or termination of the waiting period under the HSR Act and any timing agreement with any government entity has expired or been terminated, the absence of any restraining orders, injunctions or other legal restraints prohibiting the merger, the accuracy of the representations and warranties by the parties and compliance by the parties with their respective obligations under the merger agreement.  The obligation of Tunstall and merger sub to complete the merger is also subject to the absence of any event, change or occurrence that has had individually or in the aggregate, a material adverse effect on us, as described under “The Merger Agreement—Representations and Warranties” beginning on page 49.

Termination (Page 59)

AMAC and Tunstall may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger by either Tunstall or AMAC, if:

•	the merger has not been completed on or before March 22, 2012, which we refer to as the outside date; or

•
if any court of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

•	if our shareholder meeting has been held and completed and our shareholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting.

The merger agreement may also be terminated by AMAC, if:

•
Tunstall shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, if occurring or continuing on the date on which the closing of the merger would otherwise occur would result in the failure of any of the conditions precedent to the obligations of AMAC to complete the merger to be satisfied and such breach or failure to perform cannot be or has not been cured or has not been waived by the earlier of (i) the outside date and (ii) 30 days after the giving of written notice to Tunstall of such breach or failure; or

•
at any time prior to the adoption of the merger agreement by our shareholders, if (A) subject to complying in all material respects the with terms and conditions set forth below in “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 54, our board of directors authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal, (B) we pay the termination fee discussed below and (C) concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to the superior proposal.

The merger agreement may also be terminated by Tunstall, if:

▪
AMAC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, if occurring or continuing on the date on which the closing of the merger would otherwise occur would result in the failure of any of the conditions precedent to the obligations of the Tunstall to complete the merger to be satisfied and cannot be or has not been cured or has not been waived by the earlier of (i) the outside date and (ii) 30 days after the giving of written notice to AMAC of such breach or failure; or

▪
AMAC or our board of directors (or any committee thereof) shall (i) at any time prior to obtaining the shareholder approval, have effected a recommendation change adverse to the Tunstall, (ii) at any time prior to the adoption of the merger agreement by our shareholders, approve, adopt, publicly endorse or recommend an acquisition proposal, or cause or permit AMAC or any of our subsidiaries to enter into, an alternative acquisition agreement for an acquisition proposal (other than an acceptable confidentiality agreement), or (iii) have materially breached its obligations discussed below in “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 54, in any material respect adverse to Tunstall.

 Termination Fees (Page 60)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page 60, AMAC may be obligated to pay a termination fee of $3.5 million.

Remedies (Page 60)

In the event that the termination fee discussed above under “Termination Fees” becomes payable pursuant to the merger agreement, the right of Tunstall to receive such amount will constitute each of Tunstall’s and merger sub’s sole and exclusive remedy for any termination of the merger agreement regardless of the circumstances giving rise to such termination, except that the termination of the merger agreement will not relieve any of the parties from liability arising out of or resulting from fraud or any willful or intentional breach of any representation, warranty or covenant contained in the merger agreement occurring prior to termination.

The Special Meeting (Page 14)

Time, Place and Purpose of the Special Meeting (Page 14)

The special meeting will be held at the offices of Moses & Singer LLP, 405 Lexington Avenue, 12th Floor, New York, New York 10174, on December 21, 2011 at 10:30 a.m., local time.  We refer to the special meeting and any adjournments or postponements thereof as the special meeting.

At the special meeting, holders of common stock of AMAC, par value $0.01 per share, which we refer to as AMAC common stock, will be asked to approve the proposal to adopt the merger agreement, to approve any adjournments of the special meeting, if determined necessary by AMAC, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt the merger agreement, and to approve, by non-binding, advisory vote, certain compensation arrangements for certain of AMAC’s named executive officers in connection with the merger.

Record Date, Voting Power and Quorum (Page 14, 15)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on November 4, 2011, which AMAC has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of common stock that you owned on the record date.  As of the record date, there were 9,622,012 shares of common stock outstanding and entitled to vote at the special meeting, held by approximately 259 holders of record.  A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page 15)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least two-thirds of all of the outstanding shares of AMAC common stock entitled to vote thereon.  If you fail to grant a proxy or vote in person at the special meeting, abstain from voting, or do not provide your broker, bank or other nominee with voting instructions, this will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

For more information relating to the agreement by our executive officers and directors to vote in favor of adoption of the merger agreement, see “Voting Agreements” beginning on page 61.

Approval of the proposal to approve any adjournments of the special meeting, if determined necessary by AMAC, requires the affirmative vote of holders of a majority of the votes cast on the matter at the special meeting.  If you abstain from voting, or if you fail to submit a proxy or to vote in person at the special meeting or do not provide your bank, broker or other nominee with voting instructions, as applicable, such actions will not count as votes “cast” and, as a result, will not have any effect on the proposal to adjourn the special meeting.

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of holders of a majority of the votes cast on the matter at the special meeting. If you abstain from voting, or if you fail to submit a proxy or to vote in person at the special meeting or do not provide your broker, bank or other nominee with voting instructions, as applicable, such actions will not count as votes “cast” and, as a result, will not have any effect on the non-binding proposal regarding certain merger-related executive compensation arrangements.  Shareholders should note that a pproval of these compensation arrangements is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only.

Regulatory Approvals (Page 45)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and until the expiration of a 30 calendar day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective notification and report forms. If the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Material prior to the expiration of the waiting period, the parties must observe a second 30 calendar day waiting period, which would begin to run only after both parties have substantially complied with the request for information, unless the waiting period is terminated earlier or extended with the consent of the parties.  On October 17, 2011, AMAC and Tunstall filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division.  AMAC and Tunstall each received confirmation of early termination of the initial waiting period under the HSR Act effective as of October 28, 2011.

Material U.S. Federal Income Tax Consequences of the Merger (Page 67)

In general, the receipt by a U.S. holder of cash and CPRs in exchange for shares of AMAC common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws).  The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CPRs, with respect to which there is uncertainty.

Tax matters can be complicated.  AMAC shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, and in particular, in connection with the legal and factual uncertainty regarding the valuation and tax treatment of the CPRs.  See “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Market Price and Dividend Data (Page 72)

Our common stock is listed on The NASDAQ Capital Market under the symbol “AMAC.” The closing sale price of our common stock on The NASDAQ Capital Market on September 22, 2011, the last trading day prior to the public announcement of the merger, was $5.69 per share.  On November 15, 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing sale price of our common stock on The NASDAQ Capital Market was $8.60 per share.  We urge you to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Delisting and Deregistration of AMAC Common Stock (Page 46)

If the merger is completed, our common stock will no longer be traded on The NASDAQ Capital Market and will be deregistered under the Exchange Act.   As such, we would no longer file periodic reports with the SEC on account of our common stock.

No Appraisal Rights (Page 46)

The New York Business Corporation Law does not provide for shareholders to have the right to seek appraisal of the value of their shares of AMAC common stock in connection with the merger.

Litigation Relating to the Merger (Page 45)

 Following the September 22, 2011 announcement of the merger agreement, on or about September 28, 2011, a purported class action lawsuit was filed against AMAC and the members of our board of directors by Joseph Weiss, on behalf of himself and all similarly situated shareholders.  The complaint was filed in the Supreme Court of the State of New York, County of Nassau.  The lawsuit asserts claims for breach of fiduciary duty against AMAC’s directors, some of whom are also officers.  The lawsuit seeks injunctive relief preventing the merger, recovery of damages as a result of the alleged actions of AMAC’s directors, and costs, and disbursements of the lawsuit, including attorneys’, accountants’ and experts’ fees.

On or about September 30, 2011, a purported shareholder’s class action complaint was filed against AMAC, the members of our board of directors, Tunstall and merger sub by Diane Kent, on behalf of herself and all similarly situated shareholders.  The complaint was filed in the Supreme Court of the State of New York, County of Queens.  The lawsuit asserts claims for breach of fiduciary duty against the members of our board of directors and aiding and abetting breach of fiduciary duty against AMAC, Tunstall and merger sub.  The lawsuit seeks to enjoin the defendants from completing the merger, commencement of an unspecified sales process, imposition of a constructive trust, attorneys’ and experts’ fees and costs and other equitable relief.

On or about October 24, 2011, a purported shareholder’s class action complaint was filed against AMAC and the members of our board of directors by Joyce Fauci, on behalf of herself and all similarly situated shareholders.  The complaint was filed in the Supreme Court of the State of New York, County of Queens.  The lawsuit asserts claims for breach of fiduciary duty against the members of our board of directors and aiding and abetting breach of fiduciary duty against AMAC.  The lawsuit seeks to enjoin the defendants from completing the merger, rescission or rescissory damages, an accounting for damages caused by the defendants and all profits and special benefits obtained as a result of the alleged breach of fiduciary duty, and costs of the lawsuit, including attorneys’, and experts’ fees.

On October 27, 2011, the plaintiffs in the actions commenced in Queens, Diane Kent and Joyce Fauci (together, the “Queens Plaintiffs”), filed a motion seeking to consolidate the actions they commenced, as well as any subsequently filed related actions, under the index number for the action commenced by Diane Kent, designating the caption of the requested resulting consolidated action as In re American Medical Alert Corp. Shareholder Litigation and appointing the law firms of Robbins Umeda LLP and Levi & Korsinsky LLP as Co-Lead Counsel in the requested consolidated action.  The Queens Plaintiffs advise the Court in their motion that Joseph Weiss, who commenced the action pending in Nassau County, supports the motion and has agreed to coordinate efforts and jointly prosecute a consolidated action in Queens County.   The  Queens Plaintiffs’ motion is pending.

AMAC and our board of directors believe that these lawsuits are without merit and intend to defend them vigorously.

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDERS MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the shareholders meeting. These questions and answers may not address all questions that may be important to you as a shareholder of AMAC.  Please refer to the preceding “Summary” section and the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement, which you should read carefully and in their entirety.

Q.	What is the proposed transaction and what effects will it have on AMAC?

A.
The proposed transaction is the acquisition of AMAC by Tunstall pursuant to the merger agreement.  If the proposal to adopt the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, merger sub will merge with and into AMAC.  Upon completion of the merger, merger sub will cease to exist and AMAC will continue as the surviving corporation. As a result of the merger, AMAC will become a wholly owned subsidiary of Tunstall and will no longer be a publicly held corporation.  You will no longer have any interest in our future earnings or growth, other than with respect to potential future payments under the CPRs as they relate to AMAC’s interest in Lifecomm, subject to and in accordance with the CPR agreement described below in this proxy statement, and you will not have an ownership interest in Tunstall.  In addition, if the merger is completed, AMAC common stock will be delisted from NASDAQ and deregistered under the Exchange Act.  As a result, we would no longer file periodic reports with the Securities and Exchange Commission on account of AMAC common stock.

Q.	What will I receive if the merger is completed?

A.
Upon completion of the merger, you will be entitled to receive the merger consideration of (1) $8.55 in cash, without interest and less applicable withholding taxes, and (2) one CPR, providing for an opportunity for certain future cash payments subject to and in accordance with the CPR agreement described below in this proxy statement.  For example, if you own 100 shares of AMAC common stock, you will receive $855.00 in cash, less any applicable withholding taxes, and 100 CPRs in exchange for your shares of AMAC common stock.  See “The Merger Agreement — Treatment of AMAC Common Stock, Options, Restricted Stock, Restricted Stock Units and Warrants,” and “Description of the CPRs.”

Q:	What will happen in the merger with any options that I hold to acquire AMAC common stock under AMAC’s stock incentive plans?

A:
Holders of options, whether vested or unvested, with an exercise price below the $8.55 cash consideration per share will receive, for each share of AMAC common stock subject to such option, (1) a cash payment equal to the difference between $8.55 and the exercise price of the option, without interest and less any applicable withholding taxes, and (2) one CPR.

Q.	What are the CPRs?

A.
The CPRs are contingent payment rights to be issued in the merger by Tunstall.  Each CPR represents the right to receive a pro rata portion of certain cash payments that may be required to be paid by Tunstall.  Tunstall is obligated to pay to all holders of CPRs, and each holder of a CPR is entitled to receive, a pro rata portion of the first $5 million, plus 66.66% of any amounts in excess of $5 million, of proceeds received from a Lifecomm liquidity event.  Alternatively, if Tunstall is acquired by a third party, or there is otherwise a change of control of Tunstall, prior to a Lifecomm liquidity event, then the holders of CPRS will have the right, as elected by the shareholder representatives and subject to the terms and conditions of the CPR Agreement, to cause Tunstall to pay to each holder of a CPR, $0.50 per CPR in lieu of receiving payments triggered by a Lifecomm liquidity event, so long as certain financial hurdles relating to the value of AMAC’s interest in Lifecomm are achieved.  See “Description of the CPRs.”

Q.	Are the CPRs transferable?

A.
The CPRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through (i) the transfer of any or all of the CPRs held by such holder (upon the death of the holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CPRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) not made or effected with the purpose or intent of circumventing the transfer restrictions set forth in the CPR agreement or in connection with the dissolution or liquidation of any corporation, limited liability company, partnership or other entity; or (vii) the abandonment of the CPR by the holder through the transfer of a CPR to Tunstall without consideration therefor. See “Description of the CPRs.”

Q.	When do you expect the merger to be completed?

A.
We are working toward completing the merger as quickly as possible.  The merger could be completed as early as the fourth quarter of 2011.  However, we cannot assure you when or if the merger will occur.  In addition to shareholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived.

Q.	What happens if the merger is not completed?

A.
If the merger agreement is not adopted by the shareholders of AMAC or if the merger is not completed for any other reason, the shareholders of AMAC will not receive any payment for their shares of common stock. Instead, AMAC will remain a stand-alone public company, and AMAC common stock will continue to be listed on NASDAQ.  Under specified circumstances, AMAC may be required to pay Tunstall a termination fee or reimburse Tunstall for expenses, as described under “The Merger Agreement — Termination Fees.”

Q.	Is the merger expected to be taxable to me?

A.
Yes.  The receipt by a U.S. holder of cash and CPRs in exchange for shares of AMAC common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws).  The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CPRs, with respect to which there is uncertainty.

Tax matters can be complicated.  AMAC shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, and in particular, in connection with the legal and factual uncertainty regarding the valuation and tax treatment of the CPRs.  See “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Q:	How does the cash portion of the merger consideration compare to the market price of AMAC common stock prior to public announcement of the merger?

A:
The cash portion of the merger consideration represents a premium of approximately 50% over the closing sale price of AMAC common stock on September 22, 2011, the last trading day prior to the public announcement of the merger agreement.  In addition, it represents a premium of approximately 64.6%, 59.0% and 56.3%, respectively, over the one, three and six month average closing share prices, and a premium of approximately 51.0% over the one year average closing share price, of AMAC’s common stock, prior to market close on September 22, 2011.

Q:	Will the merger consideration I receive in the merger increase if, prior to completion of the merger, the results of operations of AMAC improve or if the market price of AMAC common stock increases?

A:
No. The merger consideration payable for each share of AMAC common stock at closing is fixed at (1) $8.55 in cash, without interest and less applicable withholding taxes, and (2) one CPR, and the payment received at closing will not change regardless of the results of operations of AMAC or the price of publicly traded common stock of AMAC.

Q	Do any of AMAC’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A:
Yes.  In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. Our board of directors was aware of and considered these interests, among other matters, in approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of AMAC.  See “The Merger — Interests of AMAC’s Executive Officers and Directors in the Merger” for a more detailed discussion.

Q.	Why am I receiving this proxy statement and other proxy materials?

A.
You are receiving this proxy statement and proxy card because you own shares of AMAC common stock and our board of directors is soliciting your proxy to vote with respect to the proposals described herein.  This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of AMAC common stock with respect to such matters.

Q.	What am I being asked to vote on?

A.	You are being asked to vote on the following:

•	The approval of a proposal to adopt the merger agreement, which provides for the acquisition of AMAC by Tunstall;

•
The approval of a proposal to approve any adjournments of the special meeting, if determined necessary by AMAC, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt the merger agreement; and

•	The approval by non-binding, advisory vote, of certain compensation arrangements for our named executive officers in connection with the merger.

Q.	What are the voting recommendations of our board of directors?

A.
Our board of directors unanimously recommends that you vote your shares of common stock FOR the proposal to adopt the merger agreement, FOR the proposal to adjourn the special meeting and FOR the non-binding proposal regarding certain merger-related executive compensation arrangements.

Q.	When and where is the special meeting?

A.	The special meeting of AMAC shareholders will be held at the offices of Moses & Singer LLP, 405 Lexington Avenue, 12th Floor, New York, New York 10174, at 10:30 a.m. on December 21, 2011, local time.

Q.	Who may vote?

A.
You may vote if you owned AMAC common stock as of the close of business on the record date, which is November 4, 2011.  Each share of common stock is entitled to one vote.  As of the record date, there were 9,622,012 shares of common stock outstanding and entitled to vote at the special meeting, held by approximately 259 shareholders of record.

Q.	How many votes must be present to hold the special meeting?

A.	A majority of the outstanding shares of AMAC common stock entitled to vote at the special meeting, represented in person or by proxy at the special meeting, will constitute a quorum.

Q:	What is the difference between holding shares as a shareholder of record or in “street name”?

A:
If your shares are registered directly in your name with AMAC’s transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareholder of record.” If you are a shareholder of record, this proxy statement and the enclosed proxy card have been sent directly to you by AMAC.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”  This proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record.  As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction form provided by such party with this proxy statement.  If you do not provide instructions on how to vote your shares to your broker, bank or other nominee, your shares will not be counted as present for purposes of establishing a quorum and will not be voted at the special meeting.  Such failure to provide voting instructions will also have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Q:	How do I vote my shares at the special meeting?

A:
If you are entitled to vote at the special meeting and you are a shareholder of record, you can submit a proxy before the special meeting, or vote in person by completing a ballot at the special meeting.  However, in order to ensure your vote is counted if you are not able to attend the special meeting, AMAC encourages you to submit a proxy before the special meeting, even if you plan to attend the special meeting.  If you are a shareholder of record, you may submit a proxy for your shares by completing, signing and dating the enclosed proxy card and mailing it in the pre-paid envelope included with these proxy materials.  If your shares of common stock are held in “street name,” you may direct your broker, bank or other nominee to submit a proxy by following the instructions that the broker, bank or other nominee provides to you with these materials.   If your shares of common stock are held in “street name,” and you wish to vote your shares in person at the special meeting, you must obtain a proxy authorizing you to vote such shares from your broker, bank or other nominee and present it to the inspector of elections with your ballot when you vote at the special meeting.

Q.	Will my shares of AMAC common stock be voted if I do not provide my proxy or instruct my broker to vote my shares?

A.	If you are the shareholder of record and you do not vote or provide a proxy, your shares of AMAC common stock will not be voted.

  If your shares of common stock are held in “street name,” they will not be voted if you do not provide your broker, bank or other nominee with voting instructions.  Currently, brokers, banks or other nominees have the authority to vote shares of common stock for which their customers do not provide voting instructions on certain “routine” matters.  However, brokers, banks and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals included in this proxy statement.  As a result, absent specific instructions from you, as the beneficial owner of such shares of AMAC common stock, brokers, banks and other nominees are not empowered to, and will not, vote those shares of common stock on any of the proposals to be voted on at the special meeting.  This will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	sending a written, dated notice to our Corporate Secretary stating that you would like to revoke your proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•
attending the special meeting and voting in person by ballot (your attendance at the special meeting will not, by itself, revoke your proxy, you must vote in person at the special meeting to revoke your proxy).

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

Q.	What vote is required to approve the proposal to adopt the merger agreement?

A.
The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote thereon.  If you fail to grant a proxy or vote in person at the special meeting, abstain from voting, or do not provide your broker, bank or other nominee with voting instructions, this will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Concurrently with the execution of the merger agreement, each of our executive officers and directors (together representing ownership of approximately 26% of AMAC common stock as of the date of this proxy statement) executed voting agreements, pursuant to which such individuals agreed to, among other things, vote in favor of adoption of the merger agreement and approval of the transactions contemplated thereby on the terms and subject to the conditions set forth in the voting agreements.  See “Voting Agreements.”

Q.	What vote is required to approve the proposal to adjourn the special meeting?

A.
Approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the votes cast on the matter at the special meeting.  If you abstain from voting, or if you fail to submit a proxy or to vote in person at the special meeting or do not provide your bank, broker or other nominee with voting instructions, as applicable, such actions will not count as votes “cast” and, as a result, will not have any effect on the proposal to adjourn the special meeting.

Q.	What vote is required to approve the non-binding proposal regarding certain merger-related executive compensation arrangements?

A.
Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the votes cast on the matter at the special meeting.  If you abstain from voting, or if you fail to submit a proxy or to vote in person at the special meeting or do not provide your broker, bank or other nominee with voting instructions, as applicable, such actions will not count as votes “cast” and, as a result, will not have any effect on the non-binding proposal regarding certain merger-related executive compensation arrangements.  Shareholders should note that a pproval of these compensation arrangements is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only.

Q.	Who may attend the special meeting?

A.
All AMAC shareholders or their duly appointed proxies, and AMAC’s invited guests may attend the special meeting.  Seating is limited and admission is on a first-come, first-served basis.  Please be prepared to present valid photo identification for admission to the special meeting.  If you hold shares of AMAC common stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you would like to attend the special meeting, you will need to bring a valid photo identification and proof of ownership, such as a brokerage statement as of a recent date, a copy of your voting instruction form or a proxy from your broker, bank or other nominee.  Shareholders of record will be verified against an official list of shareholders of record as of the record date available in the registration area at the special meeting.  We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership.

Q:	What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, and the documents which we refer to in this proxy statement and to consider how the merger affects you.  Then mail your completed, dated and signed proxy card or voting instruction form in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.  You are also invited to attend the special meeting in person, although you do not need to attend the special meeting to have your shares voted.

Q:	Who will count the votes?

A.	A representative of Continental Stock Transfer & Trust Company will serve as the independent inspector of elections and will count the votes.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares.

Q.	Should I send in my stock certificates now?

A.
No.  You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may surrender your shares of common stock in exchange for the merger consideration.  If your shares of common stock are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, is necessary to effect the surrender of your shares of common stock in exchange for the per share merger consideration.  Please do NOT return your stock certificate(s) with your proxy.

Q.	What happens if I sell my shares of AMAC common stock before the special meeting?

A.
The record date for shareholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger.  If you transfer your shares of AMAC common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	Am I entitled to exercise dissenters’ rights of appraisal instead of receiving the merger consideration for my shares of common stock?

A.	No. The New York Business Corporation Law does not provide for shareholders to have the right to seek appraisal of the value of their shares of AMAC common stock in connection with the merger.

Q.	Who can help answer my other questions?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of AMAC common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Okapi Partners LLC, our proxy solicitor, by telephone at (877) 259-6290 (toll-free within the U.S. and Canada) or via email at info@okapipartners.com .

Alternatively, you may contact us:

American Medical Alert Corp.
36-36 33rd Street
Long Island City, New York  11106
(212) 879-5700

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The special meeting will be held at the offices of Moses & Singer LLP, 405 Lexington Avenue, 12th  Floor, New York, New York 10174, on December 21, 2011 at 10:30 a.m., local time, unless the special meeting is adjourned or postponed.  At the special meeting, holders of common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting and to approve the non-binding proposal regarding certain merger-related executive compensation arrangements.

 Record Date; Shares Entitled to Vote; Outstanding Shares

Only shareholders listed on AMAC’s records at the close of business on November 4, 2011, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting, or any adjournments or postponements of the special meeting.  As of the close of business on the record date, there were 9,622,012 shares of AMAC common stock outstanding and entitled to vote at the special meeting, held by approximately 259 holders of record.  Each holder of AMAC common stock is entitled to one vote for each share of AMAC common stock held as of the record date.

A complete list of AMAC shareholders of record entitled to vote at the special meeting will be available for inspection at the place of the special meeting during the special meeting.

How to Vote

If you are a shareholder of record, there are two ways to vote:

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	By attending the special meeting and voting in person by ballot.

Based on your proxies, the named proxies will vote your shares according to your directions.  If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting.  If you are a shareholder of record, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.  If you attend the special meeting and vote in person, your vote by ballot will replace and revoke any proxy previously submitted.

If your shares are held in “street name” in an account at a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides you with this proxy statement.  These shares will not be voted if you do not provide your broker, bank or other nominee with voting instructions.  Currently, brokers, banks or other nominees have the authority to vote shares of common stock for which their customers do not provide voting instructions on certain “routine” matters.  However, brokers, banks and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals included in this proxy statement.  As a result, absent specific instructions from you, as the beneficial owner of such shares of AMAC common stock, brokers, banks and other nominees are not empowered to, and will not, vote those shares of common stock on any of the proposals to be voted on at the special meeting.  These non-voted shares will have the same effect of votes AGAINST the adoption of the merger agreement.   Note that if your shares are held in “street name” and you wish to vote in person at the special meeting, you must obtain a proxy from your bank, broker or other nominee authorizing you to vote such shares and present it to the inspector of election with your ballot when you vote at the special meeting.

Shareholders should not send stock certificates with their proxies.   A letter of transmittal and instructions for the surrender of AMAC common stock certificates will be mailed to AMAC shareholders of record shortly after the completion of the merger.   If your shares of common stock are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, is necessary to effect the surrender of your shares of common stock in exchange for the merger consideration.

Quorum

In order to transact business at the special meeting, a quorum of AMAC’s shareholders must be present.  A quorum will exist if holders of a majority of the outstanding shares of AMAC common stock as of the close of business on the record date are present in person, or represented by proxy, at the special meeting.  If a quorum is not present, it is expected that the special meeting will be adjourned to a later date pursuant to the discretionary authority granted to the named proxies in the proxy card.   Shares of AMAC common stock represented at the special meeting but not voting, including shares of AMAC common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum.   If you hold your shares in “street name” and you do not direct your broker, bank or other nominee to vote, such your unvoted shares will not be treated as present at the special meeting for purposes of determining the presence or absence of a quorum.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote thereon.  If a holder of AMAC common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the merger agreement proposal.  If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee to vote, in accordance with the instructions you have received from your broker, bank or other nominee.  As described above under “Information About the Special Meeting - How to Vote”, brokers, banks and other nominees who hold shares of AMAC common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers.  These non-voted shares will have the same effect of votes AGAINST the adoption of the merger agreement.

Approval of the proposal to adjourn the special meeting to solicit additional proxies requires the affirmative vote of the majority of the votes cast on the matter at the special meeting.  If a holder of AMAC common stock abstains from voting or does not vote, either in person or by proxy, or does not direct his, her or its broker to vote, such actions will not count as votes “cast” and, as a result, will not have any effect on the adjournment proposal.

Approval of the non-binding, advisory vote regarding certain merger-related executive compensation arrangements requires the affirmative vote of the majority of the votes cast on the matter at the special meeting.  If a holder of AMAC common stock abstains from voting or does not vote, either in person or by proxy, or does not direct his, her or its broker to vote, such actions will not count as votes “cast” and, as a result, will not have any effect on the non-binding, advisory vote regarding certain merger-related executive compensation arrangements.

Share Ownership of, and Voting by, AMAC’s Directors and Executive Officers

At the close of business on November 4, 2011, the record date for the special meeting, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, 2,473,532 shares of common stock (excluding (1) shares issuable upon the exercise of stock options and (2) shares issuable upon vesting of restricted stock units), which represented approximately 26% of the shares of our outstanding common stock on that date.

Concurrently with the execution of the merger agreement, each of our executive officers and directors executed voting agreements, pursuant to which such individuals agreed to, among other things, vote in favor of adoption of the merger agreement and approval of the transactions contemplated thereby on the terms and subject to the conditions set forth in the voting agreements.  The voting agreements terminate automatically upon the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement pursuant to its terms, (iii) notice by Tunstall to the applicable director or officer or (iv) at the option of the applicable director or officer, upon notice by such director or officer to Tunstall, upon the making of any change or amendment to the merger agreement that reduces the amount or form of consideration payable pursuant to the merger agreement in any material respect, in each case in this clause (iv) without the prior written consent of such director or officer.  The voting agreements are described in additional detail in the section entitled “Voting Agreements” beginning on page 61.  The summary of the voting agreements in this proxy statement is qualified in its entirety by reference to the full text of the voting agreement, which is included as Annex C to this proxy statement.

In addition, each of AMAC’s executive officers and directors has informed AMAC that he or she currently intends to vote all of such holder’s shares of common stock FOR the proposal to adjourn the special meeting and FOR the non-binding proposal regarding certain merger-related executive compensation arrangements.

Voting Deadline

If you vote by mailing a proxy card, AMAC must receive your proxy card no later than the close of business on Tuesday, December 20, 2011. You may also vote in person at the special meeting.

Voting by Proxies on Your Behalf

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of AMAC common stock in the way that you indicate.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted FOR the proposal to adopt the merger agreement, FOR the proposal to adjourn the special meeting and FOR the non-binding, advisory proposal regarding certain merger-related executive compensation arrangements.

Revoking Your Proxy

If you are a shareholder of record, you have the right to revoke a proxy at any time before it is voted at the special meeting by:

•	sending a signed notice of revocation to the Corporate Secretary of AMAC;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote.  You may also vote in person at the special meeting if you obtain a proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed pursuant to the discretionary authority granted to the named proxies in the proxy card.  Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice, unless our board of directors fixes a new record date.  At any adjourned meeting, we may transact any business which may have been transacted at the original meeting.  We may also postpone the special meeting under certain circumstances.

We have also separately requested your vote upon a proposal to approve any adjournments of the special meeting, if determined necessary by AMAC, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt the merger agreement. See “Adjournment of the Special Meeting (Proposal 2).”  The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt the merger agreement.

Attendance of the Special Meeting

Only AMAC shareholders or their duly appointed proxies, and AMAC’s invited guests   have the right to attend the special meeting.  To gain admittance, you must present a valid photo identification, such as a driver’s license or passport.  If you hold shares of common stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you would like to attend the special meeting, you will need to bring a valid photo identification and proof of ownership, such as a brokerage statement as of a recent date, a copy of your voting instruction form or a proxy from your broker, bank or other nominee. If you wish to vote in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder.  Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

This proxy statement is being furnished in connection with the solicitation of proxies to vote shares of AMAC common stock by our board of directors to be voted at the special meeting.

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us.  We have retained Okapi Partners LLP to aid in the solicitation of proxies and to verify records relating to the solicitation.  Okapi will receive a fee for its services of $12,500, plus fees for direct telephone solicitations of shareholders, and expense reimbursement.  We will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses.  In addition, our directors, officers and employees may, without additional compensation, solicit proxies from shareholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger—Interests of AMAC’s Executive Officers and Directors in the Merger.”  We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and obtaining your voting instructions.

Assistance

If you have questions about the merger, the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact  Okapi Partners LLC, our proxy solicitor, by telephone at (877) 259-6290 (toll-free within the U.S. and Canada) or via email at info@okapipartners.com .

PARTIES TO THE MERGER

American Medical Alert Corp.
36-36 33rd Street, Suite 103
Long Island City, NY 11106
Telephone Number: (212) 879-5700

American Medical Alert Corp. was founded and incorporated in New York in 1981.  AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community.  AMAC’s product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services.  AMAC operates nine U.S.-based communication centers to support the delivery of high quality, healthcare communications.

AMAC common stock is listed on The NASDAQ Capital Market, under the symbol “AMAC.”

Additional information regarding AMAC is contained in our filings with the SEC.  See “Where You Can Find More Information.”

Tunstall Healthcare Group Limited
Whitley Lodge, Whitley Bridge
Yorkshire, DN14 OHR, UK
Telephone Number: +44 1977 661 234

Tunstall, a Private Company Limited by Shares incorporated in England and Wales, is a leading provider of telecare/telehealth solutions. Operating in more than 30 countries and employing over 1,100 people, Tunstall supports 2.5 million people around the world. Tunstall’s philosophy is simple - to protect, support and care for people - by providing healthcare technology and services that enable anyone requiring support and reassurance, such as older people or those with long term needs, to lead an independent life with dignity and reassurance. Tunstall provides complete and fully-integrated telecare and telehealth solutions for home, assisted living and specialist care environments, hospital communication systems, associated support services, response centre software systems and monitoring services.

Monitor Acquisition Corp.

c/o Tunstall Healthcare Group Limited
Whitley Lodge, Whitley Bridge
Yorkshire, DN14 OHR, UK
Telephone Number: +44 1977 661 234

Monitor Acquisition Corp. is a New York corporation and a wholly owned subsidiary of Tunstall that was formed by Tunstall solely for the purpose of facilitating the acquisition of AMAC.  To date, merger sub has not carried on any activities other than those related to its formation and completing the transactions contemplated by the merger agreement. By operation of the merger, merger sub will be merged with and into AMAC, merger sub’s separate existence will cease and AMAC will become a wholly-owned subsidiary of Tunstall.

Each of Tunstall and merger sub are affiliates of Charterhouse.  Charterhouse is a London-based private equity firm, which has specialized in management buyout investments in European companies for over 30 years and which has a long-standing affiliation with US investors.  Charterhouse has investments across a range of sectors, including healthcare, business services/support services companies, financial services, leisure and consumer brands.

THE MERGER
(PROPOSAL 1)

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A .  You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Description of the Merger

The merger agreement provides that merger sub will merge with and into AMAC. AMAC will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, AMAC will cease to be a publicly traded company.  You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of AMAC common stock  (other than treasury shares of AMAC and any shares of AMAC common stock owned by Tunstall, merger sub or any wholly owned subsidiary of AMAC) will be automatically cancelled and converted into the right to receive (1) $8.55 in cash, without interest and less any applicable withholding taxes, and (2) one CPR , providing for an opportunity for certain future cash payments subject to and in accordance with the CPR agreement described below.

Background of the Merger

During early 2008, our board of directors held discussions about strategic alternatives available to AMAC and options for increasing shareholder value.  In connection with this review, our board of directors consulted with AMAC’s legal counsel, Moses & Singer, and decided to interview various investment banking firms to potentially act as AMAC’s financial advisor.  AMAC subsequently engaged Houlihan Lokey as its financial advisor to assist management and our board of directors in connection with this review.

On August 26, 2008, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to discuss potential strategic alternatives for AMAC.  Our board of directors discussed with Houlihan Lokey the possibility of conducting, with the assistance of management and on behalf of AMAC, a third-party solicitation process in which a select group of companies would be contacted to determine their interest, if any, in exploring a potential acquisition transaction with AMAC.  Our board of directors approved the commencement of efforts by Houlihan Lokey to assist management in the preparation of AMAC’s information memorandum.  Our board of directors emphasized in this meeting that no decision to pursue any transaction had been made and that the purpose of the solicitation process, if undertaken, was to assist AMAC in analyzing its potential strategic alternatives.

On October 8, 2008, our board of directors determined not to proceed with the third-party solicitation process in light of market conditions and the worsening of the financial crisis in September/October of 2008.  Our board of directors concluded that the extraordinary market conditions made it inopportune to conduct a “market check” on AMAC.  No parties had been contacted as of that date in connection with the proposed process.

On or about December 18, 2008, a representative of a potential strategic buyer, which we refer to as Company A, contacted Howard Siegel, AMAC’s Chairman, and expressed an interest in discussing a potential acquisition of AMAC by Company A.  Company A’s interest in pursuing an acquisition of AMAC was not solicited by AMAC or its advisors.  Howard Siegel informed Mr. Rhian, CEO of AMAC, of the expression of interest.  Mr. Rhian had a preliminary conversation with the Company A representative to better understand Company A’s potential interest.  During that conversation, the Company A representative discussed the rationale for Company A’s proposed acquisition of AMAC and suggested that the parties meet to engage in discussions.  Company A did not propose a purchase price or any terms for a transaction during this conversation.

On December 29, 2008, our board of directors held a meeting, together with representatives of AMAC’s management and legal and financial advisors, at which Messrs. Siegel and Rhian informed our board of directors of their conversations with the Company A representative.  At that meeting, our board of directors authorized Mr. Rhian to meet with the Company A representative to engage in discussions regarding Company A’s proposed transaction.

On January 6, 2009, our board of directors held a meeting, together with representatives of AMAC’s management and legal and financial advisors, and engaged in additional discussions concerning the potential interest of Company A.

On March 6, 2009, Mr. Rhian met with the Company A representative to discuss further Company A’s potential interest in acquiring AMAC in an all-cash transaction. Company A did not communicate a proposed valuation of AMAC and our discussion was limited to Company A expressing its view of the perceived benefits of combining the businesses of AMAC and Company A.

On March 9, 2009, our board of directors held a meeting, together with representatives of AMAC’s management and legal and financial advisors.  Mr. Rhian reported on the discussion held with the Company A representative.  Our board of directors instructed Mr. Rhian to continue his discussions with Company A with respect to a potential transaction.  Our board of directors also directed our legal counsel to prepare and negotiate a non-disclosure and standstill agreement prior to engaging in further discussions with Company A, which agreement subsequently was executed by AMAC and Company A on March 10, 2009.

On April 14, 2009, Mr. Rhian reported to our board of directors that Company A had advised Mr. Rhian on April 12th that it had suspended its discussions with AMAC due to Company A’s recent weak financial performance.

On June 24, 2009, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to discuss the status of the M&A market.  Houlihan Lokey noted for our board of directors that the financial crisis continued to negatively impact the M&A market.  After taking into consideration the status of the M&A market and economy in general, our board of directors once again determined to delay proceeding with a third-party solicitation process.

On August 21, 2009, Mr. Rhian received an email from a representative of Company A suggesting that Company A and AMAC reinitiate discussions regarding a possible acquisition of AMAC.

On November 2, 2009, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to further discuss the status of the M&A market and Company A’s recent request to reinitiate discussions.  At this meeting, our board of directors authorized Mr. Rhian to meet with the representatives of Company A.

On November 20, 2009, in accordance with our board of directors’ directives, Mr. Rhian, together with representatives of Houlihan Lokey, met with representatives of Company A. Company A indicated that it was interested in an acquisition of AMAC’s HSMS division and not the entire company or AMAC’s TBCS division.   Company A indicated a purchase price for the HSMS division of $45 million, and proposed that the remainder of AMAC’s assets be divested.  Company A asserted that the proposed transaction implied a $9.27 per share price on a fully diluted basis, assuming the other division had an equal value.  Company A indicated that it wished to take no risk with regard to owning or disposing of the TBCS division.  In response to AMAC’s concerns that an asset sale might not be tax efficient for AMAC’s shareholders, Company A indicated that there could be some flexibility with respect to a stock purchase structure pursuant to which Company A would acquire AMAC’s outstanding shares after disposition of the TBCS division, instead of an asset sale. Mr. Rhian advised the Company A representatives that he would discuss Company A’s alternative structure with our board of directors.

On November 25, 2009, our board of directors convened a meeting, together with representatives of AMAC’s management and legal and financial advisors, at which our board of directors was informed of the meeting on November 20th with Company A.  Our board of directors discussed Company A’s proposed transaction with management and Houlihan Lokey.  Our board of directors determined that it was inappropriate for Company A to assume that the valuation of the two divisions would be approximately equal, and that such assumption did not take into account the potential tax consequences of divesting the TBCS division or the fact that the valuation of TBCS businesses are typically significantly lower than HSMS businesses based on comparable profit and revenue. Our board of directors concluded, therefore, that the $9.27 per share value Company A implied would likely be significantly less.  Our board of directors also concluded that the proposal undervalued AMAC’s HSMS division and that the proposed structure would be difficult to execute, particularly with respect to coordinating the divestiture of AMAC’s TBCS division and a merger with Company A.  Our board of directors then directed Mr. Rhian to advise Company A of our board of directors’ views and that, while AMAC might contact it for further discussions, it also would explore its other opportunities.  Our board of directors also determined during that meeting that, in light of the improvement in the M&A market, AMAC would direct Houlihan Lokey to contact companies that might be interested in exploring a potential acquisition of AMAC.  Our board of directors emphasized, however, that no decision had been made as to whether it would be advisable to engage in a sale transaction at that time.

On December 10, 2009, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to discuss the status of the third-party solicitation process.  Houlihan Lokey discussed with our board of directors the 63 potential parties that had been or would be contacted, which potential parties were comprised of 32 strategic parties and 31 financial parties.  It was noted that several strategic and financial parties had expressed preliminary interest in exploring a transaction with AMAC.

On January 7, 2010, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to discuss the status of the third-party solicitation process.  Our board of directors was informed that four indications of interest had been submitted by potential financial buyers, referred to as Company B, C, D and E, expressing interest in acquiring AMAC in an overall range of $5.75 to $8.21 per share.  All of these companies executed a non-disclosure and standstill agreement with AMAC.  Our board of directors reviewed these indications of interest with management and Houlihan Lokey and determined that each proposal undervalued AMAC and should not be pursued further.  Our board of directors directed Houlihan Lokey to contact the three potential strategic parties that had not yet responded and indicated that, if indications of interest were received in a similar price range, the third-party solicitation process should be discontinued.  Our board of directors also was informed that Company A had increased its indication of interest for AMAC’s HSMS division to approximately $60-65 million and confirmed that it was not interested in purchasing AMAC’s TBCS division, which would need to be divested as a condition precedent to consummating its purchase. Our board of directors instructed Houlihan Lokey to inform Company A that its valuation was too low, that the transaction structure was problematic and that AMAC would not pursue further discussions with Company A unless Company A was willing to increase its proposed purchase price and acquire the entire company.  The other strategic parties that had not yet responded as of the January 7, 2010 board of directors meeting did not subsequently furnish an indication of interest.

On July 12, 2010, Mr. Rhian received a phone call from Company A’s representative asking to reopen discussions concerning a potential acquisition of the HSMS Division.  On July 16, 2010, our board of directors held a meeting at which our board of directors authorized Mr. Rhian to have a preliminary discussion with this representative.

On August 5, 2010, Mr. Rhian updated our board of directors with respect to his discussion with the Company A representative.  The representative indicated to Mr. Rhian that Company A would be willing to increase its proposed purchase price, but was still only interested in AMAC’s HSMS division and that the TBCS division would need to be sold separately by AMAC as a condition precedent to consummating Company A’s purchase.  Our board of directors authorized Mr. Rhian to continue conversations with the Company A representative and to keep our board of directors updated.

On October 27, 2010, Mr. Rhian, together with representatives of Houlihan Lokey, met with representatives of Company A. At that meeting, the Company A representative indicated that Company A would be willing to pay between $65-70 million to acquire the HSMS division, but that AMAC would be required to find a purchaser for the TBCS division as a condition precedent to consummating its purchase.  Mr. Rhian advised the Company A representative that, in his view, the proposal was still too low and that the structure was still problematic, but he would present it to our board of directors.

On November 1, 2010, our board of directors held a meeting, together with representatives of AMAC’s management and legal and financial advisors, at which Mr. Rhian reported on his meeting with the Company A representative.   During this meeting, our board of directors discussed the possibility of entering into a letter of intent and exclusivity agreement with Company A, but determined not to do so at that time because of the low valuation and the problematic structure that was proposed by Company A.  However, our board of directors authorized Mr. Rhian to continue discussions with Company A.

At this meeting, Mr. Rhian also advised our board of directors that he had preliminary discussions with another potential financial buyer, referred to as Company F, which had expressed a potential interest in acquiring AMAC.  Company F was introduced to AMAC by Mr. Gallagher, a member of our board of directors.  Our board of directors authorized Mr. Rhian to enter into a non-disclosure and standstill agreement with this financial buyer and to further ascertain its potential interest.  On November 1, 2010, AMAC entered into a non-disclosure and standstill agreement with Company F following which AMAC provided Company F with preliminary due diligence information.  Company F did not subsequently submit an indication of interest.

On December 10, 2010, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, and again reviewed the non-binding proposal that Company A submitted for $65-70 million for the HSMS division. Mr. Rhian reported that he had indicated to the Company A representative earlier that day that, given the complexity of the transaction structure and potential tax issues, the proposal would be unlikely to garner board interest and that the Company A representative had responded that Company A might re-evaluate its proposal after performing due diligence.  Mr. Rhian reiterated to our board of directors that, under Company A’s proposal, AMAC would need to find a buyer for the TBCS division, that the sale of the TBCS division on a stand-alone basis would be a taxable transaction to AMAC and that this transaction had to precede a possible stock purchase by Company A. At this meeting, our board of directors also discussed with management and Houlihan Lokey strategic alternatives potentially available to AMAC, including remaining an independent company.  After a discussion, our board of directors authorized Mr. Rhian to continue his dialogue with a financial buyer, Company G, which was potentially interested in an acquisition of the TBCS division, after the execution of a non-disclosure and standstill agreement.  Mr. Rhian had contacted Company G because he believed that Company G would potentially be interested in an acquisition of AMAC’s TBCS division.  Our board of directors also directed management to allow Company A to perform due diligence with respect to the HSMS division and directed Houlihan Lokey to contact a select group of companies to determine if there was potential interest in purchasing AMAC and, if so, at what valuation. Subsequently, 32 parties were contacted, including 25 strategic buyers (seven of which previously had been contacted in late 2009) and seven financial buyers, including Charterhouse Capital Partners LLP, the controlling shareholder of Tunstall.

On January 20, 2011, Charterhouse executed a non-disclosure and standstill agreement with AMAC.

In early February 2011, Jeremy Greenhalgh, a representative of Charterhouse and a director of Tunstall, requested an initial meeting with AMAC.

On February 17, 2011, Mr. Greenhalgh met with Mr. Rhian to discuss a potential acquisition of AMAC.

On February 22, 2011, Tunstall executed a non-disclosure and standstill agreement with AMAC.

On March 3, 2011, Tunstall submitted a preliminary non-binding proposal to acquire 100% of the issued and outstanding capital stock of AMAC, on a cash free, debt free basis, for $73 million to $80 million in cash.  Tunstall indicated in its proposal that it believed such range equated to a fully diluted per share value of between $7.77 to $8.25 which represented a premium of approximately 32% to 40% to AMAC’s then current closing share price of $5.88 per share. Tunstall’s proposal was not subject to any financing condition.

On March 17, 2011, Company A, after completing its primary due diligence, provided an indication of interest of $65 million for AMAC’s HSMS division.  Also on March 17, 2011, Tunstall submitted a revised preliminary non-binding proposal increasing its proposed purchase price range to $77 million to $88 million in cash on a cash free, debt fee basis.  Tunstall indicated in its proposal that it believed such range equated to a fully diluted per share value of between $8.00 to $9.00.  Tunstall also requested that AMAC agree to a 30-day exclusivity period and, as consideration for Tunstall increasing its proposed purchase price, that AMAC reimburse up to $800,000 of Tunstall’s expenses in the event AMAC did not enter into a merger agreement with Tunstall (in line with the principal terms outlined in Tunstall’s proposal). Our board of directors advised Mr. Rhian that the $800,000 expense reimbursement Tunstall requested was unacceptable and also authorized Mr. Rhian to continue negotiating with Tunstall.

On March 17, 2011, our board of directors held a meeting, together with representatives of AMAC’s management and legal and financial advisors, to discuss the third-party solicitation process and Company A’s proposal.  Management informed our board of directors that initial feedback from Company G indicated a possible sale of AMAC’s TBCS division for $25 million to $30 million.   Assuming a sale of the TBCS division in this price range, it was estimated that Company A’s proposal would provide consideration to shareholders of between $8.38 and $8.68 per share on a fully diluted basis, after deduction for certain taxes on gains and transaction and other expenses anticipated to be incurred by AMAC.  Our board of directors resolved to reject Company A’s proposal and directed Houlihan Lokey to inform Company A of our board of directors’ decision.  In that same board meeting, Mr. Rhian reported that Tunstall had presented a revised indication of interest ranging from $8.00-9.00 per share.  Our board of directors discussed this preliminary non-binding proposal and authorized Mr. Rhian to continue discussions with Tunstall.  Our board of directors noted that the Tunstall proposal was more favorable to AMAC than Company A’s proposal because it was an acquisition of the entire company and would not have the execution risks associated with Company A’s proposal.  Our board of directors also noted that, unlike Company A’s proposal, Tunstall’s proposal was likely to result in AMAC substantially maintaining its current employee base and operations.  Our board of directors instructed Mr. Rhian to continue discussions with Tunstall to work toward a final proposal.

On March 24, 2011, we provided Tunstall with access to a virtual data room in order to conduct due diligence on AMAC.

On March 29 and 30, 2011, the executive management team of AMAC made a full presentation to certain representatives of Tunstall, Charterhouse and Jefferies & Company, Inc., financial advisor to Tunstall, on the financial and business profile of AMAC.

On April 4, 2011, in a telephone conference between Mr. Rhian and Mr. Greenhalgh, Mr. Rhian informed Mr. Greenhalgh that the price of Tunstall’s proposal needed to be increased.

On April 14 and April 15, 2011, Tunstall and KPMG LLC, Tunstall’s accounting firm, conducted due diligence at AMAC’s headquarters.

On April 21, 2011, Mr. Rhian and Gil Baldwin, Tunstall’s CEO, had a telephonic discussion concerning the price and terms of a possible contingent payment right (CPR) relating to AMAC’s interests in Lifecomm that Tunstall expected to include in its proposal.

On April 26, 2011, Messrs. Rhian, Baldwin and Greenhalgh met in New York to further discuss the possibility of an acquisition of AMAC by Tunstall.

On May 12, 2011, Tunstall submitted a written non-binding proposal to acquire AMAC for $8.50 per share in cash plus a CPR predicated on the realization of value from AMAC’s ownership interest in Lifecomm.

Between May 12, 2011 and June 9, 2011, additional conversations occurred between Tunstall and AMAC and their respective representatives regarding Tunstall’s proposal during which AMAC sought to increase Tunstall’s proposed purchase price.

On May 19, 2011, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to discuss the latest Tunstall proposal and to further review the details of ongoing negotiations.  At this meeting, our board of directors reviewed various financial and business information from management updating AMAC’s current financial performance and prospects. Our board of directors authorized Mr. Rhian to continue negotiating with Tunstall and to ask for an improvement in the purchase price.

On May 24, 2011, our board of directors met again to discuss details with respect to various conversations Mr. Rhian had with Tunstall representatives.  Mr. Rhian advised that, based on prior input of the board of directors, that he had suggested that a payment be added to the CPR to allow the AMAC shareholders to realize value of $0.50 per share if Tunstall was sold before a Lifecomm liquidity event.

On June 9, 2011, Latham & Watkins LLP, counsel to Tunstall, delivered Tunstall’s letter of intent (LOI) and term sheet reflecting an increase in the cash consideration proposed by Tunstall to $8.75 per share on a fully diluted basis, as well as a provision that allowed the CPR holders to receive, upon the sale of Tunstall prior to a liquidity event with respect to Lifecomm, the lower of $0.50 and fair market value of the CPR.

On that same day, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to discuss the terms of the LOI, including Tunstall’s request for expense reimbursement in the event AMAC did not sign a definitive agreement with Tunstall. Our board of directors authorized Mr. Rhian, together with our legal and financial advisors, to further negotiate the terms of Tunstall’s proposal, including to remove the p art of the parent sale event payment that would provide for a less than $0.50 per CPR realization upon the issuance of a parent sale event payment.  Our board of directors also emphasized that there could be no discussion regarding post-closing management arrangements until all deal terms had been finalized.  At this meeting, the independent directors discussed the potential retention of independent counsel to represent them.

On June 13, 2011, representatives of Moses & Singer had discussions with representatives of Latham & Watkins regarding the LOI.  Later that day, Moses & Singer provided Latham & Watkins with a revised draft of the LOI setting forth our comments to the LOI distributed by Latham & Watkins on June 9, 2011.

On June 15, 2011, representatives of Latham & Watkins contacted representatives of Moses & Singer to discuss a number of our comments to the LOI, primarily with respect to the proposed CPR structure, deal protection and expense reimbursement and our estimated expenses for completing the sale process.

On June 17, 2011, representatives of Jefferies and Houlihan Lokey had a conference call to discuss certain outstanding business items with respect to the LOI. Also on June 17, 2011, representatives of Latham & Watkins and Moses & Singer had a conference call to discuss the open issues with respect to the LOI, including the terms of the CPR, the amount of AMAC’s transaction expenses, expense reimbursement for Tunstall and the amount of the proposed break-up fee payable to Tunstall.  Later that evening, representatives of Latham & Watkins sent a revised version of the LOI to Moses & Singer.

On June 20, 2011, AMAC and its representatives had several discussions with representatives of Tunstall to discuss outstanding matters with respect to the LOI.

On June 20, 2011, our board of directors held a meeting, together with representatives of AMAC’s management and legal and financial advisors, at which Mr. Rhian discussed the status of the ongoing negotiations with Tunstall and indicated that he expected Tunstall to provide a revised version of the LOI shortly.  At the meeting, the independent directors determined that Richards, Layton & Finger, P.A. would represent them in connection with AMAC’s consideration of strategic alternatives.

On June 21, 2011, our board of directors held a meeting, together with representatives of AMAC’s management and legal and financial advisors, to discuss the revised LOI received from Tunstall earlier that day which provided as follows: the proposed transaction would be structured as a one-step merger; the cash portion of the consideration would be $8.75 per share on a fully diluted basis plus additional consideration in the form of a CPR (the structure of the CPR would call for payments upon certain liquidity events with respect to Lifecomm and a $0.50 per share payment based upon a Tunstall change of control prior to the sale or IPO of Lifecomm), a 30-day exclusivity period for Tunstall to complete its due diligence and negotiate transaction documents with AMAC; a break-up fee of $3.5 million; and $500,000 expense reimbursement if AMAC shareholders rejected the transaction and there was no alternative transaction then pending.  Our board of directors further discussed the confidentiality and exclusivity features of the LOI as well as the provision for a window-shop period after a merger agreement was signed.  Our board of directors also noted that Tunstall’s request for expense reimbursement if the merger agreement was not executed had been successfully negotiated out of the proposal.  The transactions contemplated in the LOI were subject to the mutual agreement of Tunstall and AMAC to definitive documentation and the completion by Tunstall of its due diligence of AMAC.

At the meeting, our board of directors determined to approve the terms and conditions of the LOI and to authorize AMAC to execute the LOI substantially in the form presented to our board of directors.

On June 22, 2011, Tunstall and AMAC exchanged the executed version of the LOI.  Following the execution of the LOI, representatives of Tunstall continued their due diligence review of AMAC.

Between June 23, 2011 and July 22, 2011, representatives of Tunstall and AMAC worked on issues with respect to the CPR structure and exchanged drafts of various transaction documents.

On July 22, 2011, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, for a status report on the progress of the various transaction documents and issues with respect to the potential transaction.  Our board of directors was informed that Tunstall had requested a two-week extension to the exclusivity period because Tunstall’s due diligence and the negotiation of the transaction documents had not been completed.  Our board of directors also heard a report from legal counsel on various issues that were being negotiated with Tunstall’s counsel with respect to the merger agreement.  On July 22, 2011, AMAC granted Tunstall a one-week extension of exclusivity.

On July 26, 2011, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to review various tax and commercial provisions with respect to the CPR, including the terms of the contemplated Tunstall sale event payment.

On July 27, 2011, AMAC and its representatives had a conference call with Tunstall and its representatives to discuss the terms of the merger agreement, voting agreement and the CPR agreement.

On July 29, 2011, AMAC representatives had a conference call with representatives of Tunstall to discuss the terms of the merger agreement, voting agreement and CPR agreement.  During that call, representatives of Tunstall requested an additional one-week extension to the exclusivity period in the LOI because Tunstall’s due diligence review and the transaction documents were still not completed.  On July 29, 2011, AMAC granted Tunstall a one-week extension of the exclusivity period.

On July 31, 2011, representatives of Latham & Watkins had a conference call with representatives of Moses & Singer and Richards, Layton & Finger to discuss the terms of the merger agreement, voting agreement and CPR agreement.

On August 1, 2011, representatives of Latham & Watkins had a conference call with representatives of Moses & Singer and Richards, Layton & Finger to discuss the terms of the merger agreement, voting agreement and CPR agreement.  Also on August 1, 2011, representatives of Latham & Watkins conducted due diligence at AMAC’s headquarters.

On August 2, 2011, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to review progress on the merger agreement and the CPR agreement.  It also authorized an additional one-week extension of the exclusivity period.  Our board of directors was also provided with a summary of Tunstall’s financial condition.  In addition, our board of directors discussed compensation to independent board members for 2011.  It was noted that stock compensation would not be practical and it was suggested that the independent directors consult with their counsel and furnish a proposal on how to deal with director compensation for the remainder of the year.

On August 4, 2011, having determined that the material terms of the transaction had been finalized, the independent board members advised management that they were free to communicate with Tunstall regarding management post-closing arrangements. Later that day, Mr. Rhian communicated to Mr. Baldwin that those discussions could commence. Mr. Baldwin communicated to Mr. Rhian that there was still one outstanding issue on the CPR agreement (Mr. Rhian thought Tunstall had accepted AMAC’s last proposal on this issue, which dealt with a feature of the Tunstall sale event payment) and that discussions should wait until that issue was resolved. The issue was resolved over the weekend of August 6th and 7th.

On August 5, 2011, AMAC granted Tunstall a one-week extension of the exclusivity period.

On August 8, 2011, Mr. Baldwin communicated to Mr. Rhian that Charterhouse no longer believed it could move forward with a transaction at $8.75 per share in light of the turmoil in the debt markets, volatility in the equity markets and the reduced trading valuations of companies in the healthcare industry. Tunstall indicated that, if the transaction were to proceed, it would likely seek a 10% price reduction per share. Mr. Baldwin also communicated that Charterhouse had not completed its financial due diligence and had additional questions regarding AMAC’s financial forecast. Mr. Rhian responded that, in his opinion, our board of directors would not entertain a reduction in the purchase price for the transaction.

On August 9, 2011, Mr. Baldwin informed Mr. Rhian that Tunstall might agree to limit the reduction of the per share price to $0.50 per share. Later that same day, Mr. Baldwin again called Mr. Rhian to advise that more evaluation by Tunstall was required on AMAC’s projections for which AMAC’s input was requested. Mr. Baldwin closed the call by suggesting that Tunstall be permitted to “sleep” on the subject and would communicate with Mr. Rhian the following day.

On August 10, 2011, Mr. Rhian called Mr. Baldwin to advise that, notwithstanding prevailing macroeconomic conditions, in Mr. Rhian’s opinion, there was no basis that would justify  lowering Tunstall’s proposed purchase price. Mr. Baldwin responded that he would take AMAC’s position under advisement. Mr. Baldwin also advised that in his opinion it would be necessary for Mr. Rhian and other officers of AMAC to invest in a performance incentive program tied to the success of Tunstall’s investment in AMAC following the merger in order to show that management had “skin in the game.”

Later that day, Mr. Baldwin called Mr. Rhian and indicated that the transaction might proceed by only lowering the purchase price by $0.20 per share, subject to a further analysis of AMAC’s projections. Mr. Baldwin believed this analysis should be done in an in-person meeting between Mr. Rhian and Mr. Rallo (AMAC’s CFO) in London.  Mr. Rhian advised Mr. Baldwin that, while he would travel to London to meet, AMAC was not accepting the $0.20 per share price reduction.

On August 11 and 12, 2011, Mr. Rhian and Mr. Rallo met with Tunstall in London to discuss AMAC’s basis for its projections and the rationale as to why AMAC management believed that those projections were achievable.  Mr. Baldwin reiterated the demand that, as a condition to going forward, an investment by Mr. Rhian and the other officers would be required and that a $0.20 reduction in the per share purchase price was the minimum that would be acceptable. Mr. Rhian responded that, while he was amenable to considering an investment for himself personally, he objected in concept to the requirement, rather than the option, being extended to other officers of AMAC.  Mr. Rhian stated he would discuss all of these matters with our board of directors for consideration.  During these discussions, the Tunstall representatives also discussed the structure of a potential management performance bonus which would further incentivize and align management with Tunstall’s shareholders in the same manner as the proposed cash investment required of certain officers.

On August 13, 2011, Mr. Rhian received a telephone call from Tunstall stating that Tunstall had acceded to the position that only he (Mr. Rhian) would be required to make an investment and that other officers would have the option of doing so. During this call, Mr. Baldwin advised Mr. Rhian that his (Mr. Rhian’s) investment requirement would be at least $500,000 on a pre-tax basis (or $250,000 if the amount could not be invested on a pre-tax basis).

On August 14, 2011, Mr. Rhian updated our board of directors on the communications and meetings that had taken place since August 8, including the conversations he had regarding management compensation issues and the request for management to invest in an incentive performance plan.

At the meeting, our board of directors determined to permit Mr. Rhian to offer a concession of up to $0.20 per share and to negotiate a lesser amount if possible.  Our board of directors also directed Yacov Shamash, one of the independent board members, to accompany Mr. Rhian on future phone conversations on which deal terms would be negotiated.

On August 15, 2011, Mr. Rhian and Dr. Shamash spoke to Mr. Greenhalgh and Mr. Baldwin.  Later that same day, Mr. Rhian and Dr. Shamash reported to our board of directors the results of that phone call, relaying the information that Tunstall would not entertain a counteroffer to the $0.20 per share price reduction because of prevailing negative market conditions, that Tunstall wanted AMAC management to be aligned and financially at risk with the acquiring company and that Tunstall had remaining questions regarding AMAC management’s business plan. Our board of directors authorized Mr. Rhian to indicate tentative agreement with respect to the $0.20 per share price reduction and requested that Mr. Rhian continue negotiating the transaction with Tunstall.

On August 21, 2011, Mr. Rhian and Dr. Shamash spoke to Mr. Baldwin.  During that conversation, they conveyed to Mr. Baldwin that AMAC was prepared to accept the $0.20 per share price reduction.  Mr. Rhian also requested clarification of various elements of the management investment requirements and management compensation program.

On August 23, 24, 25 and 26, 2011, Mr. Rhian continued to negotiate the specifics of the management investment requirements and management compensation program with Mr. Baldwin.

On August 30, 2011, our board of directors convened to discuss revised and updated projections for the years 2012, 2013, and 2014 for AMAC.  During this meeting, our board of directors once again reviewed the prospects for AMAC to remain independent in light of the revised and updated projections presented by management.  Our board of directors debated the merits of proceeding with the sale to Tunstall versus remaining independent and discussed the pros and cons of each course of action.  Our board of directors unanimously determined that proceeding with Tunstall was the most favorable course for the shareholders in light of all relevant circumstances.  See “The Merger — Reasons for the Merger; Recommendation of AMAC’s Board of Directors.”

Between August 30, 2011 and September 21, 2011, counsel for Tunstall and AMAC continued to work on finalizing the various transaction documents, including the completion of AMAC’s disclosure schedules and Tunstall’s confirmatory due diligence.  Tunstall requested that AMAC remain under exclusivity during this period but AMAC did not agree to do so.

Between September 9 and September 21, 2011, representatives of Tunstall and management negotiated the terms of management employment agreements, bonus plans and incentive performance plans (which included a required $500,000 pre-tax investment by Mr. Rhian).

On September 22, 2011, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to review the final terms of the merger agreement and related transaction documents.  During this meeting, Moses & Singer and Richards, Layton & Finger provided our board of directors with a summary of the various provisions of the merger agreement, the voting agreement and the CPR agreement.  The directors asked various questions with respect to the agreements.  Also at this meeting, Houlihan Lokey reviewed with our board of directors its financial analysis of the merger consideration and rendered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated September 22, 2011, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received by holders of AMAC common stock was fair, from a financial point of view, to such holders. During this meeting, our board of directors once again reviewed, and confirmed, its August 30 th determination that a sale to Tunstall was in the best interest of the AMAC shareholders.  In the course of its deliberations, our board of directors considered a number of material positive factors and a number of potentially negative factors regarding the merger described in the section entitled “The Merger — Reasons for the Merger; Recommendation of AMAC’s Board of Directors.”  After further review and discussion, our board of directors unanimously approved the merger agreement and the merger contemplated thereby, the voting agreement and the CPR agreement.

At this meeting, our board of directors also approved a modification to our independent directors’ compensation plan, essentially granting the same annual amount in cash, payable at the 2011 annual meeting, that it had granted during 2010, in lieu of the value of an annual option grant of an option for 10,000 shares payable in stock. It also removed the equity option for quarterly payments.

During the evening of September 22, 2011, Tunstall and AMAC exchanged signature pages for the various transaction documents and announced the execution of the merger agreement and related transaction documents.

Reasons for the Merger; Recommendation of AMAC’s Board of Directors

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our senior management and legal and financial advisors.  In unanimously recommending that AMAC’s shareholders vote their shares of AMAC common stock in favor of adoption of the merger agreement, our board of directors considered a variety of factors, including the following:

 Financial Condition and Prospects of AMAC; Strategic Alternatives

•	The difficulty of predicting future prospects for AMAC on a stand-alone basis.

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The fact that AMAC’s ability to implement its growth strategy was dependent in part on identification of attractive acquisition targets and its ability to acquire them at acceptable valuations and to integrate them successfully.

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The perceived risks of continuing as a stand-alone company or pursuing other alternatives and the range of potential benefits to AMAC’s shareholders of these alternatives, and the assessment that no other alternatives were reasonably likely to create greater value for AMAC’s shareholders than the merger, taking into account risk of execution as well as business, competitive, industry and market risk.

Market Check; Alternative Proposals

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Our board of directors’ view that the sales process undertaken by AMAC, with the assistance of Houlihan Lokey, in which 88 potential acquirors of AMAC were contacted, including 50 strategic parties and 38  financial parties, and 37 parties executed confidentiality agreements, was an effective process.

•	Our board of directors’ view that the sale and negotiation process yielded the best available price for AMAC.

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The fact that while there were discussions and meetings with several potential third party acquirors, each of the other parties ultimately indicated that they were not interested in acquiring AMAC at a price as high as or higher than $8.55 per share or indicated that they were only interested in buying one division of AMAC.

•	The fact that Tunstall agreed to purchase both the HSMS and TBCS divisions of AMAC, and indicated its intention to substantially maintain AMAC’s current employee base and operations.

•	Our board of directors’ view that third parties are not likely to be unduly deterred from making a superior proposal by the provisions of the merger agreement.

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The fact that AMAC may, under certain circumstances specified in and prior to the time our shareholders adopt the merger agreement, (i) provide non-public information in response to a unsolicited bona fide written acquisition proposal and (ii) participate in discussions or negotiations with the person making such a proposal, if, in each case, the acquisition proposal was not the result of a material violation of the provisions of the merger agreement relating to the solicitation of acquisition proposals, and if the board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to constitute a breach of the board of directors’ fiduciary duties under applicable law and, after consultation with its financial advisor and outside counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal.

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The fact that our the board of directors’ may, under certain circumstances, (i) withhold, withdraw, qualify or modify the AMAC recommendation or (ii) cause AMAC to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, subject to the payment by us of a termination fee of $3.5 million to Tunstall, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration.

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The fact that AMAC may, under the merger agreement, withhold, withdraw, qualify or modify the board’s recommendation that stockholders approve the merger agreement under certain circumstances if a material event, development or change in circumstances occurs, arises or becomes known after the date of the merger agreement that had not occurred or was unknown on the date of the merger agreement (other than an acquisition proposal or a superior proposal) and the board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to constitute a breach of the board of directors’ fiduciary duties under applicable law.

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The fact that, although AMAC’s executive officers and directors, who collectively own approximately 26% of the outstanding AMAC common stock as of the record date have entered into voting agreements with Tunstall and merger sub to support the merger, such voting agreements would terminate if the merger agreement were terminated, including if the merger agreement is terminated by AMAC as permitted in connection with a superior proposal.

Financial Terms; Certainty of Value; Opinion of AMAC’s Financial Advisor

•	The historical trading ranges of AMAC common stock, the potential trading range of AMAC common stock absent takeover speculation and the lack of liquidity in the trading market for AMAC common stock.

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The fact that the $8.55 cash portion of the merger consideration represented a premium of approximately 64.6%, 59.0% and 56.3% over the one, three and six month average closing share prices, respectively, and a premium of approximately 51.0% over the one-year average closing share price, of AMAC’s common stock, prior to market close on September 22, 2011, the last trading day prior to the announcement of the merger agreement.

•	the fact that most of the merger consideration is in the form of cash, which provides immediate liquidity and a high degree of certainty of value to AMAC shareholders.

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the fact that, in addition to cash, each AMAC shareholder will receive CPRs, which may provide AMAC shareholders an opportunity to realize additional value, to the extent certain payment triggers are achieved, through additional cash payments under the terms of the CPR agreement;

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Houlihan Lokey’s opinion, dated September 22, 2011, to our board of directors with respect to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of AMAC common stock, which opinion was based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, as more fully described below under the caption “Opinion of AMAC’s Financial Advisor” and attached hereto as Annex D.

Merger Agreement Terms; Likelihood of Completion

•	Our board of directors’ view that the merger agreement has customary terms and was the product of extensive arms-length negotiations.

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Our board of directors’ view that the termination fee of $3.5 million, or approximately 4.0% of the implied common equity value of the transaction, that AMAC would be required to pay to Tunstall in certain limited circumstances, is reasonable and not preclusive of other potential acquisition proposals.

•	The fact that there is no third-party consent condition (other than certain antitrust approvals) and no financing condition in the merger agreement.

•	Management’s assessment that Tunstall will have adequate capital resources to pay the cash portion of the merger consideration.

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Our board of directors’ belief that while the completion of the merger is subject to certain antitrust approvals, there were not likely to be significant antitrust or other regulatory impediments to the completion of the merger.

In addition to the merger agreement, our board of directors also reviewed, considered and discussed the terms and potential ramifications of the other transaction documents executed in connection with the merger agreement, including the form of voting agreements, the CPR agreement and the employment agreements between Tunstall and certain executive officers of AMAC.

Risks and Other Potentially Negative Factors

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors (not in any relative order of importance), including the following:

•	The fact that AMAC’s shareholders would forego the opportunity to realize the potential long-term value of the successful execution of AMAC’s current strategy as a stand-alone company.

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Because payments under the terms of the CPR agreement are contingent upon the occurrence of certain events which may not occur, AMAC shareholders are subject to the risk that there may never be payments made in connection with the CPRs.

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AMAC has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed merger, and management has invested and will continue to invest substantial time and effort in order to complete the proposed merger, which may disrupt AMAC’s business operations, regardless of whether or not the merger is completed;

•	The merger agreement precludes AMAC from actively soliciting alternative acquisition proposals from third parties.

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The deal protection measures in the merger agreement, including the fact that the merger agreement includes a $3.5 million termination fee and matching rights, may inhibit other potential acquirors from submitting potentially superior proposals to acquire AMAC and, if AMAC terminates the merger agreement to accept a superior proposal, the termination would result in an immediate $3.5 million payment obligation to Tunstall.  For a full description of the reasons AMAC would be required to pay a termination fee to Tunstall, see “The Merger Agreement — Termination Fees.”

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If the merger agreement is terminated by either AMAC or Tunstall following a failure to obtain approval of AMAC’s shareholders of the merger, AMAC is required to pay Tunstall’s costs and expenses in an amount not to exceed $500,000.  For a full descriptions of the reasons AMAC would be required to pay a termination fee to Tunstall, see “The Merger Agreement — Termination Fees.”

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The business operations of AMAC will be restricted by interim operating covenants under the merger agreement during the period between signing the merger agreement and the closing of the merger, which could effectively prohibit AMAC from undertaking any strategic initiatives or other material transactions to the detriment of AMAC and its shareholders should the closing not occur.

•	The receipt by a U.S. holder of the merger consideration in exchange for AMAC common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

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Certain of AMAC’s executive officers and directors may receive certain benefits that may be different from, and in addition to, those of AMAC’s other shareholders.  See “The Merger — Interests of AMAC’s Executive Officers and Directors in the Merger.”

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The fact that, while AMAC expects the merger to be completed if approved by AMAC’s shareholders, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied.

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The fact that the public announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to AMAC’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales or other personnel), vendors and customers and may divert employees’ attention away from AMAC’s day-to-day business operations.

•	The fact that the market price of AMAC common stock could be affected by many factors relating to a termination of the merger agreement or a failure to complete the merger, including:

o	the reason or reasons for which the merger agreement was terminated and whether such termination resulted from factors adversely affecting AMAC or its business prospects;

o	the possibility that, as a result of the termination of the merger agreement, the marketplace would consider AMAC to be an unattractive acquisition candidate; and

o	the possible sale of AMAC common stock by short-term investors following an announcement that the merger agreement was terminated.

Our board of directors believed that, overall, the potential benefits of the merger to AMAC’s shareholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors.  In light of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.  Moreover, each member of our board of directors applied his own personal business judgment to the process and may have given different weight to different factors.

Our board of directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement.

Opinion of AMAC’s Financial Advisor

Houlihan Lokey has been engaged as AMAC’s financial advisor in connection with the merger.  In connection with this engagement, the board of directors requested that Houlihan Lokey evaluate the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of AMAC common stock.  On September 22, 2011, at a meeting of the board of directors held to evaluate the merger, Houlihan Lokey rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated September 22, 2011, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the merger consideration to be received by holders of AMAC common stock was fair, from a financial point of view, to such holders.  The full text of Houlihan Lokey’s written opinion, dated September 22, 2011, is attached to this proxy statement as Annex D and is incorporated herein by reference.   Houlihan Lokey’s opinion was furnished for the use and benefit of the board of directors (in its capacity as such) its evaluation of the merger consideration from a financial point of view and did not address any other aspect or implication of the merger.  The summary of Houlihan Lokey’s opinion in the proxy statement is qualified in its entirety by reference to the full text of its written opinion.  Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party.  Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the board of directors, any security holder or any other person or entity as to how to act or vote with respect to any matter relating to the merger or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances.  Among other things, Houlihan Lokey:

•	reviewed the merger agreement and the CPR agreement, collectively referred to as the agreements;

•	reviewed certain publicly available business and financial information relating to AMAC that Houlihan Lokey deemed to be relevant;

•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of AMAC made available to Houlihan Lokey by AMAC, including financial projections prepared by AMAC’s management relating to AMAC for the fiscal years ending December 31, 2011 through December 31, 2015;

•
spoke with members of AMAC’s management and certain of its representatives and advisors regarding (i) the business, operations, financial condition and prospects of AMAC and (ii) the merger and related matters;

•	compared the financial and operating performance of AMAC with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•
reviewed current and historical market prices and trading volume for AMAC common stock and current and historical market prices of publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•	considered the results of the third-party solicitation process conducted by AMAC, with Houlihan Lokey’s assistance, with respect to a possible sale of AMAC; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information.  In addition, AMAC’s management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections utilized in its analyses were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of AMAC and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based.  Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of AMAC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading, in each case that would be meaningful in any respect to its analyses or opinion.  In addition, Houlihan Lokey relied upon, without independent verification, the assessments of AMAC’s management as to the financial condition and prospects of businesses or companies in which AMAC has an investment or a joint venture, strategic or similar arrangement, including, without limitation, Lifecomm, and Houlihan Lokey assumed, at AMAC’s direction, that there would be no developments with respect to any such matters that would be meaningful in any respect to its analyses or opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements and all other related documents and instruments referred to in the agreements would be true and correct, (b) each party to the agreements and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the merger would be satisfied without waiver, and (d) the merger would be completed in a timely manner in accordance with the terms described in the agreements and such other related documents and instruments, without any amendments or modifications that would be meaningful in any respect to Houlihan Lokey’s analyses or opinion.  Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be completed in a manner that complied in all material respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the completion of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on AMAC or the merger that would be meaningful in any respect to Houlihan Lokey’s analyses or opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of AMAC or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation.  Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of AMAC or any other entity or business.  Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which AMAC is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which AMAC is or may be a party or is or may be subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion.  Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion.  Houlihan Lokey’s opinion did not purport to address potential developments in the credit, financial or stock markets, including, without limitation, the market for shares of AMAC common stock.  Houlihan Lokey also did not express any opinion as to the price or range of prices at which shares of AMAC common stock would trade at any time.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the board of directors, AMAC, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger (other than the merger consideration to the extent expressly specified in Houlihan Lokey’s opinion) or otherwise, including, without limitation, any terms or aspects of the CPR agreement or any voting agreements to be entered into in connection with the merger, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of AMAC, or to any other party, except if and only to the extent expressly set forth in Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for AMAC or any other party or the effect of any other transaction in which AMAC   or any other party might engage,   (v) the fairness of any portion or aspect of the merger to any one class or group of AMAC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of AMAC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration among or within such classes or groups of security holders or other constituents), (vi) whether or not AMAC, its security holders or any other party is receiving or paying reasonably equivalent value in the merger,   (vii) the solvency, creditworthiness or fair value of AMAC or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise.  Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources.  Furthermore, Houlihan Lokey relied, with the board’s consent, on the assessments by AMAC and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to AMAC, the merger or otherwise.   The issuance of Houlihan Lokey’s opinion was approved by a Houlihan Lokey committee authorized to approve opinions of this nature.  Except as described in this summary, AMAC imposed no other instructions or limitations on Houlihan Lokey with respect to the investigations made or the procedures followed by it in rendering its opinion.

In preparing its opinion to the board of directors, Houlihan Lokey performed a variety of analyses, including those described below.  This summary is not a complete description of Houlihan Lokey’s opinion or the financial analyses performed and factors considered by Houlihan Lokey in connection with its opinion.  The preparation of a financial opinion is a complex analytical process involving various quantitative and qualitative judgments and determinations as to the most appropriate and relevant financial, comparative and other analytical methods employed and the adaptation and application of those methods to the particular facts and circumstances presented.  Therefore, a financial opinion and its underlying analyses are not readily susceptible to summary description.  Houlihan Lokey arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.  Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors or focusing on information presented in tabular format, without considering all analyses, methodologies, and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.  Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered industry performance, general business, economic, market and financial conditions and other matters as they existed on, and could be evaluated as of, the date of Houlihan Lokey’s opinion, many of which are beyond AMAC’s control.  Accordingly, the information may not reflect current or future market conditions.  No company, business or transaction used in the analyses for comparative purposes is identical to AMAC or the merger, and an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations, judgments, and assumptions concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.  Houlihan Lokey believes that mathematical derivations (such as determining an average or median) of financial data are not by themselves meaningful and should be considered together with judgments and informed assumptions.  The assumptions and estimates contained in Houlihan Lokey’s analyses and the reference ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses.  In addition, analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold or acquired.  Accordingly, the assumptions and estimates used in, and the results derived from, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and financial analyses provided to the board of directors in connection with its evaluation of the merger consideration, from a financial point of view, were only one of many factors considered by the board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors or management with respect to the merger or the consideration payable in the merger.  Houlihan Lokey was not requested to, and it did not, recommend the specific consideration payable in the merger.  The type and amount of consideration payable in the merger was determined through negotiation between AMAC and Tunstall, and the decision to enter into the merger was solely that of the board of directors.

The following is a summary of the material financial analyses reviewed by Houlihan Lokey with the board of directors in connection with Houlihan Lokey’s opinion.  The order of analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.   The financial analyses summarized below include information presented in tabular format.  In order to fully understand Houlihan Lokey’s financial analyses, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying and the qualifications and evaluations affecting the analyses, could create a misleading or incomplete view of Houlihan Lokey’s financial analyses.  For purposes of its financial analyses, Houlihan Lokey assumed no value attributable to the contingent payment right.

Selected Companies Analysis

Houlihan Lokey reviewed financial and stock market information for AMAC and the following five selected publicly held companies that provide monitoring or alarm services, information technology or call center services:

• AlarmForce Industries Inc.
• CIBER, Inc.
• Convergys Corporation
• Sykes Enterprises, Incorporated
• TeleTech Holdings Inc.

Houlihan Lokey reviewed, among other things, enterprise values of the selected companies, calculated as equity market value based on reported fully-diluted common shares outstanding and closing stock prices on September 21, 2011, plus debt outstanding and preferred stock, less cash and cash equivalents, as a multiple , to the extent publicly available, of latest 12 months and next fiscal year estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, as adjusted for non-recurring items, referred to as adjusted EBITDA.  The overall low, mean, median and high adjusted EBITDA multiples observed for the selected companies for the latest 12 months were 3.2x, 6.1x, 5.7x and 11.6x, respectively, and for the next fiscal year were 3.9x, 6.5x, 4.9x and 12.4x, respectively.  In calculating implied per share equity value reference ranges for AMAC, Houlihan Lokey applied a range of selected multiples of latest 12 months adjusted EBITDA of 6.0x to 7.0x and next fiscal year estimated adjusted EBITDA of 5.5x to 6.5x derived from the selected companies to AMAC’s latest 12 months (as of June 30, 2011) adjusted EBITDA and calendar year 2011 estimated adjusted EBITDA.  Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.  Financial data of AMAC were based on AMAC’s public filings and internal estimates of AMAC’s management.  This analysis indicated the following implied per share equity value reference ranges for AMAC, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Merger Consideration
Latest 12 Months	Next Fiscal Year
$5.77 - $6.65	$5.78 - $6.74	$8.55

Selected Transactions Analysis

Houlihan Lokey reviewed publicly available financial terms of the following 17 selected transactions announced between January 1, 2006 and September 21, 2011, including seven selected transactions involving companies that provide monitoring or alarm services and 10 selected transactions involving companies that provide call center services:

Selected Monitoring/Alarm Transactions
	Acquiror		Target
•	Ascent Media Corporation	•	Monitronics International, Inc.
•	GTCR Golder Rauner II, L.L.C.	•	Protection One, Inc.
•	Tyco International Ltd.	•	Brink’s Home Security Holdings, Inc. (Broadview Security)
•	Brink’s Home Security Holdings, Inc. (spinoff)	•	The Brink’s Company
•	Koninklijke Philips Electronics N.V.	•	Health Watch Holdings, Inc.
•	Protection One, Inc.	•	Integrated Alarm Services Group, Inc.
•	Koninklijke Philips Electronics N.V.	•	Lifeline Systems, Inc.

Selected Call Center Transactions
	Acquiror		Target
•	NCO Group, Inc.	•	APAC Customer Services, Inc.
•	Dohmen Company	•	MedComm Solutions, LLC
•	Aegis Limited	•	Actionline De Argentina S.A.
•	Glodyne Technoserve Limited	•	DecisionOne Corp.
•	2e2 Limited	•	Morse plc
•	Sykes Enterprises, Incorporated	•	ICT Group, Inc.
•	Stream Global Services, Inc.	•	eTelecare Global Solutions, Inc.
•	Aegis BPO Services Australia Pty Limited	•	UCMS Group Ltd.
•	Computershare Limited	•	Kurtzman Carson Consultants, LLC
•	Quadrangle Group LLC and Thomas H. Lee Partners, L.P.	•	West Corporation

Houlihan Lokey reviewed, among other things, transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt outstanding and preferred stock, less cash and cash equivalents, as a multiple, to the extent publicly available, of such target companies’ latest 12 months adjusted EBITDA.  The overall low, mean, median and high latest 12 months adjusted EBITDA multiples observed for the selected transactions were 3.8x, 7.5x, 7.2x and 19.0x, respectively.  In calculating an implied per share equity value reference range for AMAC, Houlihan Lokey applied a range of selected multiples of latest 12 months adjusted EBITDA of 7.0x to 8.0x derived from the selected transactions to AMAC’s latest 12 months (as of June 30, 2011) adjusted EBITDA.  Financial data of the selected transactions were based on publicly available information.  Financial data of AMAC were based on AMAC’s public filings and internal estimates of AMAC’s management.  This analysis indicated the following implied per share equity value reference range for AMAC, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$6.65 - $7.54	$8.55

Discounted Cash Flow Analysis

Houlihan Lokey performed a discounted cash flow analysis of AMAC by calculating the estimated net present value of the unlevered, after-tax free cash flows (“UFCF”) that AMAC was forecasted to generate through the fiscal year ending December 31, 2015, based on management’s projected financial information.  Houlihan Lokey calculated terminal values for AMAC by applying to the fiscal year 2015 estimated UFCF a selected range of perpetuity growth rates of 4.0% to 5.0%.  The present values (as of September 1, 2011) of the UFCF and terminal values were then calculated using discount rates ranging from 13.5% to 15.5%.  This analysis indicated the following implied per share equity value reference range for AMAC, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$6.25 - $8.09	$8.55

Miscellaneous

AMAC has agreed to pay Houlihan Lokey for its financial advisory services to AMAC in connection with the merger an aggregate fee of $1.5 million, portions of which were payable during the course of Houlihan Lokey’s engagement and for rendering its opinion, which portions were not contingent upon the successful completion of the merger or the conclusion contained in its opinion, and $1.125 million of which is contingent upon the completion of the merger.  AMAC has agreed to reimburse certain of Houlihan Lokey’s expenses, including the fees and expenses of Houlihan Lokey’s legal counsel, and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities and expenses, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

AMAC selected Houlihan Lokey to act as its financial advisor in connection with the merger based on Houlihan Lokey’s reputation and experience.  Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, valuations and financial restructuring.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, AMAC, Tunstall, Charterhouse or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates in the future may provide investment banking, financial advisory and other financial services to AMAC, Tunstall, Charterhouse, other participants in the merger and their respective affiliates, for which Houlihan Lokey and such affiliates may receive compensation.  Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may in the past have acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, AMAC, Tunstall, Charterhouse, other participants in the merger and/or their respective affiliates, and/or one or more security holders or portfolio companies of such entities, for which advice and services Houlihan Lokey and such affiliates received and may receive compensation.

Projected Financial Information

AMAC does not, as a matter of course, publicly disclose projections as to its future financial performance or earnings for periods other than the then current and following fiscal year due to the unpredictability of the underlying assumptions and estimates.  However, in connection with the transaction process, AMAC management prepared five year internal projections of the future financial performance of AMAC on a stand-alone basis.  The projections provided below were presented to our board of directors as part of its review of the merger and provided to AMAC’s financial advisor, Houlihan Lokey, in connection with the preparation of its opinion and related financial analyses described above under “The Merger — Opinion of AMAC’s Financial Advisor.”

Our management prepared other financial projections during the sale process that are not included in this proxy statement.  Starting in January 2011, we circulated an information memorandum that included projections based, in part, on AMAC completing certain acquisitions after 2010.  The information memorandum containing those projections was provided to the 32 parties contacted in late 2010 and early 2011. Tunstall (the only party that received the information memorandum to provide us with an indication of interest other than Company A) requested that our management prepare revised projections that did not include the assumption that AMAC would complete any acquisitions.  In response, our management prepared projections for Tunstall that showed a base case and a high case scenario. The high case projections as well as the projections included in our information memorandum were based on more aggressive assumptions than those reflected in the base case projections as to the future financial performance of AMAC.  Subsequently, our management provided to our board of directors updated projections to reflect its then current views as to the future financial performance of AMAC taking into account the base case and high case projections previously provided to Tunstall. These projections were based on more aggressive assumptions than the base case scenario provided to Tunstall and less aggressive assumptions than those contained in the high case scenario provided to Tunstall and in the January 2011 information memorandum.   Our board of directors deemed the updated projections to be more reliable than the projections in the information memorandum, the high case projections and the base case projections.  Accordingly, our board of directors only considered the updated projections (summarized below) when it approved the transaction and our financial advisor was instructed to utilize the updated projections in connection with its opinion and related financial analyses.

In compiling the projections provided below, AMAC’s management took into account historical performance, combined with estimates regarding revenues, operating income, capital spending and stock-based compensation.  The projections were prepared prior to AMAC’s most recent quarter ended September 30, 2011 and do not reflect actual results through the end of that quarter.  The projections do not take into account any circumstances or events occurring after August 22, 2011, the date on which they were prepared, and do not give effect to the transactions contemplated by the merger agreement, including the merger.  In addition, some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such projections were made.  Except to the extent required by applicable federal securities laws, AMAC does not intend, and expressly disclaims any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the projections are shown to be in error or inappropriate. Accordingly, there can be no assurance that the results reflected in the financial projections will be realized, and actual results may vary materially from those reflected in such financial projections.

The key assumptions of AMAC’s management underlying the projections include:

•
Combined revenue growth in AMAC’s two business segments, Health and Safety Monitoring Systems (HSMS) and Telephony Based Communications Systems (TBCS) for the projected period of between 8.5% and 16.9% with a compound annual growth rate of 14.7%.  To determine growth rates, we examined trends and prospects with specific customers, vertical markets and product offerings and we assumed:

▪	HSMS revenue growth of between 4.9% and 18.0%, based on:

o	growth of existing business and new business with unidentified new accounts within our direct service provider PERS program;

o	growth of existing business from our managed long-term and private label programs;

o	new business with unidentified new accounts through the distribution of our new pill-dispenser and telehealth products;

▪	TBCS revenue growth of between 12.2% and 15.8%, based on:

o	growth of existing business and new business with unidentified new accounts within our pharmaceutical and clinical trials offering;

o	new business with unidentified new accounts within our patient concierge services offering;

o	a decline in our telephone after-hours business consistent with our past experience.

•	Our gross profit margin, as a percentage of revenues, for the projected period would remain relatively constant at approximately 54%.

•
Selling, general and administrative expenses and other operating expenses would increase at a slower rate than our revenue growth, thereby leveraging our overhead costs, consistent with our recent experience. Our selling, general and administrative expense margins, as a percent of revenue, are assumed to be 39.2%, 37.5%, 36.0%, 34.7% and 34.6%, respectively, in each year from 2011 through 2015.

•
EBITDA would improve by 8.4%, 15.3%, 17.6%, 18.8% and 14.3%, respectively, in each year from 2011 through 2015 as a result of the assumptions described above and by maintaining our gross profit margin percentages and leveraging our overhead.

•
EBIT would improve by 25.4%, 28.5%, 24.9%, 22.9% and 16.4%, respectively, in each year from 2011 through 2015 as a result of the assumptions described above and by maintaining our gross profit margin percentages and leveraging our overhead.

•
Net income would improve by 26.3%, 29.6%, 25.6%, 23.2% and 16.7%, respectively, in each year from 2011 through 2015 as a result of the assumptions described above and by maintaining our gross profit margin percentages and leveraging our overhead.

•	A tax rate of 39.4% for each year in the projected period, consistent with previous years.

•	Results of our investment in Lifecomm are not reflected.

•	Results of sale and expenses related to the sale of the Lifecomm mobile PERS product are not reflected.

•	That there would be no future acquisitions.

For purposes of the projections, EBITDA means earnings before interest, taxes, depreciation and amortization and EBIT means earnings before interest and taxes.  Each of EBITDA and EBIT is not a measure recognized by United States generally accepted accounting principles, which we refer to as U.S. GAAP.  Non-U.S. GAAP financial measures are not intended to be substitutes for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of other companies.

Selected Projected Financial Information
($s in millions)
	Fiscal Year Ending December 31
	2011E	2012E	2013E	2014E	2015E
Revenue	$44.2	$49.8	$56.8	$65.5	$76.6
Revenue Growth%	8.5%	12.6%	14.2%	15.3%	16.9%
Cost of Goods Sold	$(20.4)	$(22.8)	$(26.0)	$(30.1)	$(35.3)
Gross Profit	$23.8	$27.0	$30.8	$35.5	$41.3
Gross Margin %	53.8%	54.2%	54.2%	54.1%	53.9%
Selling, General & Administrative Expenses	$(15.8)	$(16.9)	$(18.5)	$(20.5)	$(23.0)
Other Operating Expenses (1)	$(1.5)	$(1.8)	$(2.0)	$(2.3)	$(3.5)
Depreciation & Amortization	$3.2	$2.9	$2.8	$2.9	$3.0
Adjusted EBITDA (2)	$9.7	$11.2	$13.1	$15.6	$17.8
EBITDA Margin%	21.9%	22.4%	23.1%	23.8%	23.3%
Depreciation & Amortization	$(3.2)	$(2.9)	$(2.8)	$(2.9)	$(3.0)
Adjusted EBIT (2)	$6.5	$8.3	$10.4	$12.7	$14.8
EBIT Margin%	14.6%	16.7%	18.2%	19.4%	19.4%
Other Income, net (3)	$0.0	$0.1	$0.2	$0.2	$0.3
Pre-tax Income	$6.5	$8.4	$10.5	$13.0	$15.1
Taxes @39.4%	$(2.5)	$(3.3)	$(4.1)	$(5.1)	$(6.0)
Net Income	$3.9	$5.1	$6.4	$7.9	$9.2
Net Income Margin %	8.9%	10.2%	11.2%	12.0%	12.0%

(1) Includes public filing costs plus marketing costs.

(2) Adjustments to EBITDA and EBIT include add-backs for equity in net loss from investment in Lifecomm of $1,071,912 for the six months ended 6/30/2011 and transaction expenses of $304,050 for the six months ended 6/30/2011.

(3) Includes interest expense, interest income and other miscellaneous expenses and income.

In addition, in connection with its discounted cash flow analysis, Houlihan Lokey utilized the following projected unlevered free cash flows, which were calculated based on management’s projected financial information as adjusted EBITDA, less depreciation and amortization, less taxes, plus depreciation and amortization, less capital expenditures, and less changes in working capital:

Period	Projected UFCF (in millions)
Four Months Ending December 31, 2011E	$1.7
Fiscal Year 2012E	$5.1
Fiscal Year 2013E	$5.8
Fiscal Year 2014E	$6.8
Fiscal Year 2015E	$7.4

The projections are not being included in this proxy statement for the purpose of influencing your decision whether to vote for the adoption of the merger agreement.  The projections were not prepared with a view toward public disclosure and, accordingly, were not prepared with a view to compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP. Furthermore, AMAC’s independent auditor has not examined, compiled or otherwise applied procedures to the projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them.  The projections should be read together with the historical financial statements of AMAC, which have been filed with the SEC.  See “Where You Can Find More Information.”

AMAC cautions you that the projections are speculative in nature and based upon subjective decisions and assumptions, including the assumptions described in more detail above.  The projections are also inherently subject to uncertainty because they are “forward-looking statements” that are based upon numerous factors and events that are difficult to predict and are beyond the control of the parties and their respective representatives and advisors.  Given that the financial projections cover multiple years, such information by its nature becomes less predictive with each successive year.  The financial projections and associated assumptions are likely to be different from actual results and events for any number of reasons, including general economic conditions, competition and the risks discussed in the risk factors found under Part I, Item IA, “Risk Factors” in AMAC’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q.  You should also read the section of this proxy statement entitled “Cautionary Note Regarding Forward-Looking Information” for additional information regarding the risks inherent in forward-looking information such as the projections.

Readers of this proxy statement are cautioned not to place any reliance on the financial projections set forth above.   No representation is made by AMAC, Tunstall, Charterhouse or their respective affiliates or representatives or any other person to any shareholder of AMAC regarding the ultimate performance of AMAC compared to the information included in the above summary of the financial projections or with respect to the value of the CPRs or any payments to be made under the CPR agreement.   The inclusion of the financial projections in this proxy statement should not be regarded as an indication that such financial projections will be necessarily predictive of actual future events nor construed as financial guidance, and they should not be relied on as such.

Interests of AMAC’s Executive Officers and Directors in the Merger

In considering the recommendation of AMAC’s board of directors that you vote to adopt the merger agreement you should be aware that, aside from their interests as AMAC shareholders, certain of AMAC’s executive officers and directors may have interests in the merger that may be different from, or in addition to, those of other AMAC shareholders generally.  The members of our board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to AMAC’s shareholders that the merger agreement be adopted.  See “The Merger—Background of the Merger” and “The Merger—Reasons for the Merger; Recommendation of AMAC’s Board of Directors”  AMAC’s shareholders should take these interests into account in deciding whether to vote FOR the adoption of the merger agreement.

As described in more detail below, the interests of AMAC’s executive officers and directors in the merger that may be different from, or in addition to, those of other AMAC shareholders may include:

•	in the case of the non-employee directors, the cashing-out of AMAC stock options and/or restricted stock awards;

•	in the case of Howard Siegel, Chairman of the Board and Senior Advisor, receipt of a merger-related bonus;

•	in the case of Jack Rhian, Frederic Siegel and Richard Rallo:

o	entry into new employment agreements;

o	participation in an incentive plan intended to provide an opportunity to receive value based on AMAC’s future performance; and

o	participation in an incentive plan intended to provide an opportunity to receive value upon a future sale of Tunstall; and

•	in the case of all the executive officers:

o	receipt of certain merger-related bonuses;

o	accelerated vesting and cashing-out of AMAC stock options and/or restricted stock unit awards; and

o	receipt of certain severance payments and benefits upon certain terminations of employment following closing of the merger.

These interests are described in more detail below, and certain of them are quantified in the tables that follow the narrative below.

In addition, pursuant to the merger agreement,  Tunstall has agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, of AMAC and our subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement to which AMAC or any of our subsidiaries is a party, shall survive the merger and shall continue in full force and effect.  For a period of six years from the completion of the merger, Tunstall and the surviving corporation have agreed to maintain in effect and honor the exculpation, indemnification and advancement of expenses provisions of AMAC’s and any of our subsidiaries’ organizational documents in effect immediately prior to the effective time or in any indemnification agreements of AMAC or our subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time.  A more complete description of the indemnification rights provided to AMAC’s directors and officers under the merger agreement is discussed under “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 60.

Equity Awards

Executive Officers

AMAC’s executive officers hold AMAC stock options and/or restricted stock units.

As described under “The Merger Agreement—Treatment of AMAC Common Stock, Options, Restricted Stock, Restricted Stock Units and Warrants” beginning on page 48, at the effective time, each option to purchase AMAC common stock, including those held by executive officers, whether vested or unvested, will be cancelled and will entitle the holder to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of the total number of shares subject to such stock option immediately prior to the effective time of the merger and the amount by which $8.55 exceeds the exercise price per share subject to such stock option, and, for each share subject to such stock option, one CPR (which will represent the rights provided for in the CPR agreement).

As described under “The Merger Agreement—Treatment of AMAC Common Stock, Options, Restricted Stock, Restricted Stock Units and Warrants” beginning on page 48, at the effective time of the merger, each restricted stock unit granted under an AMAC equity plan or otherwise, including those held by AMAC’s executive officers, whether vested or unvested, will be cancelled and the holder will be entitled to receive an amount in cash, without interest, equal to the product of the total number of shares subject to such restricted stock unit immediately prior to the effective time and $8.55, without interest and less any applicable withholding tax, and, for each share subject to such restricted stock unit, one CPR (which will represent the rights provided for in the CPR agreement).

Non-Employee Directors

AMAC’s four non-employee directors, Ronald Levin, Yacov Shamash, John S. T. Gallagher and Gregory Fortunoff, hold AMAC stock options, all of which are fully vested, and/or shares of restricted stock, which restricted shares are generally subject to transfer restrictions for one year from the applicable date of grant.

As described under “The Merger Agreement—Treatment of AMAC Common Stock, Options, Restricted Stock, Restricted Stock Units and Warrants” beginning on page 48, at the effective time, each option to purchase AMAC common stock, including those held by non-employee directors, whether vested or unvested, will be cancelled and will entitle the holder to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of the total number of shares subject to such stock option immediately prior to the effective time of the merger and the amount by which $8.55 exceeds the exercise price per share subject to such stock option, and, for each share subject to such stock option, one CPR (which will represent the rights provided for in the CPR agreement).

As described under “The Merger Agreement—Treatment of AMAC Common Stock, Options, Restricted Stock, Restricted Stock Units and Warrants” beginning on page 48, each AMAC restricted share that is outstanding immediately prior to the effective time of the merger will become fully vested and will be converted automatically into and will thereafter represent the right to receive the merger consideration in the same manner as all other outstanding shares of AMAC common stock.

Under AMAC’s historical director compensation program for fiscal year 2011, each of AMAC’s non-employee directors has been eligible to receive an annual grant of restricted stock having a value equivalent to the Black Scholes value of a grant of options to purchase 10,000 shares of AMAC common stock at the annual meeting for that year, and at the election of such director at the beginning of the year, certain other retainer payments either in the form of cash or as grants of restricted stock.  Pursuant to the merger agreement, AMAC’s non-employee directors will not be entitled to receive any further grants of restricted stock following the execution of the merger agreement.  Instead, the merger agreement provides that they will each receive a cash amount at the 2011 annual meeting equal to $15,600.30, the dollar value of the restricted stock grants they received at the 2010 annual meeting.  In addition, their quarterly payments of $5,500 for service on the board of directors, $1,250 for service on the audit committee and $1,250 for service on the compensation committee, which were previously payable in cash or restricted stock at the election of the director, will be paid only in cash.  Quarterly cash payments of $375 for service as chairman of the audit committee and $375 for service as chairman of the compensation committee remain unchanged.

Employment Agreements and Potential Severance Payments

New Employment Agreements

Concurrently with the execution of the merger agreement, Tunstall entered into new employment agreements with Jack Rhian, our President and Chief Executive Officer, Frederic Siegel, our Executive Vice President, and Richard Rallo, our Chief Financial Officer and Chief Operating Officer, which will become effective, be assumed by AMAC and supersede the executives’ existing employment agreements with AMAC as of the effective time of the merger.  If the merger is not completed, the new employment agreements will not become effective and the executives’ existing employment agreements, as described in AMAC’s Annual Report on Form 10-K for the year ended December 31, 2010, will continue to apply.  See “Where You Can Find More Information.”

The new employment agreements each provide for a three-year term beginning on the date that the merger is completed.   They provide that, no later than 180 days prior to the end of the three-year term, AMAC will notify each executive as to whether it intends to offer to enter into a new employment agreement with such executive.  In the event that the executive is not offered a new agreement or the terms of the new agreement offered are not acceptable to the executive, then the executive will receive as severance an amount equal to nine months of his annual base salary, payable in installments following the end of the three-year term.

Pursuant to the new employment agreements, Jack Rhian will continue to serve as AMAC’s President and Chief Executive Officer, Frederic Siegel will continue to serve as AMAC’s Executive Vice President, and Richard Rallo will continue to serve as AMAC’s Chief Operating Officer.  The new employment agreements provide for base salaries for Jack Rhian, Frederic Siegel and Richard Rallo of $300,000, $240,000 and $250,000, respectively.  The employment agreements provide for each such executive’s participation in an executive bonus plan, with a target bonus of 30% of each executive officer’s base salary and a maximum bonus of 50% of each such executive’s base salary.  Forty percent of the bonus will be based on the financial performance of Tunstall, 40% will be based on the financial performance of AMAC and 20% will be based on the achievement of personal goals for such executive.  The employment agreements also specify the annual percentage allocation of the AMAC Incentive Compensation Plan pool, described below, of 1.5125% to Jack Rhian, 0.8319% to Frederic Siegel and 1.21% to Richard Rallo.  See “The Merger — AMAC and Tunstall Group Incentive Compensation Plans” below.  The foregoing annual percentage grants under the AMAC Incentive Compensation Plan are in lieu of time vested equity compensation historically granted to each such executive under their employment agreements with AMAC.

The new employment agreements for Jack Rhian, Frederic Siegel and Richard Rallo also provide that each such executive will receive health insurance coverage and benefits that is equal to or greater than that received from AMAC immediately prior to execution of the agreements, and that such executive’s costs and out-of-pocket expenses for health insurance coverage and benefits will be consistent with the level of such costs and out-of-pocket expenses immediately prior to the execution of the agreements, except that, upon notice to such executive, the coverage and benefits may be modified in certain circumstances in connection with any modification of the coverage and benefits provided to other employees of AMAC generally.  Consistent with such executives’ existing employment agreements, the new agreements also provide for automobile stipends of $1,000 monthly for Jack Rhian and $950 monthly for each of Frederic Siegel and Richard Rallo.

The new employment agreements provide for severance benefits in the event the executive’s employment is terminated during the employment period by AMAC without cause or by the executive in a constructive termination.  For these purposes, “cause” is defined as (i) a material breach of the agreement by the executive, which breach is not cured within 30 days following written notice to the executive, (ii) the commission of gross negligence by the executive, which commission has a material adverse effect on AMAC, (iii) the commission of an act of bad faith by the executive, (iv) the commission by the executive of a criminal act of fraud, theft or dishonesty, (v) the conviction by the executive of (or plea of nolo contendere to) any felony, or misdemeanor involving moral turpitude if such misdemeanor results in material financial harm to or materially adversely affects the goodwill of AMAC or (vi) any violation by the executive of AMAC’s Code of Business Conduct and Ethics or  AMAC’s sexual harassment and other forms of harassment policy or drug and alcohol abuse policy, as set forth in AMAC’s handbook as it existed immediately prior to execution of the new employment agreements.

A constructive termination will occur if the executive terminates his employment upon 30 days’ written notice to AMAC after he has obtained actual knowledge of the occurrence of any of the following events:  (i) failure to elect or appoint, or re-elect or re-appoint, the executive to, or removal of the executive from, his office and/or position with AMAC as constituted immediately prior to the effective date of the agreement, (ii) a reduction in the executive’s overall compensation or a material adverse change to the nature and scope of the authorities, power, functions or duties normally attached to the executive’s position with AMAC, (iii) a determination by the executive made in good faith that he is unable effectively to carry out the authorities, powers, functions or duties attached to his position with AMAC, and the situation is not remedied within 30 days after receipt by AMAC of written notice from the executive of such determination, (iv) a breach of any provision of the employment agreement not covered by any of the other clauses, which is not remedied after receipt by AMAC of a written notice from the executive of such breach, or (v) a change in the location at which substantially all of the executive’s duties with AMAC are to be performed to a location that is not within a 50-mile radius of the address of the place where the executive is performing services immediately prior to the effective date of the agreement.

The severance benefits provided under the new employment agreements consist of (i) the continued payment of base salary through the third anniversary of the effective date of the agreement (but in any event for no less than 12 months), payable in installments in accordance with AMAC’s normal payroll practices, (ii) continued provision of health insurance coverage through the third anniversary of the effective date of the agreement (but in any event for no less than 12 months), except that such coverage will cease if the executive becomes covered under the health plans of another employer, (iii) a prorated bonus for the year of termination based on actual performance and (iv) a lump-sum payment equal to the product of (a) $55,000, in the case of Jack Rhian, $30,250, in the case of Frederic Siegel and $44,000, in the case of Richard Rallo, and (b) the number of years (1, 2 or 3) in the originally scheduled three-year employment period for which the executive has not yet (as of the date of termination) received annual percentage grants in the AMAC Incentive Compensation Plan.  This severance provision supersedes the severance provision in the executives’ existing agreements that provides for a severance benefit upon a termination by AMAC without cause or by the executive in a constructive termination following a change in control of AMAC (which would have been triggered by the merger) in an amount generally equal to 2.99 times each executive’s average compensation over the past five years.  While the severance would have been payable under the existing agreements upon a termination by AMAC without cause at any time during the term of the agreement following a change in control or a constructive termination within 180 days following a change in control, the new agreements provide for severance linked to the remaining term of the employment agreement upon a termination by AMAC without cause or by the executive in a constructive termination.

The new employment agreements contain the same terms regarding death and disability as the existing agreements.  In the event of the death of any of the executives during the term of the employment agreement, the executive’s estate or such other person as he designates will be entitled to receive his base salary for a period of one year from the date of his death.  In the event that any executive becomes disabled and is unable to perform his duties for a period of 180 consecutive days or an aggregate of more than 180 consecutive days in any 12-month period, AMAC may terminate his employment agreement after the expiration of such period.

In consideration for any severance payments and AMAC’s execution of a release of claims against the executive, the executives must execute a release of claims against AMAC.  The employment agreements also provide for 12-month post-termination non-competition covenants and 24-month post-termination non-solicitation covenants.

Existing Employment Agreements

AMAC’s existing employment agreement with Randi Baldwin, our Senior Vice President, Marketing and Program Development continues to apply.  Ms. Baldwin’s agreement provides that, upon a termination of employment by AMAC without cause or by Ms. Baldwin in a constructive termination (both defined similarly to the definitions in the new employment agreements for the other executives) within 180 days following a change in control of AMAC, which would include the merger, Ms. Baldwin will be entitled to be paid in a lump sum, on the termination date, an amount of cash equal to the greater of (i) an amount equal to the remainder of Ms. Baldwin’s salary that would have been payable had the agreement continued in effect for the remainder of the employment term (scheduled to end on July 1, 2012) and (ii) an amount equal to 12 months of Ms. Baldwin’s salary in effect at the time of termination.  Upon such a termination, Ms. Baldwin will also be entitled to receive her health insurance benefits otherwise payable for 12 months from the termination date.  Ms. Baldwin will be subject to a 12-month post-termination non-competition covenant and a 24-month post-termination non-solicitation covenant.  For a more detailed description of Ms. Baldwin’s employment agreement, please refer to AMAC’s Annual Report on Form 10-K for the year ended December 31, 2010.  See “Where You Can Find More Information.”

Howard Siegel’s existing employment agreement with AMAC does not provide for any amounts to be payable upon closing of the merger or upon a termination of his employment following closing provided that Mr. Siegel is entitled to 90 days’ notice of termination.

Sign-On and Performance Bonus Plan

In connection with the execution of the merger agreement, Tunstall has adopted the Sign-On and Performance Bonus Plan, which provides for an aggregate bonus pool of $2,000,000, consisting of a $1,000,000 Tranche 1 sign-on bonus pool to be payable to designated employees at closing, subject to continued employment through the closing, and a $1,000,000 Tranche 2 performance bonus pool to be payable to separately designated employees in early 2013, subject to continued employment through December 31, 2012 (except as provided below) and the achievement of an AMAC performance condition.  In order for the Tranche 2 performance bonus to be paid, the 2012 pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) of AMAC (factoring in the pro forma annualized benefit of the total cost savings and other synergies that have been achieved or that have been identified and with respect to which a definitive action plan has been formulated and approved) must be equal to or greater than the sum of (i) the forecasted EBITDA for 2012 and (ii) the total annual cost savings and other synergies to be targeted by AMAC following the closing, which amount will be agreed between Jack Rhian and the chief executive officer of Tunstall prior to closing and will be between $700,000 and $1,900,000.

Jack Rhian will participate in the Sign-On and Performance Bonus Plan with a minimum entitlement of 19% of the Tranche 1 sign-on bonus pool, and 20% of the Tranche 2 performance bonus pool, with the exact percentages to be determined by Tunstall.  Mr. Rhian is generally empowered to designate the other participants in each tranche of the plan and to determine such participants’ bonus percentages, provided that the Sign-On and Performance Bonus Plan specifies that Frederic Siegel and Richard Rallo and a certain other employee of AMAC who is not currently an executive officer will participate in the Tranche 2 performance bonus pool and that their aggregate bonus percentages will be no less than 51% of the excess of 100% over Jack Rhian’s bonus percentage of such pool.  Mr. Rhian has already designated the participants in the Tranche 1 sign-on bonus pool and determined their respective bonus percentages.  Each of Frederic Siegel, Richard Rallo, Randi Baldwin and Howard Siegel are, among others, participants in the Tranche 1 sign-on bonus pool, and will be entitled to 19%, 19%, 5% and 5% respectively of such pool.  Under the Sign-On and Performance Bonus Plan, the participants other than Jack Rhian, Frederic Siegel and Richard Rallo will be designated, and each participant’s bonus percentage for the Tranche 2 performance bonus pool will be determined on or prior to February 1, 2013.  Howard Siegel will not be a participant in the Tranche 2 performance bonus pool.

Following a termination of employment without cause or a constructive termination (in the case of Jack Rhian, Frederic Siegel and Richard Rallo, as defined in their new employment agreements, and in the case of Randi Baldwin, as defined in her existing employment agreement) or termination by reason of death or disability, after closing and prior to December 31, 2012, each participant in the Sign-On and Performance Bonus Plan will be entitled to receive his or her Tranche 2 performance bonus if the applicable performance metric is achieved.  In the case of all other types of termination of employment, participants will forfeit their Tranche 2 performance bonus percentages and such bonus percentages will be reallocated to other participants.

AMAC and Tunstall Group Incentive Compensation Plans

Tunstall and Mr. Rhian have agreed to the primary terms of an AMAC Incentive Compensation Plan to be established prior to closing.  Each of Jack Rhian, Frederic Siegel and Richard Rallo , as well as other individuals to be determined by Mr. Rhian and Tunstall, will participate in the plan.  The exact structure of the plan has not yet been determined.

The AMAC Incentive Compensation Plan will provide payouts to participants upon a Tunstall sale event (as defined in the CPR Agreement) based on how the “Final LTM EBITDA” of AMAC compares to the “Closing LTM EBITDA” of AMAC and based on the return to Charterhouse on its net equity investment in AMAC.  ”Closing LTM EBITDA” is defined as the actual “last 12 months” earnings before interest, taxes, depreciation and amortization of AMAC as of closing, plus an amount representing total annual cost savings and other synergies to be targeted by AMAC following the closing, with such amount to be agreed upon between Mr. Rhian and the chief executive officer of Tunstall under the terms of the Sign-On and Performance Bonus Plan as described above.  ”Final LTM EBITDA” is defined as the actual LTM EBITDA of AMAC as of a Tunstall sale event or the date of termination of employment.  However, in the case of a Tunstall sale event or a termination of employment in the first 24 months following closing, the Final LTM EBITDA will be equal to the sum of the actual LTM EBITDA as of such date and an amount representing the pro forma annualized benefit of the total cost savings and other synergies that have been achieved or that have been identified and with respect to which a definitive action plan has been formulated and approved, in each case to the extent not already reflected in the actual LTM EBITDA as of such date, in the same manner as such pro forma annualized benefit is included in the calculation of 2012 pro forma EBITDA for purposes of the Sign-On and Performance Bonus Plan.  Closing LTM EBITDA and Final LTM EBITDA will exclude profits and losses from AMAC’s investment in Lifecomm LLC and one-time extraordinary and non-recurring items.

Charterhouse’s net equity investment in AMAC is defined as Charterhouse’s total original equity requirement to purchase AMAC (excluding the value of the CPRs), reduced by the leverage attributable to AMAC as of the proposed post-closing refinancing of the combined Tunstall/AMAC group.

Each participant will be entitled to a percentage share of the incentive compensation pool established under the AMAC Incentive Compensation Plan.  For each participant, such percentage will consist of the sum of (i) such participant’s “Invested Percentage” (which will consist of 0.000055% for each dollar invested by such participant in the plan), (ii) such participant’s “Closing Percentage”, which, for each executive officer, will consist of 5%, and (iii) the aggregate percentages such participant has been granted pursuant to the annual grants provided for in his employment agreement (1.5125% to Jack Rhian, 0.8319% to Frederic Siegel and 1.21% to Richard Rallo).  Mr. Rhian is required to invest $500,000 in the AMAC Incentive Compensation Plan.  If it is not possible for Mr. Rhian to invest his merger proceeds in the plan on a pre-tax basis, then he will be required to invest only an after-tax amount of $250,000, which will garner the same percentage in the plan as an investment of $500,000 would have.  The other executive officers are invited to invest in the plan but are not required to do so, and will be afforded the same adjustments described for Mr. Rhian in the previous sentence if it is not possible for them to invest their merger proceeds in the plan on a pre-tax basis.

Upon a Tunstall sale event, if the Final LTM EBITDA is less than Closing EBITDA, participants in the AMAC Incentive Compensation Plan will forfeit their original investments and the incentive compensation pool will not be payable.  If Final LTM EBITDA is equal to or more than Closing EBITDA, and the return to Charterhouse on its net equity investment in AMAC is less than a specified threshold, then participants’ original investments will be returned without any interest or return.  If Final LTM EBITDA is equal to or more than Closing EBITDA, and the return to Charterhouse on its net equity investment in AMAC is equal to or more than a specified threshold, then participants’ original investments will be returned, an incentive compensation pool equal to 20% of the “Incremental Equity Value” will be established, and participants will receive their shares (determined as explained above) of the incentive compensation pool.  The Incremental Equity Value will be calculated by (i) multiplying the excess of the Final LTM EBITDA over the Closing LTM EBITDA by 7.8, (ii) adding the pro forma free cash flow generated by AMAC from closing through the Tunstall sale event, (iii) subtracting the pro forma cost of debt servicing, and (iv) subtracting a specified threshold.

Upon a termination without cause or a constructive termination (as defined in the participants’ employment agreements) or death or disability, then, if Final LTM EBITDA is equal to or more than Closing LTM EBITDA, the participant will have his original investment returned to him, and he will be entitled to receive his share of the incentive compensation pool, depending on Charterhouse’s return, determined as explained above, but with such share determined by adding the sum of the participant’s Invested Percentages and any additional percentages granted to such participant pursuant to such participant’s employment agreement, but not including any Closing Percentages.  If the Final LTM EBITDA is less than the Closing LTM EBITDA, the participant will have a portion of his original investment returned to him, with such portion proportionate to the ratio of Final LTM EBITDA to Closing LTM EBITDA, and he will not be entitled to receive any portion of the incentive compensation pool.  Upon a termination for cause or a voluntary resignation, the participant will either forfeit his entire original investment or have his entire original investment returned to him, depending on the Final LTM EBITDA as described above, and he will not be entitled to receive any portion of the incentive compensation pool.  For purposes of all terminations of employment, Final LTM EBITDA will be determined as of the date of termination, rather than as of the Tunstall sale event.

In addition to the AMAC Incentive Compensation Plan, which is based on AMAC’s performance, at the discretion of the Tunstall Remuneration Committee, and subject to meeting their performance goals, the executive officers will also be invited to participate in a Tunstall Group incentive compensation plan, which will be designed following closing.  It is anticipated that, in connection with a sale of Tunstall, the executive officers will receive a pro rata share of the pool to be established under this plan, the value of which will be determined by reference to the growth in value of the Tunstall/AMAC group’s equity and equity-related instruments.

Quantification of Payments and Benefits

The following tables show the amounts of payments and benefits that each AMAC director and executive officer would receive in connection with the merger, assuming closing of the merger occurred on December 31, 2011, and, in the case of the executive officers, the executive officers’ employment were terminated by AMAC without cause or by the executive in a constructive termination immediately following the closing.  The first table, entitled “Total Golden Parachute Compensation”, along with its footnotes, shows the total compensation payable to AMAC’s four executive officers and five directors who are not executive officers in connection with the merger.  The second table, entitled “Golden Parachute Compensation Subject to Shareholder Advisory Vote” shows only the compensation that is payable to the executive officers pursuant to arrangements with AMAC (and not pursuant to arrangements with Tunstall), which compensation is, pursuant to SEC rules, subject to an advisory vote of AMAC’s shareholders, as described under “Merger-Related Executive Compensation Arrangements (Proposal 3).”

Total Golden Parachute Compensation

Name	Cash (1) ($)	Equity (2) ($)	Perquisites/ benefits (3) ($)	Other (4) ($)	Total (5) ($)
Jack Rhian	1,065,000	735,568	49,136	190,000	2,039,704
Frederic Siegel	810,750	774,048	71,364	190,000	1,846,162
Richard Rallo	882,000	385,665	71,364	190,000	1,529,029
Randi Baldwin	190,000	239,525	16,379	50,000	495,904
Howard M. Siegel	-	-	-	50,000	$50,000
Ronald Levin	-	112,000	-	-	112,000
Yacov Shamash	-	112,000	-	-	112,000
John S.T. Gallagher	-	33,593	-	-	33,593
Gregory Fortunoff	-	32,464	-	-	32,464

(1) The amounts shown in this column represent the cash severance payments that the executive officer would receive if such executive’s employment was terminated by AMAC without cause or by the executive in a constructive termination immediately following the closing (a “double-trigger payment”), broken down as follows:

	Severance Amounts (Double-Trigger)
Executive Officer	Continued Base Salary ($)	Bonus Amount ($)	Incentive Compensation Plan Cash in Lieu of Annual Percentage Grant ($)
Jack Rhian	900,000	-	165,000
Frederic Siegel	720,000	-	90,750
Richard Rallo	750,000	-	132,000
Randi Baldwin	190,000	-	-

As described above, the cash severance payments consist of (a) the greater of the amount of base salary payable for the remainder of the term of the employment agreement and 12 months of base salary (which, if closing and termination of employment were to occur on December 31, 2011, would consist of the full three years of salary for Jack Rhian, Frederic Siegel and Richard Rallo, and 12 months of salary for Ms. Baldwin), (b) for Jack Rhian, Frederic Siegel and Richard Rallo, a pro-rated annual bonus for the year of termination based on actual performance (not included in the table as described below) and (c) for Jack Rhian, Frederic Siegel and Richard Rallo, a lump-sum payment representing the cash value of the annual percentage grants in the AMAC Incentive Compensation Plan provided for under the employment agreements but not yet granted as of the termination date. Such payments would be triggered, in the case of Jack Rhian, Frederic Siegel and Richard Rallo, assuming a qualifying termination of employment within the three year employment terms of their new employment agreements and, in the case of Randi Baldwin, assuming a qualifying termination within 180 days of closing.  We have not included in the table any amounts payable under the executive bonus plan as severance following qualifying terminations under Tunstall’s new employment agreements with Jack Rhian, Frederic Siegel and Richard Rallo because the payment of all such amounts is contingent on the post-closing achievement of certain performance criteria, as described above.  In addition, payments of bonuses as part of severance under the new employment agreements are pro-rated and would be payable with respect to only one day of the term of the agreement assuming termination immediately following closing.  Similarly, we have not included any amounts payable following a qualifying termination of employment under the Tranche 2 performance bonus pool of the Sign-On and Performance Bonus Plan described above because all such amounts are contingent on the 2012 performance of AMAC.

(2)  The equity amounts consist of the accelerated vesting of unvested options and/or restricted stock units, in the case of the executive officers, and restricted shares, in the case of non-employee directors, and the cancellation of all (including previously vested) options, restricted stock units and restricted shares in exchange for cash payments, which accelerated vesting and cash-out will occur automatically upon closing and is not conditioned upon a termination of employment (a “single-trigger payment”).  The following table shows the amounts in this column attributable to equity awards, which were calculated based on the $8.55 per share cash portion of the merger consideration.  The tables do not quantify the value of the CPRs to be provided in addition to the cash portion of the merger consideration to each shareholder and equity award holder, as described above.

Name	Number of Shares Underlying Unvested Stock Options (#)	Value of Unvested Stock Options (net of per share exercise price ($))	Number of Shares Underlying Vested Stock Options (#)	Value of Vested Stock Options (net of per share exercise price ($))	Number of Shares Underlying Unvested RSUs (#)	Value of Unvested RSUs ($)	Number of Restricted Shares (#)	Value of Restricted Shares ($)
Jack Rhian	-	-	93,199	479,068	30,000	256,500	-	-
Frederic Siegel	-	-	123,926	632,973	16,500	141,075	-	-
Richard Rallo	18,274	48,792	60,352	336,873	-	-	-	-
Randi Baldwin	-	-	57,680	239,525	-	-	-	-
Ronald Levin	-	-	20,000	112,000	-	-	-	-
Yacov Shamash.	-	-	20,000	112,000	-	-	-	-
John S.T. Gallagher	-	-	-	-	-	-	3,929	33,593
Gregory Fortunoff	-	-	-	-	-	-	3,797	32,464

Depending on when the closing occurs, certain equity awards shown as unvested in the table may become vested in accordance with their terms without regard to the closing.  This table does not include the cash retainers that the non-employee directors are entitled to receive in lieu of future restricted stock grants for their services during fiscal 2011 prior to closing.

(3) The amounts in this column represent the value of continued health benefits for the three-year employment term for Jack Rhian, Frederic Siegel and Richard Rallo, and for 12 months for Ms. Baldwin, all of which are double-trigger benefits payable upon a qualifying termination of employment following closing.

(4) The amounts in this column represent the $190,000 Tranche 1 sign-on bonus for each of Jack Rhian, Frederic Siegel and Richard Rallo, and the $50,000 Tranche 1 sign-on bonus for each of Randi Baldwin and Howard Siegel, each of which are single-trigger benefits payable automatically upon closing (subject to such individual’s continued employment through closing) and not conditioned upon a termination of employment.  The $50,000 cash amount payable to Howard Siegel will be offset by an amount attributable to the purchase for him by AMAC of the company car that he uses currently, as provided under his employment agreement with AMAC, which amount will be based on the undepreciated value of such car at closing.  As described above, the Sign-On and Performance Bonus Plan specifies that Mr. Rhian will be entitled to receive a minimum of 19% of the Tranche 1 sign-on bonus pool and 20% of the Tranche 2 performance bonus pool.  We have not included any amounts payable under the Tranche 2 performance bonus pool or the AMAC Incentive Compensation Plan for any of the executive officers because all such amounts are contingent on the post-closing performance of AMAC, and are not payable solely based upon closing.

(5) The following table breaks down the Total figures between amounts payable attributable to double-trigger arrangements and amounts payable pursuant to single-trigger arrangements .

Name	Single Trigger ($)	Double-Trigger ($)
Jack Rhian	925,568	1,114,136
Frederic Siegel	964,048	882,114
Richard Rallo	575,665	904,572
Randi Baldwin	289,525	206,379
Howard M. Siegel	50,000	-
Ronald Levin	112,000	-
Yacov Shamash	112,000	-
John S.T. Gallagher	33,593	-
Gregory Fortunoff	32,464	-

Golden Parachute Compensation Subject to Shareholder Advisory Vote

Executive Officer	Cash (1) ($)	Equity (2) ($)	Perquisites/ benefits (3) ($)	Total (4) ($)
Jack Rhian	-	735,568	-	735,568
Frederic Siegel	-	774,048	-	774,048
Richard Rallo	-	385,665	-	385,665
Randi Baldwin	190,000	239,525	16,379	445,904

(1) The amount shown in this column represents the double-trigger cash severance payments that Ms. Baldwin would receive in connection with the merger, assuming the merger is completed and such officer’s employment was terminated by AMAC without cause or by the executive in a constructive termination immediately following the closing, pursuant to her employment agreement with AMAC, as described in footnote (1) to the Total Golden Parachute Compensation table.  In accordance with SEC rules, the other executive officers’ potential severance payments under their new employment arrangements with Tunstall (as well as any amounts payable under the Sign-On and Performance Bonus Plan and the AMAC Incentive Compensation Plan) are not subject to the shareholder advisory vote because they are payable pursuant to arrangements with Tunstall, and AMAC is not a party to such arrangements.

(2)  The equity amounts consist of the accelerated vesting of unvested options and restricted stock units and the cancellation of all (including previously vested) options and restricted stock units in exchange for cash payments, which accelerated vesting and cash-out are single-trigger benefits that will occur automatically upon closing and are not conditioned upon a termination of employment.  The following table shows the amounts in this column attributable to equity awards, which were calculated based on the $8.55 per share cash portion of the merger consideration.  The tables do not quantify the value of the CPRs to be provided in addition to the cash portion of the merger consideration to each shareholder and equity award holder, as described above.

Name	Number of Shares Underlying Unvested Stock Options (#)	Value of Unvested Stock Options (net of per share exercise price ($))	Number of Shares Underlying Vested Stock Options (#)	Value of Vested Stock Options (net of per share exercise price ($))	Number of Shares Underlying Unvested RSUs (#)	Value of Unvested RSUs ($)
Jack Rhian	-	-	93,199	479,068	30,000	256,500
Frederic Siegel	-	-	123,926	632,973	16,500	141,075
Richard Rallo	18,274	48,792	60,352	336,873	-	-
Randi Baldwin	-	-	57,680	239,525	-	-

Depending on when the closing occurs, certain equity awards shown as unvested in the table may become vested in accordance with their terms without regard to the closing.

(3) The amount in this column represents the value of continued health benefits for 12 months for Ms. Baldwin, which are double-trigger benefits payable upon a qualifying termination of employment within 180 days following closing.

(4) The following table breaks down the Total figures between amounts payable attributable to double-trigger arrangements and amounts payable pursuant to  single-trigger arrangements.

Name	Single Trigger ($)	Double-Trigger ($)
Jack Rhian	735,568	-
Frederic Siegel	774,048	-
Richard Rallo	385,665	-
Randi Baldwin	239,525	206,379

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the completion of the merger under the HSR Act has expired or been terminated.

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the FTC, and the Antitrust Division, and until the expiration of a 30 calendar day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective notification and report forms.  If the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Material prior to the expiration of the waiting period, the parties must observe a second 30 calendar day waiting period, which would begin to run only after both parties have substantially complied with the request for information, unless the waiting period is terminated earlier or extended with the consent of the parties.  On October 17, 2011, AMAC and Tunstall filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division.  AMAC and Tunstall each received confirmation of early termination of the initial waiting period under the HSR Act effective as of October 28, 2011.

At any time before or after completion of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of AMAC or Tunstall requiring AMAC or Tunstall to license, or hold separate, assets or terminate existing relationships and contractual rights.  In addition, at any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of AMAC or Tunstall. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Litigation Relating to the Merger

Following the September 22, 2011 announcement of the merger agreement, on or about September 28, 2011, a purported class action lawsuit was filed against AMAC and the members of our board of directors by Joseph Weiss, on behalf of himself and all similarly situated shareholders.  The complaint was filed in the Supreme Court of the State of New York, County of Nassau.  The lawsuit asserts claims for breach of fiduciary duty against AMAC’s directors, some of whom are also officers.  The lawsuit seeks injunctive relief preventing the merger, recovery of damages as a result of the alleged actions of AMAC’s directors, and costs, and disbursements of the lawsuit, including attorneys’, accountants’ and experts’ fees.

On or about September 30, 2011, a purported shareholder’s class action complaint was filed against AMAC, the members of our board of directors, Tunstall and merger sub by Diane Kent, on behalf of herself and all similarly situated shareholders.  The complaint was filed in the Supreme Court of the State of New York, County of Queens.  The lawsuit asserts claims for breach of fiduciary duty against the members of our board of directors and aiding and abetting breach of fiduciary duty against AMAC, Tunstall and merger sub.  The lawsuit seeks to enjoin the defendants from completing the merger, commencement of an unspecified sales process, imposition of a constructive trust, attorneys’ and experts’ fees and costs and other equitable relief.

On or about October 24, 2011, a purported shareholder’s class action complaint was filed against AMAC and the members of our board of directors by Joyce Fauci, on behalf of herself and all similarly situated shareholders.  The complaint was filed in the Supreme Court of the State of New York, County of Queens.  The lawsuit asserts claims for breach of fiduciary duty against the members of our board of directors and aiding and abetting breach of fiduciary duty against AMAC.  The lawsuit seeks to enjoin the defendants from completing the merger, rescission or rescissory damages, an accounting for damages caused by the defendants and all profits and special benefits obtained as a result of the alleged breach of fiduciary duty, and costs of the lawsuit, including attorneys’, and experts’ fees.

On October 27, 2011, the plaintiffs in the actions commenced in Queens, Diane Kent and Joyce Fauci (together, the “Queens Plaintiffs”), filed a motion seeking to consolidate the actions they commenced, as well as any subsequently filed related actions, under the index number for the action commenced by Diane Kent, designating the caption of the requested resulting consolidated action as In re American Medical Alert Corp. Shareholder Litigation and appointing the law firms of Robbins Umeda LLP and Levi & Korsinsky LLP as Co-Lead Counsel in the requested consolidated action.  The Queens Plaintiffs advise the Court in their motion that Joseph Weiss, who commenced the action pending in Nassau County, supports the motion and has agreed to coordinate efforts and jointly prosecute a consolidated action in Queens County.  The Queens Plaintiffs’ motion is pending.

AMAC and our board of directors believe that these lawsuits are without merit and intend to defend them vigorously.

Delisting and Deregistration of AMAC Common Stock

If the merger is completed, AMAC’s common stock will be delisted from The NASDAQ Capital Market and deregistered under the Exchange Act, and AMAC will no longer file periodic reports with the SEC related to AMAC common stock.

Financing the Merger

The merger is not subject to a financing condition and Tunstall does not require third party debt financing for the merger.  Tunstall contemplates the use of equity financing to be provided by its existing investors for the funds needed to complete the merger.  However, Tunstall is considering and may pursue other financing arrangements on terms and conditions favorable to Tunstall.

Anticipated Date of Closing

We are working towards completing the merger as quickly as possible.  Assuming timely satisfaction of the closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger could be completed as early as the fourth quarter of 2011.  However, we cannot assure you when or if the merger will occur.  If our shareholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement.

 No Rights of Shareholders to Seek Appraisal

The New York Business Corporation Law does not permit shareholders to exercise dissenters’ rights in connection with the merger. This means that you are not entitled, under New York law, to have the fair value of your shares of AMAC common stock determined by the New York courts in connection with the merger or to receive payment based on that valuation.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us.  Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about AMAC contained in this proxy statement or in AMAC’s public reports filed with the SEC may supplement, update or modify the representations and warranties made by AMAC contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by AMAC, Tunstall and merger sub were qualified and subject to important limitations agreed to by AMAC, Tunstall and merger sub in negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure letter that AMAC delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of merger sub with and into AMAC upon the terms, and subject to the conditions, set forth in the merger agreement. Following the merger, the separate corporate existence of merger sub will cease, and as the surviving corporation, AMAC will continue to exist following the merger as a wholly owned subsidiary of Tunstall.

At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended and restated to be identical to the certificate of incorporation of the merger sub, except that the name of the surviving corporation shall be “American Medical Alert Corp.”  The bylaws of the surviving corporation will be amended and restated to be identical to the bylaws of merger sub in effect immediately prior to the effective time of the merger until amended in accordance with its terms or by applicable law.

The directors of merger sub immediately prior to the effective time of the merger will be the directors of the surviving corporation until the earlier of their resignations or removal or until their respective successors are duly elected and qualified.  The officers of AMAC immediately prior to the effective time of the merger will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected or approved and qualified.

Following the completion of the merger, AMAC common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and to cease to be publicly traded.

Closing and Effective Time of the Merger

Unless Tunstall and AMAC otherwise agree in writing, the closing will take place no later than the third business day following the date on which the last of the conditions to closing (described under “The Merger Agreement—Conditions to the Merger” beginning on page 58 below) has been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the fourth quarter of 2011.  As soon as practicable on the closing date, AMAC will file a certificate of merger with the Department of State of the State of New York and will make any and all other filings or recordings required under New York Business Corporations Law.  The merger will become effective at such time as Tunstall and AMAC agree to in writing and specify in the certificate of merger, but no later than the second business day after the closing date.

Treatment of AMAC Common Stock, Options, Restricted Stock, Restricted Stock Units and Warrants

Common Stock

At the effective time of the merger, each share of AMAC common stock, issued and outstanding immediately prior to the effective time of the merger (other than treasury shares of AMAC and any shares owned by Tunstall, merger sub or any wholly owned subsidiary of AMAC), will convert automatically into the right to receive $8.55 in cash, without interest and less any applicable withholding tax, and one CPR, which will represent the rights provided for in the CPR agreement.  Treasury shares of AMAC and any shares of AMAC common stock owned by Tunstall or merger sub will be automatically canceled and no consideration will be given in exchange for these shares.  Each share held by a wholly owned subsidiary of AMAC will remain outstanding and will become that number of shares of the surviving corporation that bears the same ratio to the aggregate number of outstanding shares of the surviving corporation as the number of shares held by such subsidiary bore to the aggregate number of outstanding shares of AMAC immediately prior to the effective time of the merger.  Each share of common stock of merger sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the surviving corporation.

Options

At the effective time of the merger, each option to purchase shares under any stock option, stock purchase or equity compensation plan, arrangement or agreement of AMAC, or otherwise, whether vested or unvested, will be cancelled and will entitle the holder to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of the total number of shares subject to such stock option immediately prior to the effective time of the merger and the amount by which $8.55 exceeds the exercise price per share subject to such stock option, and, for each share subject to such stock option, one CPR, which will represent the rights provided for in the CPR agreement.

Restricted Stock

At the effective time of the merger, each share subject to restrictions on transfer and/or forfeiture granted under an AMAC equity plan or otherwise will become fully vested and will be converted automatically into the right to receive $8.55 in cash, without interest and less applicable withholding taxes, and one CPR, which will represent the rights provided for in the CPR agreement.

Restricted Stock Units

At the effective time of the merger, each restricted stock unit granted under an AMAC equity plan or otherwise, whether vested or unvested, will be cancelled and the holder will be entitled to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of the total number of shares subject to such restricted stock unit immediately prior to the effective time and $8.55, and, for each share subject to such restricted stock unit, one CPR, which will represent the rights provided for in the CPR agreement.

Warrants

At the effective time of the merger, each warrant to purchase AMAC common stock that is outstanding immediately prior to the effective time will be redeemed at the Black-Scholes Value of such warrant at that time, pursuant to the terms and conditions of such warrant.

Exchange and Payment Procedures

Prior to the effective time of the merger, Tunstall will appoint a paying agent mutually acceptable to Tunstall and AMAC for the purpose of exchanging shares for the cash portion of the merger consideration.  Prior to the effective time, Tunstall will deposit with the paying agent in trust for the benefit of holders of the shares (other than the excluded shares), cash in an amount equal to the aggregate cash portion of the merger consideration into which shares will be converted.  The cash deposited with the paying agent will be referred to below as the “Payment Fund.”

As soon as reasonably practicable after the effective time of the merger and in any event within five business days, the surviving corporation will cause the paying agent to mail to each holder of record of (i) an outstanding certificate that immediately prior to the effective time of the merger represented outstanding shares or (ii) uncertificated shares represented by book entry, (a) a letter of transmittal in customary form, (b) instructions for use in effecting the surrender of the certificates or book entry shares in exchange for the cash portion of the merger consideration and (c) a copy of the CPR agreement.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without an executed copy of the letter of transmittal.

You will not be entitled to receive the merger consideration until you deliver a letter of transmittal, duly completed and executed, to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of AMAC, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by AMAC to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable upon the surrender of your certificates or book-entry shares.  Tunstall, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the cash portion of the merger consideration.  Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

No later than three business days following the effective time of the merger, Tunstall will cause the surviving corporation to pay to each holder of stock options or stock units granted under AMAC’s equity incentive programs or otherwise the amounts to which the holder is entitled to, as discussed above, through the surviving corporation’s or applicable subsidiary’s payroll system.  Tunstall will take all action necessary so that as promptly as practicable following the effective time of the merger, the surviving corporation will pay or cause to be paid to the holder of warrants to purchase AMAC common stock, in exchange for a warrant cancellation agreement, the amounts to which such holder is entitled.

At the effective time of the merger, there will be no further registration of transfers on our stock transfer books of the surviving corporation of the shares that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, a certificate is presented to the surviving corporation or the paying agent for transfer or transfer is sought for book-entry shares, such certificate or book-entry shares will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the merger consideration to which such person is entitled pursuant to the merger agreement.

The paying agent will invest any cash included in the Payment Fund as directed by Tunstall, provided that (i) such investments will be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), (ii) that no such investment or losses thereon will affect the merger consideration payable to holders of certificates or book-entry shares entitled to receive such consideration, and (iii) Tunstall will provide additional funds to the paying agent for the benefit of holders of certificates and book-entry shares in the amount of any such losses to the extent necessary for payment of the merger consideration.  Any interest or other income resulting from such investments will be paid to Tunstall, upon demand.

Any portion of the Payment Fund deposited with the paying agent that remains undistributed to holders of certificates or book-entry shares on the 12-month anniversary of the effective time of the merger will be delivered to the surviving corporation upon demand.  Any holders of certificates or book-entry shares who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the merger consideration, without interest (subject to applicable abandoned property, escheat or similar laws). None of Tunstall, the surviving corporation or the paying agent or any other person will be liable to any person for any cash from the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction of that certificate, and, if required by Tunstall or paying agent, post a bond in a reasonable amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure letter delivered by AMAC to Tunstall prior to the execution of the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing, power and authority to own, lease and operate our properties, authority to carry on our businesses, and due qualification and licensing to do business;

•	our capitalization;

•	the ownership of the equity interests of our subsidiaries and other entities in which AMAC holds an equity interest;

•	our corporate power and authority to enter into, and complete the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•
the declaration of advisability of the merger agreement, the CPR agreement and the merger and other transactions contemplated in the merger agreement by our board of directors, and the approval of the merger agreement, the CPR agreement and the merger and other transactions contemplated in the merger agreement by our board of directors;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing the merger agreement;

•	required governmental consents, approvals, notices and filings;

•	our SEC filings since January 1, 2008 and the financial statements included therein;

•
compliance with applicable requirements of the Securities Act of 1933, the Securities Exchange Act, and the Sarbanes-Oxley Act of 2002, and the listing and corporate governance rules and regulations of the NASDAQ;

•	the absence of certain undisclosed liabilities;

•	the absence of any outstanding or unresolved comments in the comment letters received from the SEC staff with respect to our SEC filings;

•	our disclosure controls and procedures and internal controls over financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles;

•
the absence of an AMAC material adverse effect (as described below) since December 31, 2010 and the absence of certain other changes or events since December 31, 2010 through the date of the merger agreement;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	compliance with applicable laws, government orders, licenses, permits and consent decrees;

•	employee benefit plans;

•	certain employment and labor matters;

•	environmental matters;

•	tax matters;

•	material contracts and the absence of any default under any material contract;

•	insurance policies;

•	real and personal property;

•	intellectual property;

•	the inapplicability of any anti-takeover law to the merger;

•	the absence of any undisclosed related party transactions;

•	compliance with restrictions on certain payments by AMAC and its subsidiaries, including the federal Foreign Corrupt Practices Act of 1977;

•	our 20 largest customers and 10 largest suppliers;

•
compliance with all applicable health care laws, including Health Insurance Portability and Accountability Act of 1996, and the absence of recalls, safety notices, Food and Drug Administration or other governmental notices or actions or recoupments;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the receipt of an opinion from our financial advisor.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “AMAC material adverse effect,” which means an event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate:

(A)
has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of AMAC and its subsidiaries, taken as a whole; or

(B)
materially impairs the ability of AMAC to complete or prevents or materially delays the closing or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so.

However, an AMAC material adverse effect shall not include any event, change, circumstance, occurrence, effect or state of facts:

•
generally affecting the economy or the financial or securities markets, whether outside or in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general;

•
resulting from or arising out of any changes or developments in national, regional, state or local markets for remote patient monitoring technologies and/or the provision of emergency response or call center solutions primarily to the healthcare community;

•	reflecting or resulting from changes in law or U.S. generally accepted accounting principles;

•	resulting from or arising out of the announcement of the merger agreement or the announcement of the transactions contemplated in the merger agreement;

•
any actions taken in compliance with the terms of the merger agreement, or the taking of any action required by the merger agreement or the failure to take any action prohibited by the merger agreement;

•	any outbreak or escalation of hostilities or declarations of war or terrorism; or

•	any changes in the share price or trading volume of the shares, or the failure of AMAC to meet projections or forecasts;

except, in each case with respect to bullet points (1), (2), (3) and (6) immediately above, to the extent that such event, change, occurrence, effect or state of facts is materially and disproportionately adverse to AMAC and its subsidiaries, taken as a whole, when compared to other similarly situated companies operating in the geographies and industries in which AMAC and its subsidiaries operate.

The merger agreement also contains customary representations and warranties made by Tunstall and merger sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Tunstall and merger sub relate to, among other things:

•
their due organization, existence, good standing, power and authority to own, lease and operate their properties, authority to carry on their business, and due qualification and licensing to do business;

•	their ownership of all of the outstanding capital stock of merger sub;

•	their corporate power and authority to enter into the merger agreement, and complete the transactions under the merger agreement, and the enforceability of the merger agreement against them;

•
the absence of violations of, or conflicts with, their governing documents or applicable law or the loss of a material benefit or a creation of a lien upon their properties or assets, as a result of their entering into and performing their obligations under the merger agreement;

•	required governmental consents, approvals, notices and filings;

•
the absence of legal proceedings and investigations against Tunstall and merger sub that would adversely affect the ability of Tunstall and merger sub to complete the transactions contemplated by the merger agreement;

•	compliance with applicable laws, government orders, licenses, permits and consent decrees;

•	availability of sufficient funds to pay the merger consideration;

•	delivery of Tunstall’s audited financial statements prepared in compliance with United Kingdom generally accepted accounting principles;

•	the absence of any liabilities that would have a Tunstall material adverse effect (as described below);

•	their lack of ownership of AMAC shares other than as a result of the merger agreement or transactions contemplated thereby; and

•	the absence of any undisclosed broker’s or finder’s fees.

Many of Tunstall’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Tunstall material adverse effect,” which means an event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Tunstall, or (B) materially impairs the ability of Tunstall to complete the merger, or prevents or materially delays the closing or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so.

However, a Tunstall material adverse effect shall not include any event, change, circumstance, occurrence, effect or state of facts:

•
generally affecting the economy or the financial or securities markets, whether outside or in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general;

•	resulting from or arising out of any changes or developments in national, regional, state or local markets for telehealthcare solutions;

•	reflecting or resulting from changes in law or United Kingdom generally accepted accounting principles, International Financial Reporting Standards or accounting standards or interpretations;

•	resulting from or arising out of the announcement of the merger agreement or the transactions contemplated in the merger agreement; or

•	any outbreak or escalation of hostilities or declarations of war or terrorism;

except, in each case with respect to bullet points (1), (2), (3) and (5) immediately above, to the extent that such event, change, occurrence, effect or state of facts is materially and disproportionately adverse to Tunstall and its subsidiaries, taken as a whole, when compared to other persons operating in the geographies and industries in which Tunstall and its subsidiaries operate.
The representations and warranties in the merger agreement of each of AMAC, Tunstall and merger sub will terminate upon the closing or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, except as consented to in advance by Tunstall in writing (which cannot be unreasonably withheld) or as is otherwise specifically required or expressly permitted by the merger agreement, we and our subsidiaries will carry on our business in the ordinary course consistent with past practice and we and our subsidiaries will use commercially reasonable efforts to preserve intact our business organization, maintain in effect all existing permits, preserve our assets, rights and properties in good repair and condition and preserve our relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors and others having business dealings with us.

Except for the matters contained in the disclosure letter delivered by AMAC in connection with the merger agreement or as is otherwise specifically required or expressly permitted by the merger agreement, we will not, and will not permit our subsidiaries to,  take any of the following actions without Tunstall’s prior written consent (which can not be unreasonably withheld):

▪
declare, set aside or pay any dividends or other distributions (except for dividends by one of our wholly owned subsidiaries to its parent) or enter into any agreement with respect to the voting of any of our capital stock or other equity interests;

▪
purchase, redeem or otherwise acquire shares of our capital stock or other equity interests of AMAC or our subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests;

▪
split, combine, reclassify or otherwise amend the terms of any of our capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity interests;

▪
authorize for issuance, issue, deliver, sell, grant, pledge or otherwise encumber shares of our capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of AMAC on a deferred basis or other rights linked to the value of our shares (with customary exceptions);

▪	make changes to our organizational documents;

▪
acquire (by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner) any corporation, partnership, association or other business organization or division thereof;

▪
acquire any assets that are otherwise material to us and our subsidiaries, other than inventory and equipment acquired in the ordinary course of business consistent with past practice and other acquisitions for which the fair market value of the total consideration paid by us and our subsidiaries does not exceed $250,000 individually or $500,000 in the aggregate;

▪
sell, lease, license, sell and leaseback, abandon, permit to lapse, mortgage or otherwise encumber or subject to any lien, or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein with a value of $250,000 individually or $500,000 in the aggregate, subject to certain exceptions;

▪	adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

▪
incur any indebtedness or guarantee any indebtedness, other than indebtedness (to the extent it is not indebtedness for borrowed money) that does not exceed $100,000 in the aggregate or amend, modify or refinance any indebtedness;

▪	make any loans, advances or capital contributions to, or investments in, any other person, other than AMAC or any direct or indirect wholly owned subsidiary of AMAC;

▪
modify or amend in any material respect, terminate (other than in accordance with its terms), cancel or extend any material contract or expressly waive any material benefits under any material contract or enter into any contract that if in effect on the date of the merger agreement would be a material contract;

▪	change in any material respect its financial accounting methods, principles or practices, except insofar as may be required by U.S. generally accepted accounting principles or applicable law;

▪
settle or compromise any liability for taxes, amend any tax return, make or change any tax election, file any tax return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for tax purposes or surrender any right to claim a tax refund;

▪
except as required to comply with any benefit plan or benefit agreement as in effect on the date of merger agreement or with applicable law, increase the compensation or benefits of any participant, pay to any participant any compensation or benefit not provided for under any benefit plan or benefit agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, grant any severance, change of control, retention, termination or similar compensation or benefits to any participant, adopt, establish, enter into, amend, modify or terminate any benefit plan, benefit agreement or collective bargaining or similar agreement, enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit or take any action to accelerate the time of vesting or payment of any compensation or benefit;

▪
settle or compromise any litigation, audit, claim or action against AMAC or any of its subsidiaries other than settlements or compromises of litigations, audits, claims or actions where the amounts paid in settlement or compromise do not exceed $100,000 individually or $300,000 in the aggregate;

▪	forgive any loans to employees, officers, directors or any of their affiliates;

▪	make or authorize any capital expenditures that are not provided for in AMAC’s existing capital expenditures budget; or

▪	agree, authorize or commit to do any of the foregoing.

Solicitation of Acquisition Proposals

We have agreed that we will not, and will cause our subsidiaries, and our directors, officers and employees not to (and will use our commercially reasonable efforts to cause our third party representatives not to and will not authorize any of our third party representatives to):

▪
solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

▪
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person other than Tunstall, merger sub or any representatives of the foregoing any information or data with respect to or for the purpose of facilitating, any acquisition proposal; or

▪
enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement requiring us to abandon, terminate or materially breach our obligations under the merger agreement.

We have also agreed to immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any person other than Tunstall, merger sub or any of their representatives conducted previously with respect to any acquisition proposal.  However, if, at any time following the date of the merger agreement and prior to the time our shareholders adopt the merger agreement, if we receive an unsolicited, bona fide written acquisition proposal that did not result from a material breach of our obligations under the preceding paragraph, we may:

▪
participate in discussions or negotiations with such person and furnish non-public information with respect to AMAC and its subsidiaries to the person making such acquisition proposal pursuant to an acceptable confidentiality agreement (provided that any non-public information furnished shall have previously been provided to Tunstall or we will concurrently with or promptly (by using best efforts to provide within 24 hours but no later than 36 hours) after the time it is provided to such person also provide it to Tunstall) if our board of directors determines in good faith (after consultation with outside counsel and a financial advisor) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and (after consultation with outside counsel) that the failure to take the actions would be reasonably likely to constitute a breach of its fiduciary duties under applicable law.  In addition, we will promptly provide to Tunstall (by using best efforts to provide within 24 hours but no later than 36 hours) an unredacted copy of any acquisition proposal made in writing provide to AMAC and the identity of the person making the acquisition proposal and a written summary of the material terms and conditions of any such acquisition proposal not made in writing, and

▪
contact in writing any persons or group of persons who has made an acquisition proposal after the date of the merger agreement (so long as AMAC and its representatives have otherwise complied in all material respects with the above) solely to request the clarification of the terms and conditions of the acquisition proposal so as to determine whether it is, or is reasonably likely to lead to, a superior proposal.

Except as permitted by the terms of the merger agreement described below, we have agreed that the board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to do so) in any manner adverse to Tunstall, the recommendation of our board of directors with respect to the merger, or adopt, approve or publicly recommend, endorse or otherwise declare advisable the adoption of any acquisition proposal; or (ii) cause or permit AMAC to enter into any alternative acquisition agreement relating to an acquisition proposal.

At any time prior to obtaining shareholder approval, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Tunstall.  See “The Merger Agreement—Termination Fees.”  In addition, at any time prior to the time our shareholders adopt the merger agreement, our board of directors may effect a change of recommendation in response to an “intervening event” if it believes in good faith that failure to take such action would constitute or would be reasonably likely to constitute a breach by our board of directors of its fiduciary duties under applicable law. An intervening event means a material event, development or change in circumstance that affects the business, assets or operations of AMAC and occurs, arises or becomes known to AMAC board of directors following the date of the merger agreement and that has not occurred or arisen or is unknown to our board of directors as of the date of the merger agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation prior to the date of the merger agreement).

However, prior to (x) effecting a change of recommendation in connection with a superior proposal or an intervening event or (y) terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

▪
we must give Tunstall at least 96 hours’ prior written notice of our intention to take such action (which notice shall specify, the material terms and conditions of any such superior proposal including the identity of the party making such superior proposal) and provide an unredacted copy of the relevant proposed transaction agreements with the party making the superior proposal, or with respect to an intervening event, we must provide a reasonably detailed description of such intervening event; and

▪
after providing such notice and prior to taking any such action, we must negotiate in good faith with Tunstall during the notice period to the extent Tunstall wishes to negotiate, to enable Tunstall to revise the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal or as would permit our board of directors not to change its recommendation as a result of such intervening event.

In the event of any material change to the terms of such superior proposal, we shall, in each case, be required to deliver to Tunstall a new written notice, the notice period shall recommence and we are required to comply with our obligations above with respect to such new written notice, except that the deadline for the new written notice shall be reduced to 72 hours (rather than 96 hours).

Nothing in the no solicitation provisions of the merger agreement prohibits us from making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or taking and disclosing to our shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, in each case after the commencement of a tender offer, or making any disclosure to our shareholders if, in the good faith judgment of our board of directors (after consulting with outside counsel), failure to so disclose would be inconsistent with its fiduciary duties under applicable law or would otherwise violate applicable law.  However, such communications may be considered a change of recommendation entitling Tunstall to terminate the merger agreement and receive a termination fee, as provided in the merger agreement unless our board of directors in such disclosure or in connection with such disclosure reaffirms AMAC recommendation.

In this proxy statement we refer to an “acquisition proposal” as any proposal or offer from any person or group of persons relating to any direct or indirection acquisition or purchase in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of AMAC and our subsidiaries that generate more than 20% of the net revenues or net income or that represent more 20% of the total assets (based on fair market value), of AMAC and our subsidiaries, taken as a whole, immediately prior to such transaction, (B) more than 20% of any class of capital stock, other equity security or voting power of AMAC or any resulting parent company of AMAC or (C) involving businesses of AMAC or any of our subsidiaries, individually or taken together, which businesses constitute more than 20% of the net revenues, net income or total assets (based on fair market value) of AMAC and our subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by the merger agreement with Tunstall.

In this proxy statement we refer to any “superior proposal” as any unsolicited, bona fide written acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that our board of directors determines in good faith (after consultation with outside counsel and a financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including financing, timing, shareholder litigation, breakup fee and expense reimbursement provisions) that our board of directors deems relevant in good faith and in accordance with applicable law and the person making the proposal, (A) if completed would be more favorable to the shareholders of AMAC from a financial point of view than the transactions contemplated by the merger agreement (taking into account any proposal by Tunstall to amend or modify the terms of the merger agreement or the CPR agreement) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Shareholders Meeting

We are required to take all action in accordance with New York law and our certificate of incorporation and bylaws necessary to duly call, give notice and convene a meeting of our shareholders as promptly as reasonably practicable following clearance by the SEC of the proxy statement  to consider and vote upon the adoption of the merger agreement.   Our board of directors recommends that our shareholders vote FOR adoption of the merger agreement.

Filings; Other Actions

We and Tunstall have agreed to use our respective commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under the merger agreement and applicable laws to complete and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using commercially reasonable efforts to:

▪	obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any material contracts;

▪	obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities;

▪
make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any action by, any governmental entity, including filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976  (the “HSR Act”) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and that the parties otherwise mutually reasonably agree are appropriate and necessary with the applicable governmental entities under any other applicable antitrust laws within the time periods specified thereunder (or, if such time period is not specified, within a reasonable time);

▪
resist, contest or defend any action (including administrative or judicial actions) challenging the merger or the completion of the transactions contemplated hereby, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by pursuing all avenues of administrative and judicial appeal;

▪
execute and deliver any additional instruments necessary to complete the transactions contemplated hereby and fully to carry out the purposes of the merger agreement without the prior written consent of the other party;

▪	furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing;

▪
allow each other party the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Tunstall or AMAC, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement;

▪
keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by AMAC or Tunstall, as the case may be, or any of their respective subsidiaries, from any governmental entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances and permitted by the governmental entity, shall provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

Neither party shall be obligated or required (and shall not be obligated or required to cause any of its subsidiaries) to agree to divest, hold separate or otherwise restrict the use or operation of any business or assets of AMAC or Tunstall or any of their respective subsidiaries or agree to any conduct or other remedy, except to the extent any such divestiture, hold separate, restriction or conduct or other remedy would not reasonably be expected to be material to AMAC and its subsidiaries, taken as a whole, or Tunstall and its subsidiaries (other than AMAC and its subsidiaries), taken as a whole.

Notwithstanding anything to the contrary in the merger agreement, in connection with obtaining any approval or consent from any person (other than a governmental entity) with respect to the merger, (i) without the prior written consent of Tunstall (which consent shall not be unreasonably withheld, delayed or conditioned), none of AMAC or any of our subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) neither Tunstall nor merger sub shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Notification

AMAC and Tunstall have agreed to promptly notify each other of (A) any notice or other communication received from any governmental entity in connection with the merger or the transactions contemplated by the merger agreement or from any person alleging in writing that the consent of such person is or may be required in connection with the merger or the other transactions contemplated by the merger agreement, (B) any action, to the knowledge of such party, commenced or threatened against, involving or otherwise affecting such party or any of its subsidiaries which relates to the merger or the other transactions contemplated in the merger agreement, or (C) any change, condition or event (x) that renders or would reasonably be expected to render any representation or warranty of such party or any of its subsidiaries set forth in the merger agreement untrue or inaccurate to rise to an AMAC or Tunstall material adverse effect, as applicable, if closing were to occur or (y) that results or would reasonably be expected to result in any failure of such party or any of its subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party or any of its subsidiaries to an extent such that the material obligation of AMAC or Tunstall, as applicable, would not be satisfied if the closing were to occur.

Employee Benefit Matters

During the one-year period commencing at the effective time of the merger, Tunstall has agreed that it or the surviving corporation will provide to employees of AMAC or any of our subsidiaries who continue in employment with the surviving corporation following the effective time of the merger compensation and benefits that are at least substantially comparable in the aggregate to the compensation and benefits provided to the such employees immediately prior to the effective time of the merger; provided that no equity-based or change-of-control or other special or non-recurring compensation or benefits provided to the employees immediately prior to the effective time of the merger will be taken into account in determining whether compensation and benefits are substantially comparable in the aggregate.

For purposes of eligibility and vesting under any benefit plans of Tunstall and its affiliates providing benefits to any employees of AMAC or any of its subsidiaries after closing of the merger, and for purposes of accrual of vacation and other paid time off and severance benefits under any new plans, each employee will be credited with his or her years of service with AMAC and its subsidiaries (and any additional service with any predecessor employer) before the closing, to the same extent as such employee was entitled, immediately before the closing, to credit for such service under any similar benefit plan, except to the extent that such crediting would result in duplication of benefits for the same period of service.  In addition, Tunstall has agreed to use commercially reasonable efforts to provide that (A) each employee shall be immediately eligible to participate, without any waiting time, in any new plan to the extent coverage under such new plan replaces coverage under a comparable benefit plan in which the employee participated immediately before the replacement; (B) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any employee, all pre-existing condition exclusions and actively-at-work requirements of such new plan will be waived for such employee and his or her covered dependents to the extent such exclusions or requirements were satisfied or waived under the comparable benefit plan immediately prior to the closing; and (C) any eligible expenses incurred by any employee and his or her covered dependents under any benefit plan during the portion of the plan year of such benefit plan ending on the date such employee’s participation in the corresponding new plan begins shall be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

The merger agreement does not restrict the right of Tunstall, any of its affiliates, or the surviving corporation to terminate the employment of any employee after the closing of the merger.  In addition, the merger agreement does not create any right to any particular term or condition of employment or limit the right of Tunstall, any of its affiliates, or the surviving corporation to amend or terminate any employee benefit plan in accordance with its terms.

Conditions to the Merger

The respective obligations of AMAC, Tunstall and merger sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

▪	the merger agreement must have been duly adopted by the holders of two-thirds of the outstanding shares of AMAC common stock;

▪
any waiting period (and any extension thereof) applicable to the merger under the HSR Act and any timing agreement with any governmental entity applicable to the merger has expired or been terminated, without any limitation, restriction or condition; and

▪
no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any governmental entity prohibiting completion of the merger or the other transactions contemplated by the merger agreement shall be in effect prohibiting completion of the merger and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the completion of the merger or the other transactions contemplated by the merger agreement; provided, that, the parties will use commercially reasonable efforts to contest, appeal and/or remove any such prohibition on the completion of the merger or the other transactions contemplated by the merger agreement (except, this condition will not apply to AMAC’s requirements to obtain certain new provider agreements post closing as described in the disclosure letter that AMAC delivered to Tunstall in connection with the merger agreement).

The obligations of Tunstall and merger sub to effect the merger are subject to the satisfaction or waiver by Tunstall and merger sub at or prior to the effective time of the following conditions:

▪
our representations and warranties regarding capitalization, our corporate power and authority matters, organizational documents, absence of a material adverse effect, state takeover statutes and our use of brokers must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date; (A) except, in the case of the representations and warranties which address matters expressly related to an earlier date, in which case as of such earlier date and (B) except, if one or more inaccuracies regarding our capitalization would cause the aggregate amount required to be paid by Tunstall or merger sub to (x) effectuate the merger, (y) indirectly acquire all of the outstanding equity interests in our subsidiaries, and (z) complete the related transactions to be completed on the closing date and pay all fees and expenses in connection therewith, to increase by more than a de minimus amount, such inaccuracy or inaccuracies will be considered material);

▪
our other representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (or, if given as of a specific date, at and as of such earlier date), except where the failure to be true and correct does not and is not reasonably likely to have, individually or in the aggregate, a material adverse effect;

▪	we have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the date of the effective time of the merger;

▪	from the date of the merger agreement until the effective time of the merger, there has not occurred an AMAC material adverse effect;

▪	we have delivered to Tunstall a certificate signed by an executive officer of AMAC certifying as to the matters set forth in the four bullet points immediately above; and

▪	we have delivered to Tunstall a certificate to the effect that common stock is not a United States real property interest.

Our obligation to the effect the merger is subject to the satisfaction or waiver (in writing) by us at or prior to the effective time of the merger of the following additional conditions:

▪
the representations and warranties of Tunstall set forth in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of such date (or, if given as of a specific date, at and as of such earlier date); and

▪	each of Tunstall and merger sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the effective time of the merger.

Termination

AMAC and Tunstall may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger by either Tunstall or AMAC if:

▪
the merger has not been completed on or before March 22, 2012, which we refer to as the outside date, provided that neither party has the right to terminate the merger agreement if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement was the cause of, or resulted in, the failure of the merger to be completed by the outside date; or

▪
if any court of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable (provided that the termination right described in this bullet will only be available to a party that has used its commercially reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action); or

▪
if our shareholder meeting has been held and completed and our shareholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting (provided that the termination right described in this bullet will not be available to a party if the failure of such party to perform or comply in all material respects with the covenants and agreement of such party set forth in the merger agreement shall have been the cause of, or that resulted in, the failure of the shareholder approval having been obtained).

The merger agreement may also be terminated by AMAC, if:

▪
Tunstall shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, if occurring or continuing on the date on which the closing of the merger would otherwise occur would result in the failure of any of the conditions precedent to the obligations of AMAC to complete the merger to be satisfied and such breach or failure to perform cannot be or has not been cured or has not been waived by the earlier of (i) the outside date and (ii) 30 days after the giving of written notice to Tunstall of such breach or failure (provided that we will not have this right to terminate if we are then in breach or have failed to perform any of our representations, warranties, covenants or other agreements that would result in the conditions of the obligation of Tunstall and merger sub to complete the merger not to be satisfied); or

▪
at any time prior to the adoption of the merger agreement by our shareholders, if (A) subject to complying in all material respects the with terms and conditions set forth above in “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 54, our board of directors authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal, (B) we pay the termination fee discussed below and (C) concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to the superior proposal.

The merger agreement may also be terminated by Tunstall, if:

▪
if AMAC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, if occurring or continuing on the date on which the closing would otherwise occur would result in the failure of any of the conditions precedent to the obligations of the Tunstall to complete the merger to be satisfied and cannot be or has not been cured or has not been waived by the earlier of (i) the outside date and (ii) 30 days after the giving of written notice to AMAC of such breach or failure (provided that Tunstall will not have this right to terminate if Tunstall is then in breach or has failed to perform any of its representations, warranties, covenants or other agreements that would result in the conditions of the obligation of AMAC and merger sub to complete the merger not to be satisfied); or

▪
if AMAC or our board of directors (or any committee thereof) shall, (i) at any time prior to the adoption of the merger agreement by our shareholders, have effected a recommendation change adverse to the Tunstall, (ii) at any time prior to the adoption of the merger agreement by our shareholders, approve, adopt, publicly endorse or recommend an acquisition proposal, or cause or permit AMAC or any of our subsidiaries to enter into, an alternative acquisition agreement for an acquisition proposal (other than an acceptable confidentiality agreement), or (iii) have materially breached its obligations discussed above “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 54, in any material respect adverse to Tunstall.

Termination Fees

We are required to pay Tunstall a termination fee equal to $3.5 million if:

▪
within 12 months of the termination of the merger agreement, we either complete an acquisition proposal or enter into a definitive agreement with respect to an acquisition proposal and one of the following occurs prior to termination:

o
Tunstall has terminated the merger agreement as a result of a breach of a representation, warranty, covenant or agreement made by AMAC in the merger agreement, and prior to such breach an acquisition proposal has been announced, disclosed or otherwise communicated to our board of directors and not publicly withdrawn; or

o
Tunstall or AMAC has terminated the merger agreement as a result of the failure of our shareholders to approve the merger at a meeting of our shareholders, and prior to the meeting of AMAC’s shareholders an acquisition proposal had been announced, disclosed or otherwise communicated and not publicly withdrawn;

▪
Tunstall terminates the merger agreement because we or our board of directors (or any committee thereof) (i) makes an adverse recommendation change, (ii) approves, adopts, publicly endorses or recommends an acquisition proposal, or causes or permits AMAC or any of its subsidiaries to enter into, an alternative acquisition agreement for an acquisition proposal, or (iii) have materially breached its obligations discussed above “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 54, in any material respect adverse to Tunstall; or

▪	we terminate the merger agreement in order to accept a superior proposal.

We are required to pay Tunstall an amount equal to the sum of Tunstall’s and merger sub’s reasonable documented expenses (not to exceed $500,000) if the merger agreement is terminated by AMAC or Tunstall if shareholder approval is not obtained at the shareholders meeting,   which amount will be offset against the amount of any termination fee paid thereafter.

Expenses

The surviving corporation will pay all charges and expenses in connection with the exchange and payment procedures (including those of the paying agent).  All costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense, except Tunstall will pay all filing and other fees in respect of the HSR Act and pursuant to other applicable antitrust laws.

Remedies

In the event that the amounts discussed above under “The Merger Agreement—Termination Fees” beginning on page 60, become payable pursuant to the merger agreement, the right of Tunstall to receive such amount will constitute each of Tunstall’s and merger sub’s sole and exclusive remedy for any termination of the merger agreement regardless of the circumstances giving rise to such termination, except that the termination of the merger agreement will not relieve any of the parties from liability arising out of or resulting from fraud or any willful or intentional breach of any representation, warranty or covenant contained in the merger agreement occurring prior to termination.

Indemnification; Directors’ and Officers’ Insurance

Tunstall and the surviving corporation have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, of AMAC and our subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement to which AMAC or any of our subsidiaries is a party, shall survive the merger and shall continue in full force and effect.  For a period of six years from the closing, Tunstall and the surviving corporation have agreed to maintain in effect and honor the exculpation, indemnification and advancement of expenses provisions of AMAC’s and any of our subsidiaries’ organizational documents in effect immediately prior to the effective time or in any indemnification agreements of AMAC or our subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time.

For a period of six years after the effective time, Tunstall has agreed and agreed to cause the surviving corporation to, maintain in effect AMAC’s current directors’ and officers’ liability insurance covering each person currently covered by AMAC’s directors’ and officers’ liability insurance policy; provided that (i) Tunstall or the surviving corporation may substitute therefor “tail” policies of an insurance company with the same or better rating as AMAC’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than AMAC’s existing policies as of the date hereof or (ii) Tunstall may request that AMAC obtain such extended reporting period coverage under AMAC’s existing insurance programs (to be effective as of the effective time).  This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

Access

Subject to certain exceptions, we will, upon reasonable prior written notice, afford Tunstall and its authorized representatives reasonable access to AMAC and furnish Tunstall information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

The merger agreement may be amended, modified or supplemented by the parties in writing by action taken or authorized by their respective boards of directors at any time prior to the effective time, whether before or after shareholder approval has been obtained; provided, that after shareholder approval has been obtained, no amendment will be made that pursuant to applicable law requires further approval or adoption by the shareholders of AMAC without such further approval or adoption.

Neither the merger agreement nor any of the rights, interests or obligations under the merger agreement may be assigned or delegated, by any party without the prior written consent of the other parties; provided that Tunstall and merger sub may assign merger sub’s rights and obligations under the merger agreement to a controlled affiliate of Tunstall by written notice to AMAC at any time whether before or after the closing of the merger and Tunstall may assign its rights and obligations under the merger agreement after the closing of the merger.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement on September 22, 2011, all of AMAC’s executive officers and directors, who we collectively refer to as the principal shareholders, entered into voting agreements with Tunstall.  The following summary describes certain material provisions of the voting agreements and is qualified in its entirety by reference to the voting agreement, a copy of which is attached to this proxy statement as Annex C and which is incorporated by reference into this proxy statement.  This summary does not purport to be complete and may not contain all of the information about the voting agreement that may be important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

Agreement to Vote and Irrevocable Proxy

Under the voting agreements, the principal shareholders agreed to vote all of their shares of AMAC common stock (representing approximately 26% of the outstanding shares of AMAC common stock as of November 4, 2011, the record date established for the special meeting), in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement at any meeting of AMAC shareholders or at any adjournment or postponement thereof or in any other circumstance upon which a vote, consent or other approval of AMAC shareholders is sought on such matters.

Each of the principal shareholders also agreed, while the voting agreement remains in effect and subject to certain exceptions, to vote or provide written consents, as applicable, with respect to their shares of AMAC common stock, against any:

•
agreement, other than the merger agreement, relating to any proposal or offer from a party other than Tunstall or its affiliates, providing for the acquisition or purchase, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of assets or businesses of AMAC and its subsidiaries that generate more than 20% of the net revenues or net income or that represent more 20% of the total assets (based on fair market value) of AMAC and its subsidiaries, or more than 20% of AMAC’s capital stock, which we refer to collectively as an acquisition proposal; and

•
amendment of AMAC’s certificate of incorporation, as amended, or bylaws, as amended, or other proposal, agreement, action or transaction involving AMAC that would, or would reasonably be expected to, (x) interfere with, delay in any material respect or prevent the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or (y) result in a breach in any material respect of any of AMAC’s representations, warranties, covenants or agreements contained in the merger agreement.

In connection with the foregoing voting covenants and to secure their duties under the voting agreements, each of the principal shareholders irrevocably appointed Tunstall and any designee of Tunstall, and each of them individually, as such principal shareholder’s proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or provide written consents, with respect to the shares of our common stock owned by such principal shareholder; provided, however, that the proxy is only effective if the shareholder fails to appear, or otherwise fails to cause his or her common stock to be counted as present for purposes of calculating a quorum, at each annual, special or other meeting of the shareholders of AMAC and to vote such shares in accordance with the voting agreement.

Transfer Restrictions

While the voting agreements remain in effect, each of the principal shareholders agreed not to (1) transfer or otherwise dispose of any shares of AMAC common stock that are subject to the voting agreement or (2) grant any proxies or powers of attorney, deposit any shares of AMAC common stock that are subject to the voting agreement into a voting trust or enter into a voting agreement with respect to such shares of AMAC common stock.  The foregoing does not prevent:

•
transfers to any member of the principal shareholder’s immediate family or to a trust established for the benefit of the principal shareholder and/or for the benefit of one or more members of the principal shareholder’s immediate family or upon the death of the principal shareholder;

•	transfers in connection with or for the purpose of personal tax-planning; or

•	to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

in each case, so long as either the principal shareholder retains control over the voting and disposition of such shares of AMAC common stock and agrees in writing prior to such transfer to continue to vote such shares of AMAC common stock in accordance with the voting agreement or the transferee shall have agreed to be bound by the terms of the voting agreement.

“No Shop” Obligations

Each of the principal shareholders agreed, subject to certain exceptions, that he or she will not, directly or indirectly,

•
solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal,

•
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any party other than Tunstall, merger sub or any of their representatives any information or data with respect to or for the purpose of facilitating, any acquisition proposal, or

•
enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement requiring it to abandon, terminate or materially breach its obligations hereunder or fail to complete the merger.

The foregoing restrictions do not prohibit the principal shareholders from taking any of the foregoing actions to the extent AMAC is permitted to take such actions in accordance with the merger agreement.

Termination

Each voting agreement will terminate automatically upon the earliest to occur of:

•	the effective time of the merger,

•	the termination of the merger agreement in accordance with its terms,

•	notice by Tunstall to the principal shareholder; or

•
at the option of the applicable principal shareholder, upon notice by such principal shareholder to Tunstall, upon the making of any change or amendment to the merger agreement that reduces the amount or form of consideration payable pursuant to the merger agreement in any material respect, in each shareholder’s case, without the prior written consent of such principal shareholder.

DESCRIPTION OF THE CPRS
Contingent Payment Rights Agreement

Concurrently with the execution of the merger agreement on September 22, 2011, AMAC, Tunstall and each of Howard Siegel and Gregory Fortunoff, two of AMAC’s directors, serving jointly as the shareholder representative, entered into a CPR agreement governing the rights of holders of the CPRs. The following summary describes the material provisions of the CPR agreement.  This summary may not contain all of the information about the CPRs that is important to you. The form of CPR agreement is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement, and we encourage you to read it carefully for a more complete understanding of the CPRs.

Characteristics of the CPRs

The right to cash payments under the CPR agreement is a contractual right only. The CPRs are not equity or voting securities of Tunstall, do not represent ownership interests in Tunstall and holders of the CPRs are not entitled to any rights of a shareholder or other equity or voting security of Tunstall, either at law or in equity. The CPRs will not be certificated or evidenced by any other instrument.  AMAC will maintain a register in which AMAC will provide for the registration and transfer of the CPRs, which will be available for inspection by Tunstall and the shareholder representatives. The rights of the CPR holders will be limited to those expressly provided for in the CPR agreement.

The CPRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through:

▪	the transfer of any or all of the CPRs held by such holder (upon the death of the holder) by will or intestacy;

▪	transfer by instrument to an inter vivos or testamentary trust in which the CPRs are to be passed to beneficiaries upon the death of the trustee;

▪	transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation);

▪	if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable;

▪
a transfer made by operation of law (including a consolidation or merger) not made or effected with the purpose or intent of circumventing the transfer restrictions set forth in the CPR agreement or in connection with the dissolution or liquidation of any corporation, limited liability company, partnership or other entity; or

▪	the abandonment of the CPR by the holder through the transfer of a CPR to Tunstall without consideration therefor.

 Lifecomm Liquidity Event Payments

Tunstall is obligated to pay to all holders of CPRs, and each holder of a CPR is entitled to receive, a pro rata portion of the first $5 million, plus 66.66% of any amounts in excess of $5 million, of proceeds received from either (i) a sale of all or any portion of AMAC’s interest in Lifecomm LLC,  (ii) an initial public offering of Lifecomm or (iii) a liquidation or dissolution of Lifecomm, each of which we refer to as a Lifecomm liquidity event.  In addition, if and when such payments are made, Tunstall will also pay to each CPR holder a pro rata portion of the aggregate amount of any dividends or distributions received by AMAC in respect of its interest in Lifecomm.  Any amounts payable by Tunstall in connection with a Lifecomm liquidity event will be reduced by (i) expenses of Tunstall, AMAC and the shareholder representatives relating to maintenance of the CPRs and holding or disposing of AMAC’s interest in Lifecomm and (ii) any applicable withholding taxes.

Tunstall Sale Event Payment

If Tunstall is acquired by a third party, or there is otherwise a change of control of Tunstall, prior to a Lifecomm liquidity event, then the holders of CPRS will have the right, in lieu of a payment triggered by a Lifecomm liquidity event, as elected by the shareholder representatives and subject to the terms and conditions of the CPR agreement, to cause Tunstall to pay to each holder of a CPR, $0.50 per CPR, so long as certain performance and valuation hurdles relating to AMAC’s interest in Lifecomm are achieved, which we refer to as financial hurdles and discuss below. If, the shareholder representatives elect to cause Tunstall to pay $0.50 per CPR, and, following dispute resolution mechanics described in the CPR agreement, the financial hurdles are determined to have not been met, the shareholder representatives will also have the right to cause Tunstall to use commercially reasonable efforts to sell AMAC’s interest in Lifecomm, subject to any required consents required by AMAC’s agreement with Lifecomm, which sale will be deemed to be a Lifecomm liquidity event and the proceeds will be paid by Tunstall as set forth above.  Any amounts payable by Tunstall in connection with a Tunstall sale event will be reduced by (i) expenses of Tunstall, AMAC and the shareholder representatives relating to maintenance of the CPRs and holding or disposing of AMAC’s interest in Lifecomm and (ii) any applicable withholding taxes.  In addition, if Tunstall has paid any proceeds to the CPR holders in connection with a partial sale or disposition of AMAC’s interest in Lifecomm prior to the shareholder representatives electing to receive the Tunstall sale event payment the amount of the Tunstall sale event payment will be equitably reduced.

Under the CPR agreement, a financial hurdle is the achievement of either of the following two events: (i) that the fair market value of AMAC’s interest in Lifecomm, as of the date of the Tunstall sale event, is equal to at least the aggregate amount of $0.50 multiplied by the total number of outstanding CPRs before deduction of the (A) expenses of Tunstall, AMAC and the shareholder representatives relating to maintenance of the CPRs and holding or disposing of AMAC’s interest in Lifecomm and (B) any applicable withholding taxes; or (ii) (A) by December 31, 2012, Lifecomm has released its first product commercially, and (B) beginning July 1, 2013, with respect to any date on which the Tunstall sale event takes place, Lifecomm is achieving cash flow break even as of the date of the Tunstall sale event, as defined in the CPR agreement.  If the Tunstall sale event occurs prior to the date specified for achievement of any of the milestones specified in (ii) above, those milestones will be disregarded in making a determination as to whether the financial hurdle has been achieved.

If the shareholder representatives elect to receive the Tunstall sale event payment, and the Tunstall sale event payments are made, then the CPR holders will no longer have the right to receive any payments in connection with a Lifecomm liquidity event.  If a Tunstall sale event occurs and the the shareholder representatives do not elect to receive the Tunstall sale event payment, then the person or entity acquiring Tunstall is required to assume all of the covenants and obligations of Tunstall and AMAC under the CPR agreement, including payments triggered by a Lifecomm liquidity event.

Payment Dates

Lifecomm Liquidity Event

Within thirty days after a Lifecomm liquidity event occurs, Tunstall is required to deliver a notice to the shareholder representatives of the date of the liquidity event and a detailed description of the calculation of the proceeds payable to the CPR holders.  The shareholder representatives have thirty days to either agree or object to Tunstall’s calculation of the amounts payable.  If the shareholder representatives agree with Tunstall’s calculations, then Tunstall will pay to each CPR holder its pro rata portion of the amounts payable within fifteen days of the date that notice of agreement is provided, subject to certain payment deferrals permitted under the CPR agreement of escrowed and non-cash consideration received in connection with a liquidity event.    If the shareholder representatives object to Tunstall’s calculations, then the parties will use the dispute resolution procedures described below in order to resolve the objection.  Until the objection is resolved, Tunstall will be required to maintain cash in an amount equal to the payment amounts calculated by Tunstall in a separate bank account.

Tunstall Sale Event

Within thirty days after a Tunstall sale event occurs, Tunstall is required to deliver a notice to the shareholder representatives of the date, or expected date, of the sale event and stating whether or not the financial hurdles have been achieved.  The shareholder representatives have thirty days to either exercise the right, on behalf of the CPR holders, to receive $0.50 per CPR, assuming the financial hurdles have been achieved, or to object to Tunstall’s determination that the financial hurdles have not been achieved, as the case may be.  If the shareholder representatives exercise the right to receive the Tunstall sale event payment, then Tunstall will pay to each CPR holder its pro rata portion of the amounts payable within fifteen days of the date that notice of agreement is provided.  If the shareholder representatives object to Tunstall’s determination as to whether the financial hurdles have been met, then the parties will use the dispute resolution procedures described below in order to resolve the objection.  If, following such dispute resolution process, the financial hurdles are determined to have been met, and the shareholder representatives elect to receive the Tunstall sale event payment, then Tunstall will make the Tunstall sale event payment within thirty days of such determination.  If the shareholder representatives do not take any action within this thirty day period, then the shareholder representatives will be deemed not to have elected to receive the Tunstall sale event payment and the CPR holders will not receive any Tunstall sale event payments.  The CPR holders will, in this case, continue to have the right to receive a Lifecomm liquidity event payment, as described above.    If the shareholder representatives elect to receive the Tunstall sale event payment and the Tunstall sale event payments are made, then the CPR holders will no longer have the right to receive any payments in connection with a Lifecomm liquidity event.

Form of Payment

Payments will generally be made by check mailed to the address of each CPR holder as reflected in the register maintained by AMAC as of the close of business on the last business day prior to the applicable payment date.

Dispute Resolution Procedure

Upon written notice of objection by the shareholder representatives to either the Lifecomm liquidity event payment calculation or a determination by Tunstall that the financial hurdles have not been achieved in connection with a Tunstall sale event, the parties will attempt to resolve the dispute in good faith.  If the dispute is not resolved within thirty days, then an independent arbitration firm will be selected pursuant to the terms of the CPR agreement to resolve the dispute.  Each of Tunstall and the shareholder representatives will then, as promptly as practicable, prepare and submit to the arbitration firm a presentation which may include such party’s position with respect to the disputed matter and the factors that it considers relevant thereto.  The arbitration firm will be instructed to render its decision in writing and give detailed reasons for its determination.  All determinations made by the arbitration firm will be final, conclusive and binding on the parties.

Information Requirements

The CPR agreement provides that AMAC will, subject to receipt of any required consent from Lifecomm or its members, provide to the shareholder representatives all written information and materials provided by Lifecomm to the AMAC designated member or observer on Lifecomm’s board of directors, within thirty days after receipt thereof.  In addition, the shareholder representatives may request, no more than once per fiscal quarter within thirty days of the end of such fiscal quarter, that Tunstall provide them with a report of Lifecomm distributions received by AMAC and any taxes paid by AMAC in respect of Lifecomm and any other expenses that would be deducted from payments made to the CPR holders during, subject to confidentiality restrictions.  AMAC will further cooperate with the shareholder representatives in obtaining any information reasonably requested by them from Lifecomm, subject to applicable confidentiality restrictions.  The shareholder representatives may also request that Tunstall provide them with reasonably detailed information so that they are able to determine whether a Tunstall sale event has occurred.

Amendment of CPR Agreement without Consent of CPR Holders

Without the consent of any CPR holder or the shareholder representatives, Tunstall may amend the CPR agreement to evidence the succession of another person to Tunstall, and the assumption by any such successor of the covenants of Tunstall in the CPR agreement.

Without the consent of any CPR holder, Tunstall and the shareholder representatives may amend the CPR agreement for any of the following purposes:

•
to evidence the succession of another person as a successor shareholder representative, and the assumption by any such successor of the covenants and obligations of the shareholder representatives in the CPR agreement.

•
to add to Tunstall’s covenants such further covenants, restrictions, conditions or provisions as its board of directors shall consider to be for the protection of CPR holders, provided that in respect of any such additional covenant, restriction, condition or provision, such amendment may not materially adversely affect the interests of the CPR holders;

•
to cure any ambiguity, to correct or supplement any provision in the CPR agreement which may be defective or inconsistent with any other provision in the CPR agreement, or to make any other provisions with respect to matters or questions arising under the CPR agreement, provided that these provisions may not materially adversely affect the interests of the CPR holders;

•
as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act or the Exchange Act; provided that such provisions may not materially adversely affect the interests of the CPR holders; or

•	to make any change that does not materially adversely affect the interests of the CPR holders.

Amendment of CPR Agreement with Consent of CPR Holders

With the consent of the holders of at least a majority of the outstanding CPRs, Tunstall and the shareholder representatives may make other amendments to the CPR agreement even if such amendment materially adversely affects the interests of the CPR holders.

Termination of CPR Agreement

The CPR agreement will terminate upon the earlier to occur of:

•	payment of all of the amounts described above; and

•	termination of the merger agreement.

There are numerous risks associated with the CPRs, including whether or not a Lifecomm liquidity event will occur, and whether or not a Tunstall change of control will occur, at the time of which change of control, the financial hurdles will also be met, and there is no assurance that the any payment will be made under the CPRs.  In addition, the CPRs are not freely transferable.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations of the merger applicable to AMAC shareholders whose shares are converted into the right to receive the merger consideration in the merger.  This summary is based on existing U.S. federal income tax law, which is subject to change or differing interpretations (possibly with retroactive effect).  This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular AMAC shareholders in light of their individual investment circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers and tax-exempt organizations) or to shareholders who acquired shares of our common stock in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, or who hold shares of our common stock as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below.

This summary does not discuss any U.S. federal income tax considerations relevant to AMAC shareholders who are not “U.S. holders” (as defined below) and does not discuss any U.S. federal income tax considerations relevant to holders of options or warrants.  If you are not a U.S. holder you should consult with your tax advisor as to the U.S. federal, state, local, and foreign tax laws applicable to the merger. This summary is limited to AMAC shareholders who hold their shares of our common stock as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986 (the “Code”). You are urged to consult your tax advisor regarding the U.S. federal income tax considerations relevant to the merger, as well as the effects of state, local, and foreign tax laws.

For purposes of this summary, a “U.S. holder” is an AMAC shareholder that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation that is created in, or organized under the law of, the United States or any state or political subdivision thereof; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as U.S. person under the Code.

If a partnership holds shares of our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership.  If you are a partner of a partnership that holds shares of our common stock, you should consult your tax advisor regarding the tax considerations relevant to the merger.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger. We urge you to consult your tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the merger to you.

General

The receipt of the merger consideration by a U.S. holder whose shares of our common stock are converted into the right to receive the merger consideration in the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CPRs, with respect to which there is uncertainty.

There is no authority directly addressing the U.S. federal income taxation of contingent payment rights with characteristics identical to the CPRs.  Pursuant to Internal Revenue Service (“IRS”) regulations dealing with contingent payment obligations analogous to the CPRs, if the fair market value of the CPRs is reasonably ascertainable, a U.S. holder should treat the transaction as a “closed transaction” and include the fair market value of the CPRs as part of the merger consideration received at the time of the merger for purposes of determining gain or loss.  These IRS regulations stipulate that only in “rare and extraordinary” cases would the value of contingent payment obligations analogous to the CPRs not be reasonably ascertainable.  The installment method of reporting any gain attributable to the receipt of the CPRs will not be available because the shares of our common stock are traded on an established securities market.

In treating the receipt of the merger consideration as a “closed transaction,” a U.S. holder generally should recognize capital gain or loss for U.S. federal income tax purposes upon consummation of the merger in an amount equal to the difference, if any, between the sum of (i) the amount of cash received and (ii) the fair market value of the CPRs received at the time of the merger and such U.S. holder’s adjusted tax basis in the shares of our common stock converted into the right to receive the merger consideration pursuant to the merger.  Gain or loss recognized in the transaction must be determined separately for each identifiable block of shares of our common stock converted pursuant to the merger (i.e., shares of our common stock acquired at the same cost in a single transaction).  Any such gain or loss should be long-term if the shares of our common stock were held for more than one year prior to such disposition.  The deductibility of capital losses is subject to certain limitations.  A U.S. holder’s initial tax basis in the CPRs would equal the fair market value of the CPRs on the date of the closing, and the holding period of the CPRs would begin on the day following the date of the closing.

If the fair market value of the CPRs is not “reasonably ascertainable,” it is possible that the transaction would be treated as an “open transaction” for U.S. federal income tax purposes.  If so, a U.S. holder generally would compute its gain (if any) for the year of the merger based only on the cash portion of the merger consideration received and any payments under the CPRs received in such tax year, any loss would be deferred, and the U.S. holder would take no tax basis in the CPRs, but would be subject to tax as payments under the CPRs were made or deemed made in accordance with the U.S. holder’s regular method of accounting.  A portion of such payments would be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as capital gain.

Future Payments Under the CPRs

There is no authority directly on point with respect to the U.S. federal income tax treatment of the CPRs, including any payments made to holders of the CPRs.  Under the CPR agreement, AMAC and Tunstall have agreed to treat payments under the CPRs as consideration for the sale of shares of AMAC common stock for tax reporting purposes, except to the extent that a portion of such payments is required to be treated as imputed interest.  Assuming this treatment and treating the receipt of the merger consideration as a “closed transaction” is correct, any payments with respect to a CPR (less any imputed interest, as described below) should be treated as a non-taxable return of a U.S. holder’s tax basis in the CPR, which, as noted above, is, initially, generally the fair market value of the CPR at the time of receipt of the merger consideration.  To the extent the total payments received with respect to a CPR, reduced by any imputed interest, differ from the U.S. holder’s basis in the CPR, the U.S. holder should recognize capital gain or loss to account for the difference.  The deductibility of capital losses is subject to certain limitations.

Under Section 483, a portion of the payment made pursuant to a CPR will be treated as interest, which will be ordinary income to the U.S. holder of a CPR. The interest amount will equal the excess of the amount received over its present value at the closing calculated using the “applicable federal rate” as the discount rate.  The applicable federal rate is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service.  The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the 3-month period ending with the month that includes the date on which the merger agreement was signed or the lowest applicable federal rate in effect during the 3-month period ending with the month that includes the date of the closing.  The maturity range of the relevant applicable federal rate will correspond to the period from the date of the disposition of shares of our common stock in the merger to the date the amount is received or deemed received.  The U.S. holder of a CPR must include in taxable income interest pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and, when fixed, in the case of an accrual method holder).

Alternatively, if the transaction were treated as an “open transaction,” a payment in the future to a U.S. holder of a CPR should be treated as a payment under a contract for the sale or exchange of shares of our common stock to which Section 483 of the Code (discussed above) applies.

As noted above, the U.S. federal income tax treatment of the CPRs is unclear.  Thus, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position that payments on the CPRs should be treated as ordinary income.  We have not determined the value of the CPRs and we will not be providing a valuation of the CPRs.  Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CPRs, you are urged to consult your tax advisors concerning the recognition of, and the amount of, income or gain, if any, resulting from the receipt of the CPRs in the merger.

Information Reporting and Backup Withholding

Under United States federal income tax laws, the paying agent will generally be required to report to an AMAC stockholder and to the IRS payments of merger consideration and any payments under the CPRs made to an AMAC shareholder in exchange for AMAC common stock.  In addition, under the “backup withholding” provisions of the United States federal income tax laws, the paying agent may be required to withhold a portion of the amount of payments made to certain holders pursuant to the merger and possibly a portion of the amount of any payments made under the CPRs.  In order to prevent U.S. federal income tax backup withholding with respect to payments, a U.S. holder must provide the paying agent with such holder’s correct taxpayer identification number (“TIN”) and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 in the letter of transmittal to be provided to shareholders.  Certain holders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the holder, and payments to the holder made pursuant to the merger as well as under the CPRs, may be subject to backup withholding, unless the holder otherwise establishes an exemption.  All U.S. holders should complete and sign the IRS Form W-9 included in the letter of transmittal to provide the information necessary to avoid backup withholding.  Foreign shareholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the paying agent) in order to avoid backup withholding. Such shareholders should consult a tax advisor to determine which Form W-8 is appropriate.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.  See  instructions to the letter of transmittal.

Timing of Recognition for Tax Purposes

The special meeting is scheduled to be held on December 21, 2011.  If the merger agreement is adopted at the special meeting, the effective time and the closing of the merger will occur promptly thereafter.  However, the process of the payment of the merger consideration may extend into 2012.  Shareholders should note that if the effective time and closing of the merger occur in 2011 (as currently anticipated), the shares held by a shareholder will be deemed, for tax purposes,  to have been exchanged for the merger consideration in 2011, irrespective of whether the merger consideration is paid to the shareholder in 2011 or 2012.

TAX MATTERS CAN BE COMPLICATED.  THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. AMAC SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL 2)

The Adjournment Proposal

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve any adjournments of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting or any adjournment or postponement of that meeting.  Even though a quorum may be present at the special meeting or any such adjournment or postponement, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting or such adjournment or postponement.  In that event, we would need to adjourn the special meeting in order to solicit additional proxies. Approval of the adjournment proposal could mean, among other things, that, even if we had received proxies representing a sufficient number of votes AGAINST adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we would be able to adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their AGAINST votes to votes FOR adoption of the merger agreement.   The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt the merger agreement.  With respect to any other adjournment of the special meeting  the shares represented by proxies will be voted pursuant to the discretionary authority granted to the named proxies in the proxy card.

Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice, unless our board of directors fixes a new record date.  At any adjourned meeting, we may transact any business which may have been transacted at the original meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for adoption of the merger agreement proposal in the event that there are insufficient votes to approve that proposal.  Our board of directors retains full authority to the extent set forth in our bylaws and New York law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the vote or consent of any of our shareholders.

Recommendation of AMAC’s Board of Directors

Our board of directors believes that if the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is not a sufficient number of shares to adopt the merger agreement, it is in the best interests of AMAC and its shareholders to allow for the solicitation of additional proxies in order to obtain a sufficient number of additional votes in favor of the proposal to adopt the merger agreement.

Our board of directors unanimously recommends that you vote FOR adjournment of the special meeting, if necessary, to allow for the solicitation of additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
(PROPOSAL 3)

The Merger-Related Executive Compensation Arrangements Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to cast an advisory vote on the compensation that may be payable to our named executive officers pursuant to arrangements with AMAC in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation Subject to Shareholder Advisory Vote” on page 44, and the associated narrative discussion.  This table shows only the compensation that is payable to AMAC’s executive officers pursuant to arrangements with AMAC, which compensation is, pursuant to SEC rules, subject to an advisory vote of AMAC’s shareholders.  Compensation payable in connection with the merger pursuant to arrangements with Tunstall is not required under SEC rules to be subject to this advisory vote and is not reflected in this table.

As required by those rules, AMAC is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to AMAC’s named executive officers in connection with the merger pursuant to arrangements with AMAC, as disclosed in the table entitled “Golden Parachute Compensation Subject to Shareholder Advisory Vote” on page 44, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED, solely on a non-binding, advisory basis.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger.  Accordingly, you may vote not to approve the executive compensation and vote to approve the merger and vice versa.  Because the vote is advisory in nature only, it will not be binding on AMAC.  Accordingly, because AMAC is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed and regardless of the outcome of the advisory vote.

The various plans and arrangements pursuant to which these compensation payments may be made have historically formed part of AMAC’s overall compensation program for its named executive officers, which has been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual reports on Form 10-K and annual meeting proxy statements.  These historical arrangements were adopted and approved by our board of directors, and are believed to be reasonable and in line with marketplace norms.

Recommendation of AMAC’s Board of Directors

Our board of directors unanimously recommends that you vote FOR the non-binding proposal (set forth in the resolution above) regarding certain merger-related executive compensation arrangements.

MARKET PRICE AND DIVIDEND DATA

AMAC common stock is listed currently on The NASDAQ Capital Market under the ticker symbol “AMAC.” This table shows, for the periods indicated, the range of high and low closing sale prices for AMAC common stock as quoted by NASDAQ:

	Price Per Share
	High	Low
Fiscal Year ended December 31, 2009
First Quarter	$5.20	$3.80
Second Quarter	$6.15	$5.18
Third Quarter	$6.25	$5.51
Fourth Quarter	$6.93	$5.70
Fiscal Year ended December 31, 2010
First Quarter	$7.20	$5.92
Second Quarter	$6.91	$5.52
Third Quarter	$7.48	$5.84
Fourth Quarter	$6.22	$5.00
Fiscal Year ended December 31, 2011
First Quarter	$6.19	$5.60
Second Quarter	$5.83	$5.17
Third Quarter	$8.44	$4.94
Fourth Quarter (through November 15, 2011)	$8.60	$8.38

On December 16, 2009, our board of directors declared a special cash dividend in the amount of $0.10 per common share, or $950,364, which was accrued as of December 31, 2009.  The dividend was payable to the shareholders of record as of December 28, 2009.  The dividend was paid on or about January 15, 2010.

On July 19, 2010, our board of directors declared a special cash dividend in the amount of $0.10 per common share, or $956,034 in the aggregate, which was payable to the shareholders of record as of September 13, 2010.  The dividend was paid on or about September 29, 2010.

AMAC received waivers from the lender under its existing credit facility prior to declaring the special dividends.  As pursuant to AMAC’s credit facility arrangement, AMAC is prohibited from declaring and paying any dividends until such time that the loans under the credit facility have been satisfied in full.  In addition, under the terms of the merger agreement, AMAC cannot establish a record date for, declare, set aside for payment or pay any dividend with respect to any share of its common stock.

The $8.55 cash portion of the merger consideration represents a premium of approximately 50.0% over the closing sale price of AMAC common stock on September 22, 2011, the last trading day prior to the public announcement of the merger.  It also represents a premium of approximately 64.6%, 59.0% and 56.3% over the one, three and six month average closing sale prices, and a premium of approximately 51.0% over the one year average closing sale price, of AMAC common stock, prior to market close on September 22, 2011.  On November 15, 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing sale price of AMAC common stock was $8.60 per share.  We urge you to obtain current market quotations for AMAC common stock in connection with voting you shares of AMAC common stock.

Following the closing, there will be no further market for AMAC common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 11, 2011 (except as otherwise specified), with respect to the beneficial ownership of AMAC common stock by (i) all persons known by us to be the beneficial owners of more than 5% of the outstanding common stock of AMAC, (ii) each director of AMAC, (iii) our named executive officers, and (iv) all executive officers and directors of AMAC as a group:

Name and address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)		Percentage of Class (2)

5% Shareholders:
Kinderhook Partners, L.P. Kinderhook GP, LLC Tushar Shah Stephen J. Clearman c/o Kinderhook GP, LLC One Executive Drive, Suite 160 Fort Lee, NJ 07024	739,512	(3)	7.69%
Goldman Capital Management, Inc. 767 Third Avenue New York, NY 10017	493,000	(4)	5.12%
Mario J. Gabelli c/o Peter D. Goldstein GAMCO Investors, Inc. One Corporate Center Rye, New York 10580-1435	548,657	(5)	5.70%
Directors and Named Executive Officers
Howard M. Siegel	825,257	(6)	8.58%
Ronald Levin	136,010	(7)	1.41%
John S.T. Gallagher	38,005		*
Frederic Siegel	441,679	(8)	4.52%
Yacov Shamash	60,310	(9)	*
Jack Rhian	390,753	(10)	4.01%
Richard Rallo	128,926	(11)	1.33%
Randi Baldwin	61,151	(12)	*
Gregory Fortunoff	831,372	(13)	8.64%
All executive officers and directors as a group (9 persons)	2,913,463		28.96%

*	Less than 1%.

(1)	Except as otherwise indicated, the address of each individual listed is c/o American Medical Alert Corp. at 36-36 33rd Street, Long Island City, New York 11106.

(2)
The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire within 60 days of November 1, 2011, through the exercise of any stock option or settlement of any other right.  Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.  The applicable percentage is based on 9,622,012 shares of AMAC common stock outstanding as of November 4, 2011.

(3)
This information, of which AMAC does not have direct knowledge, has been derived from a Schedule 13G/A filed with the SEC on February 14, 2011 by Kinderhook Partners, L.P., Kinderhook GP, LLC Tushar Shah and Stephen J. Clearman.  Kinderhook Partners, L.P., Kinderhook GP, LLC,  Tushar Shah and Stephen J. Clearman have disclosed shared voting and dispositive power over such shares.

(4)
This information, of which AMAC does not have direct knowledge, has been derived from a Schedule 13G filed with the SEC on July 20, 2010 by Goldman Capital Management, Inc. Goldman Capital Management, Inc. has disclosed sole voting and dispositive power with respect to such shares.

(5)
This information, of which AMAC does not have direct knowledge, has been derived from a Schedule 13D filed with the SEC on November 7, 2011 by Gabelli Funds, LLC (“Gabelli Funds”),  GAMCO Asset Management Inc. (“GAMCO”), Gabelli Securities, Inc. (“GSI”), GGCP, Inc.  (“GGCP”), GAMCO Investors, Inc. (“GBL”), and Mario J. Gabelli (collectively, the “Gabelli Reporting Persons”).  Of such shares, 53,898, 221,200 and 273,559 are held by GAMACO, the Gabelli Funds and GSI, respectively.  Mario J. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of GAMCO, the Gabelli Funds and GSI.  GBL and GGCP are deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons other than Mario J. Gabelli.  Each of the Gabelli Reporting Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) Gabelli Funds has sole dispositive and voting power with respect to the shares of AMAC held by certain funds as to which it provides investment advisory services as a registered investment advisor, so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in AMAC and, in that event, the Proxy Voting Committee of each such fund shall respectively vote that fund’s shares, (ii) at any time, the Proxy Voting Committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iii) the power of Mario Gabelli, GBL, and GGCP is indirect with respect to shares of AMAC beneficially owned directly by other Gabelli Reporting Persons.

(6)	Includes 24,000 shares held by Mr. Siegel’s wife. Mr. Siegel has pledged 138,330 shares of AMAC common stock to secure certain indebtedness.

(7)
Includes 20,000 shares issuable upon the exercise of currently exercisable stock options.  Also includes 15,700 shares owned by Mr. Levin’s wife, as to which Mr. Levin disclaims beneficial ownership.  Mr. Levin maintains margin securities accounts at brokers and the positions held in such margin accounts, which may from time to time include shares of AMAC’s common stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts.  At November 4, 2011, Mr. Levin held 53,684 share in such accounts.

(8)
Includes 123,926 shares issuable upon the exercise of currently exercisable stock options and 16,500 shares issuable upon vesting of restricted stock units on December 31, 2011.  Also includes 15,400 shares held as custodian for Mr. Siegel’s minor child.

(9)	Includes 20,000 shares issuable upon the exercise of currently exercisable stock options.

(10)
Includes 93,199 shares issuable upon the exercise of currently exercisable stock options, 30,000 shares issuable upon vesting of restricted stock units on December 31, 2011 and 48,000 shares owned by Mr. Rhian’s wife.

(11)	Includes 60,352 shares issuable upon the exercise of currently exercisable stock options and 18,274 shares issuable upon the exercise of stock options exercisable as of December 31, 2011.

(12)	Includes 57,680 shares issuable upon the exercise of currently exercisable stock options.

(13)
Includes 17,700 shares held as custodian for his two minor children and 49,000 shares held in a GRAT for the benefit of his minor children over which Mr. Fortunoff maintains voting and investment power. Mr. Fortunoff maintains margin securities accounts at brokers and the positions held in such margin accounts, which may from time to time include shares of AMAC’s common stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts.  At November 4, 2011, Mr. Fortunoff held 792,921 shares in such accounts.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.  However, if any other matter is properly presented at the special meeting, including adjournment of the special meeting and any other matters incident to the conduct of the special meeting, the shares represented by proxies in the form of the enclosed proxy card or voting instructions card will be voted in the discretion of the named proxy holders.

Date of the 2011 Annual Meeting of Shareholders

AMAC has scheduled its 2011 Annual Meeting of Shareholders on Wednesday, December 21, 2011 at the offices of Moses & Singer LLP, 405 Lexington Avenue, 12th Floor, New York, New York 10174 at 10:00 a.m. local time.  Shareholders of record as of the close of business on October 28, 2011 will be entitled to notice of and vote at the annual meeting.  Because the expected date of the annual meeting will occur more than 30 days from the one year anniversary of AMAC’s prior annual meeting of shareholders (held on August 5, 2011), AMAC set new deadlines for the receipt of shareholder proposals as outlined below.

Rule 14a-8 Shareholder Proposal Deadline

AMAC set a new deadline for the receipt of shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, for inclusion in AMAC’s proxy materials for the annual meeting.  In order to be considered timely, such proposals must have been received by AMAC’s Corporate Secretary at AMAC’s principal executive office at 36-36 33rd Street, Suite 103, Long Island City, NY 11106 no later than October 9, 2011, which was 30 days before November 8, 2011, the approximate date on which AMAC anticipated it would print and send its proxy materials.  Such proposals also needed to comply with the rules of the SEC regarding the inclusion of shareholder proposals in AMAC’s proxy materials, and may have been omitted if not in compliance with applicable requirements.  Finally, such notices must also have complied with the requirements of AMAC’s bylaws.  AMAC’s bylaws are available from AMAC upon request and are also filed as Exhibit 3(b) to AMAC’s latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Bylaws Timely Notice Deadline

In accordance with the requirements for timely notice in AMAC’s bylaws, any shareholder who wished to submit a proposal that is not intended for inclusion in AMAC’s proxy materials or nominate a person for election to our board of directors at the annual meeting, must have provided written notice of the proposal or nomination to the Corporate Secretary at AMAC’s principal executive office at the address above no later than October 9, 2011, which was 30 days before November 8, 2011, the approximate date on which AMAC anticipated it would print and send its proxy materials.  Such notices must have complied with the requirements of AMAC’s bylaws.  The advance notice requirement in AMAC’s bylaws supersedes the notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding discretionary proxy voting authority with respect to such shareholder proposal.

Shareholder Proposals and Nominations for 2012 Annual Meeting

Once the merger is completed, there will be no public participation in any future meetings of AMAC’s shareholders. If the merger is not completed, our public shareholders will continue to be entitled to attend and participate in our shareholder meetings, and we would expect to hold our 2012 annual meeting of shareholders prior to the end of 2012.  Deadlines for the receipt of shareholder proposals for the 2012 annual meeting of shareholders will be included in the proxy statement relating to the 2011 annual meeting of shareholders.

Delivery of this Proxy Statement to Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. A number of brokers with customers who are our shareholders “household” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed.  Requests for additional copies should be directed to our proxy solicitor, Okapi, at: Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York  10022, or by telephone at (877) 259-6290 (toll-free within the U.S. and Canada) or via email at info@okapipartners.com, or to AMAC’s Corporate Secretary, in writing c/o American Medical Alert Corp., 36-36 33rd Street, Long Island City, New York 11106, or by telephone at (212) 879-5700.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, or our Corporate Secretary, at the address or telephone number provided above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  These SEC filings are also available to the public from commercial document retrieval services and free of charge at the website maintained by the SEC at www.sec.gov.  In addition, you may request free copies of our SEC documents by contacting our Corporate Secretary, c/o American Medical Alert Corp., 36-36 33rd Street, Long Island City, New York 11106, Attention: Corporate Secretary.

Tunstall and its affiliates have supplied all information in this proxy statement pertaining to Tunstall, merger sub and Charterhouse.  We have supplied all information in this proxy statement pertaining to us.

Shareholders should not send in their certificates for AMAC common stock until they receive the transmittal materials from the paying agent.  Shareholders of record who have further questions about their share certificates or the exchange of AMAC common stock for cash following the closing should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement.  We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.  This proxy statement is dated November 16, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date.  Neither the mailing of this proxy statement to shareholders nor the payment of the merger consideration in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

TUNSTALL HEALTHCARE GROUP LIMITED,

MONITOR ACQUISITION CORP,

and

AMERICAN MEDICAL ALERT CORP.

Dated as of September 22, 2011

A-i

TABLE OF CONTENTS
(Continued)

A-ii

TABLE OF CONTENTS
(Continued)

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Contingent Payment Rights Agreement

A-iii

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	8.3(a)
Acquisition Proposal	5.2(d)(i)
Action	3.9
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(b)
Affiliate Transaction	3.20
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)
Antitrust Laws	8.3(c)
Benefit Agreement	8.3(d)
Benefit Plan	8.3(e)
Black-Scholes Value…	8.3(f)
Book-Entry Shares	2.3(b)
Business Day	8.3(g)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Consideration	2.1(a)
Closing Date	1.2
Code	8.3(h)
Commonly Controlled Entity	8.3(i)
Company	Preamble
Company Board	3.4(b)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Credit Agreement	8.3(j)
Company Disclosure Letter	Article III
Company Employees	5.9(b)
Company Equity Award Schedule	3.2(b)
Company Equity Plans	2.2(a)
Company Material Adverse Effect	8.3(k)
Company Minority Interest Business	3.3
Company Preferred Stock	3.2(a)
Company Recommendation	5.3(b)
Company Registered IP	3.18(a)
Company SEC Documents	3.6(a)
Company Terminating Breach	7.1(c)(i)
Company Warrants	3.2(c)
Confidentiality Agreement	5.4(b)
Contract	8.3(l)
control	8.3(m)
CPR	2.1(a)

A-iv

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

CPR Agreement	Recitals
Effective Time	1.3
Environmental Law	3.13(b)
ERISA	8.3(n)
Exchange Act	8.3(o)
Financing	5.16
GAAP	3.6(b)
Governmental Entity	8.3(p)
Grant Date	3.2(b)
Hazardous Substance	3.13(c)
Health Care Law	3.23(a)
HIPAA	3.23(a)
Houlihan Lokey	3.24
HSR Act	8.3(q)
Indebtedness	8.3(r)
Intellectual Property	8.3(s)
Intervening Event	5.2(d)(iii)
IRS	8.3(t)
IT Assets	8.3(u)
knowledge	8.3(v)
Law	8.3(w)
Liens	3.3
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Bylaws	4.1(b)
Merger Sub Charter	4.1(b)
Nasdaq	8.3(x)
New Plans	5.9(b)
NYBCL	1.1
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Charter	4.1(b)
Parent Financial Statements	4.9
Parent Material Adverse Effect	8.3(y)
Parent Party	8.3(z)
Parent Permits	4.7
Parent Terminating Breach	7.1(d)(i)
Participant	8.3(aa)
Paying Agent	2.3(a)
Payment Fund	2.3(a)

A-v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Permits	3.10
Permitted Liens	8.3(bb)
Person	8.3(cc)
Prime Rate	7.3(d)
Programs	3.23(g)
Proxy Statement	3.5(b)
Related Party	3.20
Representatives	8.3(dd)
Restricted Stock	2.2(b)
Safety Notice	3.23(d)
Sarbanes-Oxley Act	8.3(ee)
SEC	8.3(ff)
Securities Act	8.3(gg)
Shareholder Approval	3.4(a)
Shareholder Representatives	Recitals
Shareholders Meeting	5.3(b)
Shares	2.1(a)
Stock Option	2.2(a)
Stock Unit	2.2(c)
Subsidiary	8.3(hh)
Superior Proposal	5.2(d)(ii)
Surviving Corporation	1.1
Surviving Corporation Share	2.1(c)
Takeover Laws	3.19
Tax Returns	8.3(ii)
Taxes	8.3(jj)
Termination Fee	7.3(b)(iii)
Voting Agreements	Recitals

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “ Agreement “), dated as of September 22, 2011, by and among Tunstall Healthcare Group Limited, a Private Company Limited by Shares incorporated in England and Wales (“ Parent “), Monitor Acquisition Corp, a New York corporation and an indirect wholly owned Subsidiary of Parent (“ Merger Sub “), and American Medical Alert Corp., a New York corporation (“ Company “).

RECITALS

WHEREAS, the parties wish to consummate the business combination transactions provided for herein, pursuant to which Merger Sub will merge with and into Company, with Company surviving as a wholly owned subsidiary of Parent (the “ Merger “);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the officers and directors of Company listed on Schedule 1 have entered into voting agreements (the “ Voting Agreements “) with Parent and Merger Sub in the form attached hereto as Exhibit A ;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and  Howard Siegel and Gregory Fortunoff (the “ Shareholder Representatives “) have entered into the Contingent Payment Rights Agreement in the form attached hereto as Exhibit B (the “ CPR Agreement “); and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.
THE MERGER

Section 1.1             The Merger .  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the New York Business Corporation Law (the “ NYBCL “), at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “ Surviving Corporation “) and a wholly owned Subsidiary of Parent.

Section 1.2             Closing .  The closing of the Merger (the “ Closing “) shall take place at 10:00 a.m., New York City time, no later than the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, unless another date, time or place is agreed to in writing by Parent and Company.  The date on which the Closing occurs is referred to in this Agreement as the “ Closing Date .”

Section 1.3             Effective Time .  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Company shall file a certificate of merger (the “ Certificate of Merger “) with the Department of State of the State of New York, executed in accordance with the relevant provisions of the NYBCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the NYBCL.  The Merger shall become effective at such time as Parent and Company shall agree in writing and shall specify in the Certificate of Merger, provided that such date and time shall be on or after the time of filing of the Certificate of Merger and no later than the second Business Day after the Closing Date (the time the Merger becomes effective being the “ Effective Time “).

Section 1.4            Effects of the Merger .  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NYBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5             Certificate of Incorporation; Bylaws .

(a)           At the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of the Merger Sub (subject to Section 5.8), except that the name of the Surviving Corporation shall be “American Medical Alert Corp.”; and

(b)           The bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time (subject to Section 5.8), in each case, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6             Directors and Officers .

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(b)           The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or approved and qualified.

ARTICLE II.
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1             Conversion of Company Capital Stock .  At the Effective Time, by virtue of the Merger and without any action on the part of Company, Parent, Merger Sub or the holders of any shares of capital stock of Company, Parent, or Merger Sub:

(a)           Each share of common stock, par value $0.01 per share, of Company (such shares, collectively, the “ Shares “) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b)), shall thereupon be converted automatically into and shall thereafter represent the right to receive (i) $8.55 in cash, without interest, (the “ Closing Consideration “) and subject to deduction for any required withholding Tax and (ii) one contingent payment right (a “ CPR “, and together with the Closing Consideration, the “ Merger Consideration “), which shall represent the rights provided for in the CPR Agreement.

(b)           Each Share held by Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.  Each Share held by a wholly owned Subsidiary of the Company shall remain outstanding and shall become that number of shares of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of Shares held by such Subsidiary bore to the aggregate number of outstanding shares of the Company immediately prior to the Effective Time.

(c)           Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (a “ Surviving Corporation Share “).

(d)           If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company, or securities convertible into, exchangeable into or exercisable for shares of the capital stock of Company, respectively, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted, if necessary and without duplication, to reflect such change; provided , that nothing in this Section 2.1(d) shall be construed to permit Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2             Treatment of Options, Warrants and Other Equity-Based Awards .

(a)           At the Effective Time, each option (each, a “ Stock Option “) to purchase Shares granted under any stock option, stock purchase or equity compensation plan, arrangement or agreement of Company (the “ Company Equity Plans “), or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive (i) an amount in cash, without interest, equal to the product of (x) the total number of Shares subject to such Stock Option immediately prior to the Effective Time and (y) the excess of the Closing Consideration over the exercise price per Share subject to such Stock Option, less the amount of any required withholding Tax and (ii) one CPR for each Share subject to such Stock Option.

(b)           At the Effective Time, each Share subject to restrictions on transfer and/or forfeiture granted under a Company Equity Plan or otherwise (the “ Restricted Stock “) that is outstanding immediately prior to the Effective Time shall become fully vested and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration in accordance with Section 2.1.

(c)           At the Effective Time, each restricted stock unit granted under a Company Equity Plan or otherwise (each, a “ Stock Unit “), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive (i) an amount in cash, without interest, equal to the product of (x) the total number of Shares subject to such Stock Unit immediately prior to the Effective Time and (y) the Closing Consideration, less the amount of any required withholding Tax and (ii) one CPR for each Share subject to such Stock Unit.

(d)           At the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be redeemed at the Black-Scholes Value of such Company Warrant at that time, pursuant to the terms and conditions of such Company Warrant.

(e)           Company shall take all actions necessary or appropriate to ensure that, as of the Effective Time, (i) the Company Equity Plans shall terminate and (ii) no holder of Stock Options, Restricted Stock or Stock Units and no participant in any Company Equity Plan and, except as disclosed in Section 3.2(a) of the Company Disclosure Letter, no holder of Company Warrants shall have any rights to acquire, or other rights in respect of, the capital stock of Company, the Surviving Corporation or any of their Subsidiaries, except the rights contemplated by Sections 2.1, 2.2(a), 2.2(b), 2.2(c) and 2.2(d) and disclosed in Section 3.2(a) of the Company Disclosure Letter.

(f)           As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Equity Plans) shall adopt such resolutions or take such other actions as may be necessary or appropriate to effect the transactions described in clauses (a) through (e) of this Section.

Section 2.3             Exchange and Payment for Shares .

(a)           Prior to the Effective Time, Parent shall appoint a paying agent mutually acceptable to Parent and the Company (the “ Paying Agent “) for the purpose of exchanging Shares for Closing Consideration.  Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent in trust for the benefit of holders of the Shares (other than the Shares pursuant to Section 2.1(b)), cash in an amount equal to the aggregate Closing Consideration, subject to deduction for any required withholding Tax, into which Shares will be converted in accordance with Section 2.1(a)(i).  The cash deposited with the Paying Agent pursuant to this Section 2.3(a) shall hereinafter be referred to as the “ Payment Fund .”  The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 2.1(a), except as provided in this Agreement.

(b)           As soon as reasonably practicable after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate (“ Certificates “) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“ Book-Entry Shares “) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall contain such other provisions as Parent or the Paying Agent may reasonably specify), (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a) and (C) a copy of the CPR Agreement.  Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal and such copy of the CPR Agreement, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (subject to deduction for any required withholding Tax), and such Certificate or Book-Entry Share shall forthwith be canceled.  No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.  In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed (or the Person requesting such payment shall have posted a bond) and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Parent and Paying Agent that such Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender or transfer, the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(c)           Parent shall take all actions necessary so that, no later than three (3) Business Days after the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of Stock Options or Stock Units granted under any Company Equity Plan the amounts to which such holder is entitled as determined in accordance with Sections 2.2(a), 2.2(b) or 2.2(c), without interest, through the Surviving Corporation’s or applicable Subsidiary’s payroll system.

(d)           Parent shall take all actions necessary so that, as promptly as practicable following the Effective Time, the Surviving Corporation shall pay or cause to be paid to the holder of Company Warrants, in exchange for a warrant cancellation agreement, the amounts to which such holder is entitled as determined in accordance with Section 2.2(d).

(e)           At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II.

(f)           The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided , that (i) such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), (ii) that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Certificates or Book-Entry Shares entitled to receive such consideration, and (iii) Parent shall provide additional funds to the Paying Agent for the benefit of holders of Certificates and Book-Entry Shares in the amount of any such losses to the extent necessary for payment of the Merger Consideration.  Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)           Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares on the twelve-month anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest.

(h)           None of Parent, the Surviving Corporation or the Paying Agent or any other Person shall be liable to any Person in respect of any cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4             Withholding Rights .  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the disclosure letter delivered by Company to Parent prior to the execution of this Agreement (the “ Company Disclosure Letter “), provided , that disclosure in any section of the Company Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, or (ii) as disclosed in any Company SEC Document publicly available prior to the date hereof but excluding any documents incorporated by reference (other than a document that is, in and of itself, a Company SEC Document) in such Company SEC Documents, disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Company SEC Documents that is cautionary, predictive or forward-looking in nature (it being understood and agreed that any disclosure in the Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such Section), Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1             Organization, Standing and Power .

(a)           Each of Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) except as set forth in Section 3.1 of the Company Disclosure Letter, is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except (1) in the case of clause (iii), where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) in the case of clauses (i) and (ii) (only with respect to Subsidiaries), where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Company has previously made available to Parent true and complete copies of Company’s certificate of incorporation (the “ Company Charter “) and bylaws (the “ Company Bylaws “) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect.  Company is not in violation of any provision of the Company Charter or the Company Bylaws.  None of the Subsidiaries of the Company are in violation of such Subsidiary’s certificate of incorporation or bylaws (or comparable organizational documents).

Section 3.2             Capital Stock .

(a)           The authorized capital stock of Company consists of 20,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (the “ Company Preferred Stock “).  As of the close of business on September 22, 2011, (i) 9,615,281 Shares (excluding treasury shares) were issued and outstanding (of which 9,621 Shares were shares of Restricted Stock), (ii) 48,573 Shares were held by Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by Company in its treasury, and (iv) 1,407,619 Shares were reserved for issuance pursuant to Company Equity Plans and Company Warrants (of which 662,693 Shares were subject to outstanding Stock Options and 46,500 Shares were subject to outstanding Stock Units and 10,696 Shares were subject to outstanding Company Warrants).  All the outstanding shares of capital stock of Company are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or similar antidilution rights.  No shares of capital stock of Company are owned by any Subsidiary of Company.  Neither Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Company or such Subsidiary on any matter.  As of the date of this Agreement, except as set forth above in this Section 3.2(a) and in Sections 3.2(a), (b) and (c) of the Company Disclosure Letter, and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Company, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Company, (B) securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any shares of capital stock of Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of Company or any of its Subsidiaries, contingent or otherwise, to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  Neither Company nor any of its Subsidiaries is, nor to the knowledge of Company is any other Person, a party to or bound by any Contracts or understandings with respect to the voting (including voting trusts and proxies), other than the Voting Agreements, or, other than under Company Equity Plans (or grants thereunder) or Company Warrants, the sale or transfer (including agreements imposing transfer restrictions) of any shares of its capital stock or other equity interests.

(b)           Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of September 22, 2011, of (i) outstanding Stock Options, indicating, with respect to each holder, the number of Stock Options held by such holder, the number of Shares subject to such Stock Options, the name of the plan under which such Stock Options were granted, the date of grant, exercise price, vesting schedule and expiration date thereof, (ii) outstanding shares of Restricted Stock, indicating, with respect to each holder, the number of shares of Restricted Stock owned by such holder, the name of the plan under which such shares of Restricted Stock were granted, the date of grant, vesting schedule and expiration date thereof and (iii) outstanding Stock Units, indicating, with respect to each holder, the number of Stock Units held by such holder, the number of Shares underlying such Stock Units, the name of the plan under which such Stock Units were granted, the date of grant, vesting schedule and expiration date thereof (the “ Company Equity Award Schedule “).  Each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.  Each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “ Grant Date “) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes, and the award agreement governing such grant was duly executed and delivered by each party thereto.  Each such grant was made in accordance with the terms of the applicable Company Equity Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules and regulations of Nasdaq.  The per-share exercise price of each Stock Option was equal to the fair market value of a Share on the applicable Grant Date (as determined in accordance with the terms of the applicable Company Equity Plan and, to the extent applicable, Sections 409A and 422 of the Code), and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.   Company has not knowingly granted, and there is not, and has not been, any Company policy or practice to grant, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding Company or any of its Subsidiaries or any of their financial results or prospects.  The Company Equity Plans under which the Stock Options, shares of Restricted Stock and Stock Units outstanding as of September 22, 2011 were granted are pursuant to the 2010 Equity Incentive Plan, the 2005 Stock Incentive Plan, the 2000 Stock Option Plan and the 1997 Stock Option Plan.  Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Stock Options, Restricted Stock or Stock Unit grants, and no Stock Option agreement, Restricted Stock agreement or Stock Unit agreement contains terms that are materially inconsistent with or in addition to such forms.  Each Stock Option, each share of Restricted Stock and each Stock Unit may, by its terms, be treated as set forth in Section 2.2.  No Stock Option has a per-share exercise price that is greater than the Closing Consideration.

(c)           Section 3.2(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name of each holder of outstanding warrants to purchase Shares (the “ Company Warrants “), the number of Shares for which each such Company Warrant is exercisable, the date of each Company Warrant, the vesting and exercise schedule for each Company Warrant, the number of shares vested and unvested as of the date of this Agreement, the price per Share for which each such Company Warrant is exercisable and Company’s estimate of the Black-Scholes Value of each such Company Warrant.  Company has made available to Parent accurate and complete copies of each Company Warrant, including all amendments thereto.

Section 3.3             Subsidiaries .  Section 3.3 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (a) each Subsidiary of Company, including its jurisdiction of incorporation or formation, and (b) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which Company holds, directly or indirectly, an equity interest (each, an “ Company Minority Interest Business “), and the percentage of Company’s equity interest in such Company Minority Interest Business relative to all outstanding equity interests (on a fully diluted basis).  All of the shares of capital stock or other equity or voting interests of each such Company Minority Interest Business that are owned, directly or indirectly, by Company or a Subsidiary thereof are owned free and clear of all pledges, claims, liens, charges, call rights, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “ Liens “)  other than (i) restrictions on transfer under applicable securities Laws, (ii) Liens for current Taxes and assessments not yet due, (iii) Liens created pursuant to the Company Credit Agreement and (iv) Liens disclosed in Section 3.3 of the Company Disclosure Letter.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries or the Company Minority Interest Businesses listed in Section 3.3 of the Company Disclosure Letter, Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for, any of the foregoing.  All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive rights or similar antidilution rights.  All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Company, free and clear of all Liens other than (i) restrictions on transfer under applicable securities Laws, (ii) Liens for current Taxes and assessments not yet due, (iii) Liens created pursuant to the Company Credit Agreement and (iv) Liens disclosed in Section 3.3 of the Company Disclosure Letter.

Section 3.4             Authority .

(a)           Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and, subject to the accuracy of the representation of Parent and Merger Sub in Section 4.11 below, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption and approval of this Agreement by the holders of at least two-thirds of the outstanding Shares (the “ Shareholder Approval “), and to the filing of the Certificate of Merger with the Department of State of the State of New York as required by the NYBCL.  This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)           The board of directors of Company (the “ Company Board “), at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the CPR Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of Company’s shareholders, (ii) approving and declaring advisable this Agreement, the CPR Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of Company for adoption and approval and (iv) resolving to recommend that Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.5             No Conflict; Consents and Approvals .

(a)           Except as disclosed in Section 3.5(a) of the Company Disclosure Letter, the execution, and delivery and performance of this Agreement by Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien, other than Permitted Liens, in or upon any of the properties, assets or rights of Company or any of its Subsidiaries under, any provision of (i) the Company Charter, the Company Bylaws, or the comparable governing documents of the Company’s Subsidiaries or the Company Minority Interest Businesses, (ii) any Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound as of the date hereof, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of Nasdaq applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as disclosed in Section 3.5(b) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Company or the consummation by Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing with the SEC of (A) a proxy statement relating to the approval of this Agreement by Company’s shareholders (such proxy statement, as amended or supplemented from time to time, the “ Proxy Statement “) pursuant to the Exchange Act, and (B) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act, and (iii) the filing of the Certificate of Merger with the Department of State of the State of New York as required by the NYBCL.

Section 3.6             SEC Reports; Financial Statements .

(a)           Company and its Subsidiaries have filed or furnished on a timely basis with the SEC, all forms, reports, schedules, statements and other documents required to be filed or furnished by them with the SEC since January 1, 2008 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “ Company SEC Documents “).  As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Company SEC Document has been amended or superseded by a subsequently filed Company SEC Document prior to the date of this Agreement (or with respect to Company SEC Documents filed or furnished after the date of this Agreement, except as amended or supplemented prior to the Closing), (i) the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the listing and corporate governance rules and regulations of Nasdaq, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No Subsidiary of Company or Company Minority Interest Business is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)           The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“ GAAP “) (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount and to any other adjustments described therein, including the notes thereto), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c)           As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), except for those liabilities (i) to the extent  reserved for or reflected on the most recent consolidated balance sheet (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent consolidated balance sheet (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement that are not material, or (iii) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

(d)           As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Company SEC Documents.

(e)           Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

Section 3.7         Certain Information .  None of the information supplied or to be supplied by Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or any other documents disseminated to Company’s shareholders in connection with the Merger or other transactions contemplated hereby will, at the time it is first mailed to Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided , that no representation or warranty is made by Company with respect to information supplied in writing by Parent or any of its Subsidiaries specifically for inclusion therein.  The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

Section 3.8         Absence of Certain Changes or Events .

(a)           Except with respect to the transactions expressly contemplated by this Agreement and as disclosed in Section 3.8(a) of the Company Disclosure Letter, since December 31, 2010 (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and (ii) neither Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Sections 5.1(a), (b), (c), (d), (f), (h) or (i).

(b)           Since December 31, 2010, the Company and its Subsidiaries have not suffered any Company Material Adverse Effect, and there has not been any event, change, circumstance, occurrence, effect or state of facts that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9             Litigation . Except as disclosed in Section 3.9 of the Company Disclosure Letter, there is no action, suit, arbitration, investigation, inquiry or other proceeding (each, an “ Action “), whether judicial, arbitral, administrative or otherwise, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Company or any of its Subsidiaries in such individual’s capacity as such, other than Actions that, if adversely determined against Company or its Subsidiaries or any present or former officer, director or employee of Company or any of its Subsidiaries, would not result in any liability or losses to Company or its Subsidiaries in excess of $100,000.  Neither Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.  Section 3.9 of the Company Disclosure Letter lists all Actions as of the date hereof that (i) involve an amount in controversy in excess of $100,000, (ii) seek material injunctive relief or (iii) seek to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement.

Section 3.10           Compliance with Laws .  Except as disclosed in Section 3.10 of the Company Disclosure Letter, Company and each of its Subsidiaries are and, at all times since January 1, 2008 have been, in compliance  in all material respects with all Laws applicable to their businesses, operations, properties or assets.  Company and each of its Subsidiaries have in effect all permits, licenses, variances, provider numbers, clearances, exemptions, registrations, authorizations, operating certificates, franchises, orders, filings with and approvals of all Governmental Entities (collectively, “ Permits “) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except to the extent such violation, default or event, would not reasonably be expected to have a Company Material Adverse Effect.  Section 3.10 of the Company Disclosure Letter contains a true and complete list of all material Permits required to be held by Company and each of its Subsidiaries necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted.  Except as disclosed in Section 3.10 of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, nor has Company or any of its Subsidiaries received written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same.

Section 3.11           Benefit Plans .

(a)           Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Benefit Plan and each Benefit Agreement.  Company has made available to Parent complete and accurate copies of (i) each such Benefit Plan or Benefit Agreement, including any amendment thereto, (ii) with respect to each Benefit Plan, each trust, insurance, annuity or other funding contract related thereto, (iii) with respect to each Benefit Plan, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (iv) with respect to each Benefit Plan, the two most recent annual reports on Form 5500 required to be filed with the IRS with respect to those Benefit Plans requiring such a filing.

(b)           Each Benefit Plan and Benefit Agreement (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA (to the extent applicable), the Code (to the extent applicable) and all other applicable Laws.  Each of Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Benefit Plans and Benefit Agreements.

(c)           Within the preceding six year period, none of Company, any of its Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including, without limitation, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA).  No Benefit Plan or Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (except with respect to COBRA requirements) and neither Company nor any of its subsidiaries has made any oral or written commitment to provide any such benefits.

(d)           Except as provided in Article II hereof and as disclosed in Section 3.11(d) to the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by Company or the consummation by Company of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan or Benefit Agreement or (iii) result in any breach or violation of or default under or limit Company’s right to amend, modify or terminate any Benefit Plan or Benefit Agreement.

(e)           Section 3.11(e) of the Company Disclosure Letter sets forth, with respect to each “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Company who could reasonably be expected to receive any  ”excess parachute payment” (as defined in Section 280G(b)(1) of the Code), (i) such person’s name, title and base amount (as defined in Section 280G(b)(3) of the Code) and (ii) a calculation of the aggregate present value of the “parachute payments” (as defined in Section 280G(b)(2) of the Code) such person could receive.  No amount or other entitlement that could be received as a result of the execution, delivery or performance of this Agreement or the consummation by Company of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), by any disqualified individual with respect to Company will constitute an excess parachute payment.  No Participant is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or Section 4999 of the Code being imposed on such person and Company does not have any contractual obligation to, or agreement with, any Participant to cause any “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code to comply with Section 409A of the Code.

Section 3.12           Labor and Employment Matters .

(a)           Each of Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, classification of employees, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours.

(b)           Neither Company nor any of its Subsidiaries is a party to any collective bargaining or similar agreement, and there are not, to the knowledge of Company, any union organizing activities concerning any employees of Company or any of its Subsidiaries.  Since January 1, 2008, there have been no labor strikes, slowdowns, work stoppages or lockouts pending or, to the knowledge of Company, threatened, against Company or any of its Subsidiaries.

Section 3.13           Environmental Matters .

(a)           Except as would not be material to Company and its Subsidiaries, taken as a whole, (i) Company and each of its Subsidiaries have conducted their respective businesses in compliance in all material respects with all, and have not violated any, applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) neither Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Company or any of its Subsidiaries or as a result of any operations or activities of Company or any of its Subsidiaries at any location and, to the knowledge of Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Company or any of its Subsidiaries under any Environmental Law; and (v) neither Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Company’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)           As used herein, “ Environmental Law “ means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)           As used herein, “ Hazardous Substance “ means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

Section 3.14           Taxes .

(a)           Except as disclosed in Section 3.14 of the Company Disclosure Letter, all income and all other material Tax Returns required to have been filed by or with respect to Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects.  All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by Company or its Subsidiaries have been paid or will, to the extent due prior to the Closing Date, be timely paid.  Except as disclosed in Section 3.14 of the Company Disclosure Letter, no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.  There are no Tax Liens on the assets of Company or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable).  Except as disclosed in Section 3.14 of the Company Disclosure Letter, there are no outstanding waivers or agreements extending any period for assessment of Taxes for any period with respect to any Tax to which Company or any of its Subsidiaries may be subject.  Company and each of its Subsidiaries have made adequate provisions in accordance with GAAP, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Documents for the payment of all material Taxes for which Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed, and since the date of the most recent financial statements included in the Company SEC Documents, all Taxes incurred by Company and its Subsidiaries have been incurred in the ordinary course of business consistent with past practices.  None of Company or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, Tax sharing or similar agreement or arrangement or any material Tax indemnity agreement (other than an agreement or arrangement solely among members of a group the common parent of which is Company or any of its Subsidiaries).  Except as disclosed in Section 3.14 of the Company Disclosure Letter, none of Company or its Subsidiaries has received written notice from a Governmental Entity in a jurisdiction where Company or any of its Subsidiaries does not file a particular Tax Return claiming that Company or any such Subsidiary is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return (except for any claims that would not reasonably be expected to be material).

(b)           Except as disclosed in Section 3.14 of the Company Disclosure Letter, Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(c)           Except as disclosed in Section 3.14 of the Company Disclosure Letter, as of the date of this Agreement, there are no audits, examinations, investigations or other proceedings now pending or, to the knowledge of Company, threatened in writing against or with respect to Company or any of its Subsidiaries with respect to any income or other material Tax.

(d)           Neither Company nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which, the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(e)           Neither Company nor any of its Affiliates has elected or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code.

(f)           Assuming no election is made under Section 338 of the Code, none of Company or its Subsidiaries will be required to include material amounts in income, or exclude material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (1) a change in method of accounting occurring prior to the Closing Date, (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (3) a prepaid amount received, or paid, prior to the Closing Date, (4) deferred gains arising prior to the Closing Date, (5) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (6) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (7) election under Section 108(i) of the Code.

(g)           None of Company or its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (other than a transaction with respect to which all applicable reporting requirements have been satisfied).

(h)           Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or any Subsidiary) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise.

Section 3.15            Contracts .

(a)         Section 3.15 of Company Disclosure Letter contains a true and complete list of each of the following types of Contracts to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(i)          any Contract that would be required to be filed by Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Company on a Current Report on Form 8-K;

(ii)         any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement material to Company or any of its Subsidiaries or in which Company owns 10% or more of the voting or economic interest, or any interest valued at more than $250,000 without regard to percentage voting or economic interest;

(iii)        any Contract relating to or evidencing Indebtedness (as hereinafter defined) and having an outstanding principal amount in excess of $250,000;

(iv)        any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of (1) capital stock or other equity interests or (2) assets for aggregate consideration (in one or a series of transactions) under such Contract of $250,000 or more (other than acquisitions or dispositions of inventory or equipment in the ordinary course of business consistent with past practice);

(v)         any Contract that is a license agreement that is material to the business of Company and its Subsidiaries, taken as a whole, pursuant to which Company or any of its Subsidiaries (1) is licensed or otherwise granted any rights under any Intellectual Property of any Person, or (2) licenses or otherwise grants any Person any rights under any Intellectual Property owned by Company or its Subsidiaries, in each case other than license agreements for uncustomized software that is commercially available to the public generally with annual license, support, maintenance and other fees of $50,000 or less and non-disclosure agreements that provide for only limited, non-exclusive use rights of Intellectual Property for evaluation purposes only;

(vi)        any Contract (other than Contracts relating to the employment of any Person) between Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of Company;

(vii)       any Contract (A) with respect to the employment of any executive officer or (B) with any labor union (including any collective bargaining or similar agreement);

(viii)      any Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business of Company and its Subsidiaries, taken as a whole, or of any Subsidiary of Company;

(ix)        any Contract with any material supplier or customer that is not terminable by Company or its Subsidiaries on less than sixty (60) days notice without penalty or payment;

(x)         any Contract that contains covenants that limit the ability of Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product;

(xi)        any Contract that obligates Company or any of its Subsidiaries to provide indemnification or guarantee in excess of $250,000;

(xii)       any Contract for the lease of real property; or

(xiii)      any Contract that obligates Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000.

For purposes of this Agreement, the term “ Material Contract “ shall include any Contracts of the type described in clauses (i) through (xiii).

(b)          Except as disclosed in Section 3.15(b) of the Company Disclosure Letter, Each Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, would not be material.  There is no default under any Material Contract by Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto under such Material Contract, except where such default, event or condition would not be material to the Company, taken as a whole, nor has Company or any of its Subsidiaries received any written notice of any such default, event or condition, or of any termination or non-renewal of any Material Contract, except as disclosed in Section 3.15(b) of the Company Disclosure Letter,.  Company has made available to Parent true and complete copies of all written Material Contracts, including any amendments thereto.

Section 3.16           Insurance .  Section 3.16 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Company or any of its Subsidiaries, or pursuant to which Company or any of its Subsidiaries is a named insured, as well as any historic occurrence-based policies still in force.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid and (b) neither Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or default, or would permit termination or modification of, any such policy.  No written notice of cancellation or termination has been received with respect to any such policy.

Section 3.17           Real and Personal Property .

(a)           Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its material real properties and tangible assets, free and clear of all Liens other than Permitted Liens.

(b)           Each of Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect.  Except as set forth on Section 3.17 of the Company Disclosure Letter, none of the leased property is subject to any sublease, license or other agreement granting to any Person or entity (other than Company or one of its Subsidiaries) any right to the use, occupancy or enjoyment of the premises or any portion thereof.  Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate, and leased property or any portion thereof or interest therein.  Neither Company nor any of its Subsidiaries owns any real estate.

Section 3.18           Intellectual Property .

(a)          Section 3.18(a) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are owned by Company or any of its Subsidiaries (collectively, “ Company Registered IP “).  With respect to each item of Company Registered IP, (i) either Company or one of its Subsidiaries is the sole owner and possesses all right, title, and interest in and to the item, free and clear of any Liens other than Permitted Liens; and (ii) no action, suit, proceeding, hearing, investigation, or claim is pending or, to the knowledge of Company, is threatened against Company or any of its Subsidiaries that challenges the validity, enforceability, registration, ownership or use of the item.

(b)          Except as disclosed in Section 3.18(b) of the Company Disclosure Letter, Company or one of its Subsidiaries owns or has the valid right to use all Intellectual Property necessary for the operation of the business of Company and its Subsidiaries. The execution and delivery by Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not result in the loss, suspension, limitation, termination or other impairment of, or give rise to any right of any person to suspend, limit, terminate, consent to or otherwise impair the continued right of Company or any of its Subsidiaries to own or use or otherwise exercise any other rights that Company or any of its Subsidiaries currently has with respect to, any Intellectual Property material to the business of Company and its Subsidiaries.

(c)           Each of Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to maintain, police and protect its rights in its Intellectual Property and to maintain the confidentiality of all information of Company or its Subsidiaries that derives independent economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.  Except as disclosed in Section 3.18(c) of the Company Disclosure Letter, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Company and its Subsidiaries (and their predecessors) who have contributed to or participated in the conception or development of any Intellectual Property for Company or any of its Subsidiaries have entered into valid and binding agreements with Company or one of its Subsidiaries that assign to or vest in Company or such Subsidiary all right, title and interest in, to and under such Intellectual Property.  No such Person has asserted, and to the knowledge of Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Intellectual Property.

(d)           (i) Except as disclosed in Section 3.18(d) of the Company Disclosure Letter, to the knowledge of Company, neither Company nor any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person;   (ii) no proceedings are pending, and neither Company nor any of its Subsidiaries has received any written claim, demand, or notice alleging any such infringement, misappropriation, dilution, or other violation; (iii) to the knowledge of Company, no Person has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of Company or any of its Subsidiaries; and (iv) neither Company nor any of its Subsidiaries has made or asserted any claim, demand, or notice alleging any such infringement, misappropriation, dilution, or other violation.

(e)          The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Company and its Subsidiaries and have not materially malfunctioned or materially failed within the last three (3) years and (ii) are sufficient for the immediate and reasonably foreseeable needs of Company and its Subsidiaries. Company and its Subsidiaries have implemented commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.  Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, with respect to the IT Assets, in each case, that is consistent with customary industry practice.

Section 3.19           State Takeover Statutes . Assuming the accuracy of Parent and Merger Sub’s representation in Section 4.11, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “ Takeover Laws “) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.20           Related Party Transactions .  No present or former director, executive officer, shareholder, partner, member, employee or Affiliate of Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “ Related Party “), is a party to any Contract with or binding upon Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned or used by Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an “ Affiliate Transaction “) that has not been so disclosed.  Any Affiliate Transaction with respect to Company as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to Company or any of its Subsidiaries as would have been obtainable by Company or its applicable Subsidiary in a similar transaction with an unaffiliated third party.

Section 3.21           Certain Payments .  Neither Company nor any of its Subsidiaries (nor, to the knowledge of Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.22           Customers and Suppliers . Section 3.22 of the Company Disclosure Letter sets forth a list of (a) the twenty (20) largest customers of Company (on  consolidated basis) for the twelve months ended December 31, 2010 and for the six months ended June 30, 2011, and the percentage of total TBCS revenue (with respect to TBCS) and the percentage of total subscribers (with respect to HSMS) attributable to such customer and (b) the ten (10) largest suppliers of Company (on a consolidated basis) for the twelve months ended December 31, 2010 and for the six months ended June 30, 2011 and the percentage of consolidated costs for such ten (10) largest suppliers attributable to such supplier.  To the knowledge of Company, as of the date hereof, neither Company nor any of its Subsidiaries has received any written communication or notice from any of the twenty (20) largest customers of Company (on a consolidated basis) listed, or required to be listed, on Schedule 3.22 for the six months ended June 30, 2011 of (i) its intention to terminate or materially reduce its relationship with Company or any of its Subsidiaries or (ii) any material dispute, claim, or planned Action against Company or any of its Subsidiaries or any officer, director or employee of Company or any of its Subsidiaries.

Section 3.23           Compliance with Health Care Laws .

(a)           Except as disclosed in Section 3.23(a) of the Company Disclosure Letter, Company and its Subsidiaries are, and since January 1, 2008 have been, in material compliance with the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act), the federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (collectively, “ HIPAA “), the exclusion laws (42 U.S.C. § 1320a-7), and any comparable state or local laws, and the regulations promulgated pursuant to such laws, each as amended from time to time, and any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other public issuance which regulates kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services (each, a “ Health Care Law “).

(b)           All material reports, documents, claims and notices required to be filed, maintained or furnished to any Governmental Entity by Company and its Subsidiaries have been so filed, maintained or furnished and, to Company’s knowledge, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)          The design, manufacture, testing and distribution of products by or, to Company’s knowledge, on behalf of Company and its Subsidiaries is being, and since January 1, 2008 has been, conducted in compliance in all material respects with all applicable Health Care Laws, including, without limitation, FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products sold in the United States.

(d)          Except as disclosed in Section 3.23(d) of the Company Disclosure Letter, since January 1, 2008, Company and its Subsidiaries have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of Company and its Subsidiaries (each, a “ Safety Notice “).  Other than with respect to facts and circumstances underlying Safety Notices disclosed in Section 3.23(d) of the Company Disclosure Letter, to Company’s knowledge, as of the date hereof, there are no facts or circumstances which are likely to cause a Safety Notice.  Neither Company nor any of its Subsidiaries has received any notice that the FDA or other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any product or product candidate, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product or product candidate or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any product or product candidate produced at any facility where any product or product candidate is manufactured, tested, processed, packaged or held for sale.

(e)           The Company and its Subsidiaries have not served as a “Sponsor,” as that term is defined in 21 C.F.R. § 812(n), and their respective products or product candidates have not been the subject of, a clinical study subject to applicable Health Care Laws, including, but not limited to, the federal Food, Drug, and Cosmetic Act and its applicable implementing regulations.  The clinical and pre-clinical studies in which Company and its Subsidiaries have provided support services and related activities, were, and if still pending are, being conducted in accordance with standards and procedures mandated by the pharmaceutical companies and clinical research organizations running such studies.  Company and its Subsidiaries have not received any notice, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2008 requiring the termination or suspension of any such clinical and pre-clinical studies in which Company or any of its Subsidiaries have provided services, as described in the previous sentence.

(f)           Except as disclosed in Section 3.23(f) of the Company Disclosure Letter, since January 1, 2008, neither Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from the FDA or any other Governmental Entity, and there is no action or proceeding pending or, to Company’s knowledge, threatened, by any Governmental Entity contesting the investigational device exemption, premarket clearance or approval of, the uses of, of the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company.

(g)         Except as disclosed in Section 3.23(g) of the Company Disclosure Letter, Company and its Subsidiaries meet all material requirements of participation, claims submission and payment of Programs and other third party payment programs in which they are participating, whether governmental or commercial, and are a party to valid participation agreements for payment by such Programs and other third party payment programs.  None of Company and its Subsidiaries, or their respective officers, directors, employees, agents and contractors, has been or is currently excluded from participation in any such Program.  ” Programs “ shall mean the Medicare and Medicaid programs (operating under Titles XVIII and XIX of the Social Security Act) and any other state or federal health care program, as defined in 42 U.S.C. § 1320a-7b(f).

(h)          There are no material Program recoupments or material recoupments of any third-party payor being sought, requested or claimed in excess of $100,000, or to Company’s knowledge, threatened against the Company or its Subsidiaries.  To Company’s knowledge (i) there is no action pending, received or threatened against Company or its Subsidiaries which relates in any way to a violation of any legal requirement pertaining to the Programs or which could result in the imposition of material penalties or the exclusion by Company or its Subsidiaries from participation in any Programs, and (ii) none of Company, its Subsidiaries or any of their respective officers, directors, employees or agents have engaged in any activities which are cause for civil penalties or mandatory or permissive exclusion from any Program.  Neither Company nor any of its Subsidiaries is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements imposed by any Governmental Entity with respect to compliance with any Health Care Law.

(i)           To Company’s knowledge, Company and its Subsidiaries are, and since January 1, 2008 have been, in material compliance with all Business Associate agreements and comparable contracts pertaining to the protection of Protected Health Information, as such terms are defined under HIPAA.  To Company’s knowledge, Company and its Subsidiaries have agreements in place with all affiliates, vendors or other persons whose relationship with Company or its Subsidiaries involves the collection, use, disclosure, storage, or processing of Protected Health Information on behalf of Company or its Subsidiaries, which agreements require such affiliates, vendors or persons to use such Protected Health Information in a manner consistent with Company’s obligations in its Business Associate agreements and in compliance with applicable Health Care Laws.

(j)           Company and its Subsidiaries have reasonable safeguards in place to protect Protected Health Information in their possession or control from unauthorized access by third parties, including their employees and contractors.  Since January 1, 2008, neither Company nor any of its Subsidiaries has experienced a security incident or breach of unsecured Protected Health Information, as those terms are defined in HIPAA, that would require notification to affected individuals, the U.S. Department of Health and Human Services or prominent media outlets under applicable Health Care Laws, nor within such period has the Company or its Subsidiaries received any notice or complaints from any person or Governmental Entity regarding a security breach relating to such information or any material violation of HIPAA.  To Company’s knowledge, since January 1, 2008, no person has made any illegal or unauthorized use of Protected Health Information that was collected by or on behalf of Company or its Subsidiaries and is in the possession or control of Company or its Subsidiaries.

Section 3.24           Brokers .  No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Capital, Inc. (“ Houlihan Lokey “), the fees and expenses of which will be paid by Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Affiliates.  Company has made available to Parent a true, correct and complete copy of the engagement letter and fee arrangement with Houlihan Lokey.

Section 3.25           Opinion of Financial Advisor .  The Company Board has received the opinion of Houlihan Lokey to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received in the Merger by holders of Shares is fair, from a financial point of view, to such holders.  As promptly as possible after the execution of this Agreement, Company shall make available a true and complete copy of such opinion to Parent (solely for informational purposes).

Section 3.26            No Other Representations and Warranties .

(a)           Except for the representations and warranties made by Company in this Article III, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to any oral or written information furnished or made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their negotiation of this Agreement or in the course of the transactions contemplated hereby, except for the representations and warranties made by Company in Article III or by the officers and directors of the Company set forth in the Voting Agreements.

(b)          Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or Merger Sub whatsoever, express or implied, beyond those expressly given by Parent in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to Company or any of its Representatives.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company as follows:

Section 4.1             Organization, Standing and Power .

(a)           Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to have such power and authority or to be so qualified or licensed or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Parent has previously made available to Company true and complete copies of Parent’s memorandum of association (the “ Parent Charter “) and articles of association (the “ Parent Articles “) as are in full force and effect.  As of the date hereof, Parent is not in violation of any provision of the Parent Charter or Parent Articles.  Parent has heretofore delivered to Company a true and complete copy of Merger Sub’s certificate of incorporation (the “ Merger Sub Charter “) and bylaws (the “ Merger Sub Bylaws “) as in full force and effect.  As of the date hereof, Merger Sub is not in violation of any provision of the Merger Sub Charter or Merger Sub Bylaws.

Section 4.2             Ownership and Operations of Merger Sub .   Parent beneficially and of record owns, and as of the Effective Time will own, all of the outstanding capital stock of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 4.3               Authority .  Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Department of State of the State of New York as required by the NYBCL.  This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.4                No Conflict; Consents and Approvals .

(a)         The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien, other than Permitted Liens, in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or Parent Articles, (ii) the Merger Sub Charter or Merger Sub Bylaw or (iii)  subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or its Subsidiaries or by which Parent or its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clause (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)         No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and filings or applications that may be required under the Antitrust Laws of any non-U.S. jurisdictions, and (ii) the filing of the Certificate of Merger with the Department of State of the State of New York as required by the NYBCL.

Section 4.5                Certain Information .  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or other filing required under the Exchange Act will, at the time it is first mailed to Company’s shareholders, at the time of any amendments or supplements thereto (or filed, with respect to such other required filings) and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6               Litigation .  There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub, any of their respective properties or assets, or any present or former officer, director or employee of Parent or Merger Sub in such individual’s capacity as such, other than Actions that, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor or Merger Sub nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7                Compliance with Laws .  Parent and its Subsidiaries are and, at all times since January 1, 2008 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets except where such non-compliance which would not have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and each of its Subsidiaries have in effect all permits, licenses, variances,  clearances, exemptions, registrations, authorizations, operating certificates  or orders,  of all Governmental Entities (collectively, “ Parent Permits “) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where such failure to have in effect would not have, individually or in the aggregate, a Parent Material Adverse Effect, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Parent Permit, except to the extent such violation, default or event, would not reasonably be expected to have a Parent Material Adverse Effect.  No investigation or review by any Governmental Entity with respect to Parent or Merger Sub is pending or threatened and Parent has not received written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same.

Section 4.8                Financing .  Assuming the accuracy of the representations and warranties set forth in Section 3.2, at the Closing, Parent and Merger Sub will have available cash, lines of credit or other sources of immediately available funds to pay in cash the Closing Consideration.  Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing.

Section 4.9                Financial Statements .

 (a)         Parent has delivered to Company its audited financial statements consisting of the consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2010 and the related statement of total recognized gains and losses and reconciliation of movements in equity shareholders deficit/funds and consolidated cash flow statement, for the year then ended (the “ Parent Financial Statements “).  The Parent Financial Statements have been prepared in accordance with UK Generally Accepted Accounting Practice applied on a consistent basis throughout the periods involved.  The Parent Financial Statements are based on the books and records of the Parent and its Subsidiaries, and fairly present the financial condition of the Parent and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Parent and its Subsidiaries for the periods indicated.

(b)         Since September 30, 2010 through the date hereof, Parent has not incurred any liabilities which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10              Ownership of Company Shares . Neither Parent nor any of its Subsidiaries, including Merger Sub, is the record or beneficial owner of any shares of capital stock of the Company or is an “interested shareholder” as defined in Section 912 of the NYBCL, other than, in each case,  as a result of the Merger Agreement or the Voting Agreement.

Section 4.11              Brokers .  No broker, investment banker, financial advisor or other Person, other than Jefferies & Company, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 4.12              No Other Representations and Warranties .

(a)         Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company, its Subsidiaries or any of their Affiliates or Representatives with respect to any oral or written information furnished or made available to the Company, its Subsidiaries or any of their Affiliates or Representatives in the course of their negotiation of this Agreement or in the course of the transactions contemplated hereby, except for the representations and warranties made by Parent and Merger Sub in Article IV.

 (b)         Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither Company nor any other Person has made or is making any representations or warranties relating to Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Company in this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company or its Subsidiaries furnished or made available to Parent, Merger Sub or any of their Representatives.

ARTICLE V.
COVENANTS

Section 5.1                Conduct of Business by Company .  During the period from the date of this Agreement to the Effective Time, except as consented to in advance by Parent in writing (which consent shall not be unreasonably withheld) or as set forth in Section 5.1 of the Company Disclosure Letter, or as is otherwise specifically required or expressly permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, maintain in effect all existing Permits, preserve its assets, rights and properties in good repair and condition and preserve its relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter, or as is otherwise specifically required or expressly permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent (which consent shall not be unreasonably withheld), to:

(a)         (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or (iv) enter into any agreement with respect to the voting of any of its capital stock or other equity interests;

(b)         authorize for issuance, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Company on a deferred basis or other rights linked to the value of Shares other than pursuant to Contracts as in effect on the date hereof providing for the issuance of Shares upon the exercise or settlement of Stock Options or Stock Units or Company Warrants outstanding on the date hereof in accordance with their terms as in effect on such date;

(c)         amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(d)         directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to Company and its Subsidiaries, other than inventory and equipment acquired in the ordinary course of business consistent with past practice and other acquisitions for which the fair market value of the total consideration paid by Company and its Subsidiaries does not exceed $250,000 individually or $500,000 in the aggregate;

(e)         directly or indirectly sell, lease, license, sell and leaseback, abandon, permit to lapse, mortgage or otherwise encumber or subject to any Lien, other than Permitted Liens, or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except for (1) sales of inventory and equipment in the ordinary course of business consistent with past practice, (2) sales of other assets in the ordinary course of business consistent with past practice for which the book value or sales price, whichever is higher, does not exceed $250,000 individually or $500,000 in the aggregate, (3) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice and non-disclosure agreements that provide for only limited, non-exclusive use rights of Intellectual Property for evaluation purposes only; and (4) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

(f)          (A) incur, create, assume, guarantee or otherwise become liable for, any Indebtedness, other than Indebtedness (to the extent it does not relate to or arise out of Indebtedness for borrowed money) that does not exceed $100,000 in the aggregate, or (B) (i) amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than Company or any direct or indirect wholly owned Subsidiary of Company ( provided , that the foregoing shall not include the extension of trade credit to customers in the ordinary course of business consistent with past practice);

(g)         (i) modify or amend in any material respect, terminate (other than in accordance with its terms), cancel or extend any Material Contract or expressly waive any material benefits under any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(h)         change in any material respect its financial accounting methods, principles or practices, except insofar as may be required by GAAP or applicable Law;

(i)          settle or compromise any liability for Taxes, amend any Tax Return, make or change any Tax election, file any Tax Return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for Tax purposes or surrender any right to claim a Tax refund;

(j)          except as required to comply with any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement or with applicable Law, (i) increase the compensation or benefits of any Participant, (ii) pay to any Participant any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (iii) grant any severance, change of control, retention, termination or similar compensation or benefits to any Participant, (iv) adopt, establish, enter into, amend, modify or terminate any Benefit Plan, Benefit Agreement or collective bargaining or similar agreement, (v) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit or (vi) take any action to accelerate the time of vesting or payment of any compensation or benefit;

(k)         settle or compromise any litigation, audit, claim or action against Company or any of its Subsidiaries other than settlements or compromises of litigations, audits, claims or actions where the amounts paid in settlement or compromise do not exceed $100,000 individually or $300,000 in the aggregate;

(l)          forgive any loans to employees, officers, directors or any of their Affiliates;

(m)        other than as set forth in the capital budgets set forth in Section 5.1 of the Company Disclosure Letter, make or authorize any capital expenditures; or

(n)         authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.2                No Solicitation .

(a)         Company shall not, and shall cause its Subsidiaries, and shall cause its and their respective directors, officers and employees not to (and shall use its commercially reasonable efforts to cause its third party Representatives not to and shall not authorize any of its third party Representatives to), directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person other than Parent, Merger Sub or any Representatives of the foregoing Persons any information or data with respect to or for the purpose of facilitating, any Acquisition Proposal, or (iii) enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement requiring Company to abandon, terminate or materially breach its obligations hereunder.  Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, (A) immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any Person other than Parent, Merger Sub or any Representatives of the foregoing Persons conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Shareholder Approval, (1) Company receives an unsolicited, bona fide written Acquisition Proposal, (2) such Acquisition Proposal was not the result of a material violation of this Section 5.2(a), (3) the Company Board determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) (below) would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law, then Company may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided , that any non-public information furnished to any Person given such access shall have previously been provided to Parent or shall be provided to Parent prior to, concurrently with or promptly after the time it is provided to such Person (and will use its best efforts to provide within twenty-four (24) hours and in any event will provide within thirty-six (36) hours) and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal; provided , further , that Company shall promptly provide to Parent (and will use its best efforts to provide within twenty-four (24) hours and in any event will provide within thirty-six (36) hours) (i) an unredacted copy of any Acquisition Proposal made in writing provided to Company, and the identity of the Person making the Acquisition Proposal and (ii) a written summary of the material terms and conditions of any such Acquisition Proposal not made in writing.  Company shall keep Parent informed in all material respects on a reasonably prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and will use its best efforts to inform within twenty-four (24) hours and in any event will inform within thirty-six (36) hours following such change).  So long as the Company and its Representatives have otherwise complied in all material respects with this Section 5.2, none of the foregoing shall prohibit the Company and its Representatives from contacting in writing any persons or group of persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.2.

 (b)         Neither the Company Board nor any committee thereof shall (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in any manner adverse to Parent, the Company Recommendation, or (B) adopt, approve or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “ Adverse Recommendation Change “), (ii) cause or permit Company to enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement (each, an “ Alternative Acquisition Agreement “) providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 5.2(a)).  Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval, if Company is in receipt of an unsolicited, bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with a financial advisor and outside counsel, is a Superior Proposal, after (in each case) giving effect to all of the adjustments to the terms of this Agreement which are offered by Parent (including pursuant to clause (iii) below) or in the event of an Intervening Event and after consultation with its outside counsel, the Company Board determines in good faith, that failure to take such action would constitute or would be reasonably likely to constitute a breach by the Company Board of its fiduciary duties under applicable Law, then the Company Board may, (x) make an Adverse Recommendation Change or (y) solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii) and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided , however , that Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination Company pays the Termination Fee and otherwise complies with the provisions of Section 7.1(d)(ii) and Section 7.3; provided , further , that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) Company shall not have breached this Section 5.2 in any material respect and (B)

(i)           any such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)          Company has given Parent at least ninety-six (96) hours’ prior written notice of its intention to take such action (which notice shall specify, with respect to a Superior Proposal, the material terms and conditions of any such Superior Proposal including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the party making such Superior Proposal, or shall, with respect to an Intervening Event, provide a reasonably detailed description of such Intervening Event; and

(iii)         prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a Alternative Acquisition Agreement with respect to such Superior Proposal, Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or as would permit the Company Board not to make an Adverse Recommendation Change in respect of such Intervening Event.

In the event of any material change to the terms of such Superior Proposal, Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall have recommenced and Company shall be required to comply with its obligations under this Section 5.2 with respect to such new written notice, except that the deadline for such new written notice shall be reduced to seventy-two (72) hours (rather than ninety-six (96) hours referenced in clause (ii) above).

(c)         Nothing contained in this Section 5.2 shall prohibit Company from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), or (ii)   making any public disclosure if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its fiduciary duties under applicable Law or would otherwise violate applicable Law; provided , that in no event shall this Section 5.2(c) affect the obligations of Company specified in Sections 5.2(b) (and for the avoidance of doubt, nothing in this Section 5.2(c) shall affect a determination that an Adverse Recommendation Change has occurred pursuant to Section 5.2(b)); and provided further , that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board in such disclosure or in connection therewith  reaffirms the Company Recommendation.

(d)         For purposes of this Agreement:

(i)           ” Acquisition Proposal “ means any proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of Company and its Subsidiaries that generate more than 20% of the net revenues or net income or that represent more 20% of the total assets (based on fair market value), of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) more than 20% of any class of capital stock, other equity security or voting power of Company or any resulting parent company of Company or (C) involving businesses of Company or any of its Subsidiaries, individually or taken together, which businesses constitute more than 20% of the net revenues, net income or total assets (based on fair market value) of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement with Parent.

(ii)           ” Superior Proposal “ means any unsolicited, bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including financing, timing, shareholder litigation and breakup fee and expense reimbursement provisions) that the Company Board deems relevant in good faith and in accordance with applicable Law and the Person making the proposal, (A) if consummated would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement or the CPR Agreement) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(iii)         “ Intervening Event “ means a material event, development or change in circumstance that affects the business, assets or operations of the Company and occurs, arises or becomes known to the Company Board following the date of this Agreement and that has not occurred or arisen or is unknown to the Company Board as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation prior to the date of this Agreement);   provided , however , that an Acquisition Proposal or Superior Proposal shall in no event be considered an Intervening Event.

Section 5.3                Proxy Statement; Shareholders’ Meeting .

(a)         As soon as reasonably practicable following the date of this Agreement, Company shall prepare and file with the SEC the Proxy Statement.  Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to Company’s shareholders as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement.  Company will advise Parent, promptly after it receives notice thereof, or any request by the SEC to amend the Proxy Statement or comments on the Proxy Statement or the transactions or documents described therein and responses thereto or requests by the SEC for additional information and Company shall use its reasonable best efforts to respond (with the assistance of Parent) as promptly as practicable to any comments of the SEC with respect thereto.  If prior to the Effective Time any event occurs with respect to Company or any Subsidiary of Company, or any change occurs with respect to information supplied by or on behalf of Company or Parent, respectively, for inclusion in the Proxy Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, Company or Parent, as applicable, shall promptly notify the other of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Company’s shareholders.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent an opportunity to review and comment on such document or response and shall consider in good faith any comments reasonably proposed by Parent.

(b)         Company shall, as promptly as reasonably practicable after the date hereof, take all action necessary in accordance with New York Law and the Company Charter and the Company Bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its shareholders (the “ Shareholders Meeting “) as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement for the purpose of obtaining the Shareholder Approval (which Shareholders Meeting may also serve as the Company’s annual meeting of shareholders).  Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), Company, through the Company Board, shall (x) recommend to Company’s shareholders that they adopt this Agreement, the Merger and the other transactions contemplated hereby (the “ Company Recommendation “), (y) include the Company Recommendation in the Proxy Statement and (z) solicit Shareholder Approval.  Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to the first sentence of this Section 5.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change; provided , that nothing in this Agreement shall be deemed to  prohibit accurate disclosure in the Proxy Statement or otherwise (and such disclosure shall not be deemed to be an Adverse Recommendation Change) of factual information regarding the business, financial condition or results of operations of Company or the fact that an Acquisition Proposal has been made, the identity of the Person making such proposal or the material terms of such proposal, to the extent the Company Board determines in good faith (after consultation with outside counsel) that such information, facts, identity or terms are required to be disclosed under applicable Law.

Section 5.4                Access to Information; Confidentiality .

(a)         Subject to applicable Law, Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Company shall cause each of its Subsidiaries to, furnish promptly to Parent:  (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities Laws and which is not generally available on the EDGAR internet database and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (including all work papers of its auditors and all Tax Returns filed and those in preparation); provided , that neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) breach any agreement with any third party, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) otherwise violate any applicable Law.  In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including Antitrust Laws.

(b)         All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and Company, dated as of January 20, 2011 (the “ Confidentiality Agreement “).

(c)         No investigation or information provided, made available or delivered to Parent or Merger Sub or any of their respective Representatives (other than the Company Disclosure Letter) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5                Efforts .

(a)         Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and that the parties otherwise mutually reasonably agree are appropriate and necessary with the applicable Governmental Entities under any other applicable Antitrust Laws within the time periods specified thereunder (or, if such time period is not specified, within a reasonable time), (iii) resist, contest or defend any Action (including administrative or judicial Actions) challenging the Merger or the completion of the transactions contemplated hereby, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by pursuing all avenues of administrative and judicial appeal, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement without the prior written consent of the other party.

(b)         Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, Parent and Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, each of Parent and Company shall act reasonably and as promptly as practicable.  Subject to applicable Law and the instructions of any Governmental Entity, Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances and permitted by the Governmental Entity, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.  In carrying out their obligations under this Section 5.5 , subject to applicable Law, each of the parties shall not submit or otherwise provide any information to such Governmental Entity without first having provided a reasonable opportunity to the other party and its counsel to review and comment upon such information.  Any party may, as it deems advisable and necessary, reasonably designate any sensitive material provided to the other parties under this Section 5.5 , or otherwise pursuant to this Agreement, as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the directors, officers or employees of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c)         Notwithstanding anything in this Section 5.5 to the contrary, neither party shall be obligated or required (and shall not be obligated or required to cause any of its Subsidiaries) to agree to divest, hold separate or otherwise restrict the use or operation of any business or assets of Company or Parent or any of their respective Subsidiaries or agree to any conduct or other remedy, except to the extent any such divestiture, hold separate, restriction or conduct or other remedy would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries (other than Company and its Subsidiaries), taken as a whole.

(d)         Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), none of Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Section 5.6                Takeover Laws .  Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby or the Voting Agreements, each of Company and Parent shall, to the fullest extent permitted by applicable Law, take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby and the Voting Agreements.

Section 5.7                Notification of Certain Matters.

 (a)         Company shall promptly notify Parent, and Parent shall promptly notify Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging in writing that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to the knowledge of the Company or Parent, as applicable, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party or any of its Subsidiaries set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Section 6.2(a), as to Company, or Section 6.3(a), as to Parent, would not be satisfied if the Closing were to then occur or (ii) that results or would reasonably be expected to result in any failure of such party or any of its Subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied by such party or any of its Subsidiaries to an extent such that the condition set forth in Section 6.2(b), as to Company, or Section 6.3(b), as to Parent, would not be satisfied if the Closing were to then occur; provided , that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8                Indemnification, Exculpation and Insurance .

(a)         Parent and the Surviving Corporation agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect and honor the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

 (b)         For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person currently covered by Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided , that (i) Parent or the Surviving Corporation may substitute therefor “tail” policies of an insurance company with the same or better rating as Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof or (ii) Parent may request that Company obtain such extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time); and provided , further , that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.8(c) in excess of 300% of the current annual premium paid by the Company for its existing coverage (which current annual premium is hereby represented and warranted by Company to be as set forth in Section 5.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c)         The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in this Section 5.8 as such fees are incurred upon the written request of any indemnified party.

(d)         The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation or by-laws or other organization documents of Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the NYBCL or otherwise.

(e)         In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such party set forth in this Section 5.8.

(f)          This Section 5.8 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each indemnified party and their respective heirs and legal representatives.

Section 5.9                Employees .

(a)             During the one-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company or any of its Subsidiaries who continue in employment with the Surviving Corporation following the Effective Time (“ Company Employees “) compensation and benefits that are at least substantially comparable in the aggregate to the compensation and benefits provided to the Company Employees immediately prior to the Effective Time; provided that no equity-based or change-of-control or other special or non-recurring compensation or benefits provided to the Company Employees immediately prior to the Effective Time shall be taken into account in determining whether compensation and benefits are substantially comparable in the aggregate.

(b)             For purposes of eligibility and vesting under any benefit plans of Parent and its affiliates (other than the Surviving Corporation and its Subsidiaries) providing benefits to any Company Employees after the Closing (the “ New Plans “), and for purposes of accrual of vacation and other paid time off and severance benefits under the New Plans, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, immediately before the Closing, to credit for such service under any similar Benefit Plan, except to the extent that such crediting would result in duplication of benefits for the same period of service.  In addition, Parent shall use commercially reasonable efforts to provide that (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a comparable Benefit Plan in which such Company Employee participated immediately before the replacement; (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such employee and his or her covered dependents to the extent such exclusions or requirements were satisfied or waived under the comparable Benefit Plan immediately prior to the Closing; and (iii) any eligible expenses incurred by any Company Employee and his or her covered dependents under any Benefit Plan during the portion of the plan year of such Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)             Nothing in this Agreement shall restrict the right of Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) to terminate the employment of any employee after the Closing Date.  The provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement, and no employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan for any purpose.  In addition, nothing in this Agreement shall be construed to create any right to any particular term or condition of employment or limit the right of Parent or any of its affiliates (including the Surviving Corporation) to amend or terminate any employee benefit plan in accordance with the terms thereof.

Section 5.10              Public Announcements .  Parent and Company shall (i) to the extent reasonably practical consult with one another before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby; provided, that, with respect to any press release or public statement marked “urgent” and relating to any action taken by Company or the Company Board pursuant to, and in accordance with, Section 5.2 and 5.3, Parent shall provide any comments it may have thereon as promptly as practicable and, in all events, only comments received by Company within twenty-four hours of transmission of such press release or other public statement to Parent and its counsel shall be considered by Company, and (ii) except with respect to any action taken by Company or the Company Board pursuant to, and in accordance with, Section 5.2 or 5.3, Parent and Company shall not, without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, issue any such press release or make any public announcement, except, in the case of subclause (ii) of this Section 5.10, as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.11              No Control of Other Party’s Business .  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.12              Resignation of Company’s Directors .  If so requested by Parent, Company shall use its reasonable best efforts to deliver to Parent, at or prior to the Closing Date, the resignations effective as of the Closing, in form and substance reasonably satisfactory to Parent, of each director of the Company and its Subsidiaries.

Section 5.13            Shareholder Litigation .  In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of Company, threatened in writing and delivered to Company, against Company and/or the members of the Company Board prior to the Effective Time, Company shall promptly notify Parent of any such shareholder litigation brought, or, to the knowledge of Company, threatened in writing and delivered to the Company, against Company and/or members of the Company Board and shall keep Parent reasonably informed with respect to the status thereof.  Company shall reasonably consult with Parent with respect to the defense or settlement of any shareholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.14           Rule 16b-3 .  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof,  shall take all actions necessary in order to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15          Financial Cooperation .  Prior to the Closing, Company shall, and shall cause its Subsidiaries to, provide, and shall use its commercially reasonable efforts to cause the officers, employees, representatives and advisors, including legal and accounting advisors, of Company and its Subsidiaries to provide, cooperation in connection with the arrangement of any financing that Parent or Merger Sub may undertake in connection with the Merger or the other transactions contemplated by this Agreement (the “ Financing “) as may reasonably be requested by Parent and that is reasonably necessary or required in connection with Parent’s efforts to obtain the Financing, including (i) using commercially reasonable efforts to cause participation in meetings and due diligence sessions with Parent’s financing sources by representatives of Company and its Subsidiaries with appropriate seniority and expertise on reasonable advance notice to the extent practicable, (ii) using commercially reasonable efforts to furnish Parent and its financing sources with pertinent information regarding Company and its Subsidiaries as is reasonably necessary or required in connection with the Financing and any security required therefor (including using commercially reasonable efforts to furnish all audited financial statements, all unaudited financial statements and all appropriate pro-forma financial statements prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act that may otherwise be available and have been prepared), (iii) using commercially reasonable efforts to assist Parent and its financing sources in the preparation of (A) a customary offering document for any of the Financing and (B) customary materials for rating agency presentations, (iv) using commercially reasonable efforts to cooperate with the marketing efforts for the Financing, (v) using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in any commitments or any definitive document relating to the Financing (to the extent the satisfaction of such condition requires the cooperation of, and is within the control of, Company), including, but not limited to, using commercially reasonable efforts to reasonably facilitate the pledging of collateral (including customary obtaining payoff letters, releases, terminations, waivers, consents, estoppels and approvals as may be required and reasonably requested in connection therewith), (vi) promptly providing monthly financial statements (excluding footnotes) to the extent available and prepared by Company in the ordinary course of business consistent with past practice, (vii) executing and delivering, or using commercially reasonable efforts to obtain from its advisors, as the case may be, customary certificates, legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent and as is reasonably necessary, customary or advisable in connection with the Financing,  and (viii) using commercially reasonable efforts to issue customary representation letters to Company’s and its Subsidiaries’ independent auditors and using commercially reasonable efforts to have Company and its Subsidiaries’ independent accountants provide their reasonable cooperation and assistance, including, but not limited to, using commercially reasonable efforts to obtain comfort letters from Company’s and its Subsidiaries’ independent accountants and consents to the use of such accountants’ audit reports relating to Company and its Subsidiaries; provided that neither Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing; provided further that the effectiveness of any documentation executed by Company or any of its Subsidiaries shall be subject to the consummation of the Closing.  The cooperation and actions otherwise required by this Section 5.15 shall not be required to be taken if any such cooperation or act (x) causes any representations or warranties of Company in this Agreement to be breached, (y) otherwise causes a breach of this Agreement or (z) would cause Company any material disruption in its business.  The reasonable out-of-pocket cost and expense of such cooperation and actions under this Section 5.15 shall be borne by Parent.  Notwithstanding anything to the contrary contained in this Agreement, Company shall not be deemed to be in breach of the covenant set forth in this Section 5.15 so long as it has acted in good faith to comply with the cooperation and assistance set forth herein.  Company may provide Parent with a written notice indicating that it has complied with the covenant set forth in this Section 5.15 (other than those items that are not capable of being satisfied prior to Closing) which shall be deemed accepted by Parent unless Parent shall object to such determination in writing within five (5) Business Days from receipt of such notice which objection shall specifically identify the area or areas where it believes that Company has not satisfied its obligations under this Section 5.15 (other than those items that are not capable of being satisfied prior to Closing).   All material non-public information regarding Company and its Subsidiaries provided to Parent, Merger Sub, and their respective representatives pursuant to Section 5.15 shall be kept confidential by them in accordance with the Confidentiality Agreement.  Company hereby consents to the use of all of its and its Subsidiaries’ names and logos in connection with the financing; provided that such names and logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage Company or any of its Subsidiaries, the reputation or goodwill of Company or any of its Subsidiaries or any of their assets, including their logos and marks.

Section 5.16           Company Credit Agreement .  Company shall, except to the extent JPMorgan Chase Bank, N.A. provides its consent three weeks prior to the Closing to the continuation of the Company Credit Agreement after the Closing, such consent to be provided no later, deliver, or cause to be delivered, an executed copy of a release and payoff letter from JPMorgan Chase Bank, N.A. as of the Closing Date and any necessary UCC authorizations or releases as may be reasonably required to evidence the satisfaction and payment of all Indebtedness of Company and its Subsidiaries pursuant to the Company Credit Agreement and the release of all Liens related to such Company Credit Agreement.

Section 5.17           Internet Domain Names .  Company shall have each of the internet domain names set forth on Schedule 3.18(a) of the Company Disclosure Letter registered in the name of Company or one of its Subsidiaries, as appropriate, on or prior to the Closing.

ARTICLE VI.
CONDITIONS PRECEDENT

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger .  The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Shareholder Approval .  The Shareholder Approval shall have been obtained in accordance with applicable Law.

(b)            Antitrust Authorizations .  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any timing agreement with any Governmental Entity  applicable to the Merger shall have expired or been terminated without any limitation, restriction or condition.

(c)            No Injunction or Statute .  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any Governmental Entity prohibiting consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect at the Effective Time, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, at the Effective Time, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement; provided , that , the parties shall use commercially reasonable efforts to contest, appeal and/or remove any such prohibition on the consummation of the Merger or the other transactions contemplated by this Agreement. For the avoidance of doubt, assuming the accuracy and completeness of the representations and warranties in Sections 3.5 and 3.23, this Section 6.1(c) is not intended to apply to the requirement of Company to obtain certain new provider agreements post Closing as described in Section 3.5(b) of the Company Disclosure Letter.

Section 6.2              Conditions to the Obligations of Parent and Merger Sub .  The obligations of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent and Merger Sub, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties .  (i) Each of the representations and warranties of Company set forth in Section 3.2, Section 3.4, Section 3.5(a)(i), Section 3.8(b),  Section 3.19, and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).  Solely for the purposes of clause (i) above, if one or more inaccuracies in Section 3.2 would cause the aggregate amount required to be paid by Parent or Merger Sub to effectuate the Merger, indirectly acquire all of the outstanding equity interests in Company’s Subsidiaries, and consummate the related transactions to be consummated on the Closing Date and pay all fees and expenses in connection therewith, including pursuant to Article II, to increase by more than a de minimus amount, such inaccuracy or inaccuracies will be considered material for purposes of clause (i) of this Section 6.2(a).

(b)            Performance of Obligations of Company .  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)            Absence of Material Adverse Effect .  Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect.

(d)            Officers’ Certificate .  Parent shall have received a certificate signed by an executive officer of Company certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e)            FIRPTA Affidavit .  Company shall have delivered to Parent (i) an executed affidavit dated as of the Closing Date, in accordance with Treasury Regulation Section 1.897-2(h), certifying that an interest in Company is not a U.S. real property interest within the meaning of Section 897(c), and (ii) evidence that notice has been provided to the Internal Revenue Service in accordance with Treasury Regulation Section 1.897-2(h)(2), in each case in form and substance reasonably acceptable to Parent.

Section 6.3             Conditions to the Obligations of Company .  The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties .  Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)            Performance of Obligations of Parent and Merger Sub .  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)            Officers’ Certificate .  Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII.
TERMINATION, AMENDMENT AND WAIVER

Section 7.1              Termination .  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Company (except as otherwise specified in this Section 7.1), with any termination by Parent also being an effective termination by Merger Sub:

(a)           by mutual written consent of Parent and Company; or

(b)           by either Parent or Company:

(i)           if the Merger shall not have been consummated on or before the date which is six (6) months after the date of this Agreement (the “ Outside Date “); provided , that , neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or

(ii)           if any court of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided , that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or

(iii)           if the Shareholder Approval shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided , that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Shareholder Approval having been obtained; or

(c)           by Parent:

 (i)           if Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 (a “ Company Terminating Breach “) and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Company of such breach or failure; provided , that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing; or

(ii)           at any time prior to obtaining the Shareholder Approval (in the case of (A) and (B) only), if Company or the Company Board (or any committee thereof) shall (A) at any time prior to obtaining the Shareholder Approval, have effected an Adverse Recommendation Change, (B) at any time prior to obtaining the Shareholder Approval, approve, adopt, publicly endorse or recommend an Acquisition Proposal, or cause or permit Company or any of its Subsidiaries to enter into, an Alternative Acquisition Agreement for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (C) have materially breached its obligations under Section 5.2 in any material respect adverse to Parent; or

(d)           by Company:

(i)           if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 (a “ Parent Terminating Breach “) and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure; provided , that Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing; or

(ii)           at any time prior to obtaining the Shareholder Approval, if (A) subject to complying in all material respects the with terms and conditions of Section 5.2, the Company Board authorizes Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) Company pays the Termination Fee due under Section 7.3 and (C) concurrently with the termination of this Agreement, Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal.

Section 7.2              Effect of Termination .  In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or Company, except that (i) the Confidentiality Agreement, this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof and (ii) the termination of this Agreement shall not relieve any of the parties from liability arising out of or resulting from fraud or any willful or intentional breach of any representation, warranty or covenant contained in this Agreement occurring prior to termination.

Section 7.3              Fees and Expenses .

(a)           Except as otherwise provided in Section 5.15 and this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)           In the event that:

(i)           (A) (x) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), and prior to the breach giving rise to such right of termination, an Acquisition Proposal has been announced, disclosed or otherwise communicated to the Company Board and such Acquisition Proposal has not been publicly withdrawn at least five (5) Business Days prior to the Shareholder Meeting or (y) this Agreement is terminated by Company or Parent pursuant to Section 7.1(b)(iii), and prior to the Shareholder Meeting, an Acquisition Proposal has been announced, disclosed or otherwise communicated and not been publicly withdrawn at least five (5) Business Days prior to the Shareholder Meeting and (B) within 12 months after the date of such termination, Company enters into a definitive agreement in respect of or consummating any Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%); or

(ii)          this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii)         this Agreement is terminated by Company pursuant to Section 7.1(d)(ii);

then, in any such event, Company shall pay to Parent a termination fee of $3,500,000 (the “ Termination Fee “), it being understood that in no event shall Company be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (1) at the time of execution of the definitive agreement or consummation of any transaction, as applicable, contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (2) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii), and (3) at the time of termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii).

(c)           In the event that this Agreement is terminated by Company or Parent pursuant to Section 7.1(b)(iii) , then Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably documented Expenses (not to exceed $500,000) by wire transfer of same day funds, within two (2) Business Days of such termination; provided , however that the payment by Company of such Expenses pursuant to this Section 7.3(c) shall be credited against any obligation of Company to pay the Termination Fee pursuant to Section 7.3(b)(i).

(d)           Each of Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.  If Company fails promptly to pay any amounts due pursuant to Section 7.3(b) and Section 7.3(c), and, in order to obtain such payment, Parent commences a suit that results in a judgment against Company for the amounts set forth in Section 7.3(b) and 7.3(c), Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b) and Section 7.3(c) from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “ Prime Rate “).  Each of Parent and Merger Sub acknowledges and agrees that in the event that the amount payable pursuant to Section 7.3(b) or Section 7.3(c), as applicable, becomes payable pursuant to this Agreement, the right of Parent to receive such amount will constitute each of Parent’s and Merger Sub’s sole and exclusive remedy for any termination of this Agreement regardless of the circumstances giving rise to such termination, subject to Section 7.2.  Notwithstanding the foregoing, the parties acknowledge and agree that payment by Company of Expenses pursuant to Section 7.3(c) shall not impair Company’s obligation to pay the Termination Fee pursuant to Section 7.3(b)(i), subject to crediting of such payment of Expenses as set forth in Section 7.3(c).

Section 7.4              Amendment or Supplement .  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained; provided , that after the Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Company without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5                Extension of Time; Waiver .  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided , that after the Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Shareholders of Company without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII.
GENERAL PROVISIONS

Section 8.1              Nonsurvival of Representations and Warranties .  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2              Notices .  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the date delivered if sent by email, upon confirmation of receipt by email or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           if to Parent, Merger Sub or the Surviving Corporation to:

c/o Tunstall Healthcare Group Ltd
Whitley Lodge, Whitley Bridge
Yorkshire, DN14 OHR, UK
Attention:  Gil Talbot Baldwin
Email: gil.baldwin@tunstall.co.uk
Facsimile:  44-1977-661-234
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: David S. Allinson
Email: david.allinson@lw.com
Facsimile:  (212) 751-4864

if to Company, to:

American Medical Alert Corp.
36-36 33rd Street, Suite 103
Long Island City, NY 11106
Attention: Jack Rhian
Email: jack.rhian@amac.com
Facsimile:  (516) 394-2701
with a copy (which shall not constitute notice) to:

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue

New York, NY 10174
Attention:  Allan Grauberd
Email: agrauberd@mosessinger.com
Facsimile:  (917) 206-4381

Section 8.3              Certain Definitions .  For purposes of this Agreement:

(a)           ” Acceptable Confidentiality Agreement “ means a confidentiality agreement that contains provisions that are no less favorable to Company than those contained in the Confidentiality Agreement; provided , however that an Acceptable Confidentiality Agreement shall not include any agreement which prohibits Company from providing to Parent any information required to be made available to Parent by Company or the Company Board pursuant to Section 5.2 but need not contain a “standstill” or similar provision that prohibits the third party recipient of such information from making any Acquisition Proposal.

(b)           ” Affiliate “ of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(c)           ” Antitrust Laws “ means the HSR Act and any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement.

(d)           ” Benefit Agreement “ means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other Contract between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand.

 (e)           ” Benefit Plan “ means each (a) pension plan (as defined in Section 3(2) of ERISA, but whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change in control, retention or termination plan, program, policy or arrangement or (d) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any Commonly Controlled Entity for the benefit of any Participant.

(f)           ” Black-Scholes Value “ means the value of the applicable Company Warrant based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined on the applicable date and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Company Warrant as of the applicable date of determination, (ii) an expected volatility equal to the 24 month volatility obtained from the “HVT” function on Bloomberg as of the applicable date of determination, and (iii) the underlying price per share used in such calculation shall be the lesser of (x) sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in connection with the applicable Warrant Fundamental Transaction (as defined below) and (y) the volume weighted average price per share of Company’s common stock in the ten trading days preceding the closing date of the Warrant Fundamental Transaction. A “Warrant Fundamental Transaction” shall mean (i) any consolidation, merger, exchange of shares or other business combination  involving Company pursuant to which the holders of the Company’s common stock, prior to the transaction, own less than fifty percent (50%) of the outstanding voting securities of the Company (or the surviving or continuing entity, as applicable) and the parent corporation, if any, of such entity, after the transaction or (ii) the sale of all or substantially all of the assets of the Company.

(g)           ” Business Day “ means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed.

(h)           ” Code “ means the Internal Revenue Code of 1986, as amended.

(i)           ” Commonly Controlled Entity “ means any Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code.

(j)           ” Company Credit Agreement “ means that certain Credit Agreement dated May 20, 2002, between Company and JP Morgan Chase Bank, N.A., as successor to The Bank of New York; as amended by Amendment No. 1 to Credit Agreement, dated August 2005, Amendment No. 2 to Credit Agreement, dated March 28, 2005, Amendment No. 3 to Credit Agreement, dated September 27, 2005, Amendment No. 4 to the Credit Agreement, dated December 9, 2005, Amendment No. 5 to the Credit Agreement, dated March 16, 2006, Amendment No. 6 to Credit Agreement, dated June 30, 2006, Amendment No. 7 to Credit Agreement, dated August 14, 2006, Amendment No. 8 to Credit Agreement, dated December 22, 2006, Amendment No. 9 to Credit Agreement, dated April 30, 2007, Amendment #10 to Credit Agreement, dated November 9, 2007, Amendment No. 11 to Credit Agreement, dated March 27, 2008, Amendment No. 12 to Credit Agreement, dated August 13, 2009, Amendment No. 13 to Credit Agreement; dated May 12, 2010, Amendment No. 14 to Credit Agreement, dated June 29, 2010, and Amendment No. 15 to Credit Agreement, dated January 7, 2011.

(k)           ” Company Material Adverse Effect “ means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Company to consummate, or prevents or materially delays the consummation of the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided , that a Material Adverse Effect shall not include any event, change, occurrence, effect or state of facts (1) generally affecting the economy or the financial or securities markets, whether outside or in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) resulting from or arising out of any changes or developments in national, regional, state or local markets for remote patient monitoring technologies and/or the provision of emergency response or call center solutions primarily to the healthcare community, (3) reflecting or resulting from changes in Law or GAAP or accounting standards or interpretations thereof, after the date hereof, (4) resulting from or arising out of the announcement of this Agreement or the announcement of the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its employees, customers, suppliers, distributors or marketing channels, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (5) any actions taken in compliance with the terms of, or the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (6) any outbreak or escalation of hostilities or declarations of war or terrorism, or (7) any changes in the share price or trading volume of the Shares, or the failure of the Company to meet projections or forecasts (it being understood and agreed that this exclusion shall not preclude the consideration of any facts and events that independent of such events may constitute a Company Material Adverse Effect, including the underlying causes of such decline in price or such failure to meet projections or forecasts); except, in each case with respect to clauses (1), (2), (3) and (6), to the extent that such event, change, occurrence, effect or state of facts is materially and disproportionately adverse to Company and its Subsidiaries, taken as a whole, when compared to other similarly situated companies operating in the geographies and industry or industries in which Company and its Subsidiaries operate.

(l)           ” Contract “ means loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, Permit, concession or franchise, whether oral or written (including all amendments to any of the forgoing).

(m)           ” control “ (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(n)           ” ERISA “ means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

(o)           ” Exchange Act “ means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(p)           ” Governmental Entity “ means any federal, state, local, foreign or supra-national government or subdivision thereof or any other governmental, administrative, judicial, tribunal, arbitral, legislative, executive, regulatory or self-regulatory authority, department, ministry, instrumentality, agency, court, commission or body.

(q)           ” HSR Act “ means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(r)           ” Indebtedness “ means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) all obligations evidenced by notes, bonds, debentures or similar contracts or agreements, (iii) all obligations in respect of the deferred purchase price of goods or services to the extent such obligations exceed the unpaid balance of the purchase price therefor (it being agreed that vendor financing in connection with the purchase of goods or services which does not exceed the unpaid balance of the purchase price of such goods or services shall not constitute Indebtedness), (iv) any capital lease obligations, (v) interest rate or currency obligations, including swaps, hedges or similar arrangements, (vi) obligations evidenced by letters of credit or (vii) any guarantee or any such indebtedness of any other Person.

(s)           ” Intellectual Property “ means all domestic and foreign intellectual property and proprietary rights including:  (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures; (ii) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, internet domain names and corporate names (whether or not registered), and all applications and registrations in connection therewith; (iii) all works of authorship (including software), and all copyrights (whether or not published), and all applications and registrations in connection therewith; and (iv) all trade secrets, confidential business information and other proprietary information (including know-how, ideas, research and development information, processes and techniques, data, designs, drawings, specifications, research records, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals).

(t)           ” IRS “ means the Internal Revenue Service.

(u)           ” IT Assets “ means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology infrastructure and equipment of Company and its Subsidiaries.

(v)           ” knowledge “ of any party means (i) with respect to Company, the actual knowledge of Jack Rhian, Frederic Siegel, Richard Rallo and Randi Baldwin of Company, and (ii) with respect to Parent, the actual knowledge of Gil Baldwin and Kevin Dyson.

(w)           ” Law “ means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment, writ, injunction, decree, arbitration award, agency requirement, license or permit or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

(x)           ” Nasdaq “ means Nasdaq Capital Market.

(y)           ” Parent Material Adverse Effect “ means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent, or (B) materially impairs the ability of Parent to consummate, or prevents or materially delays the consummation of the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided , that a Parent Material Adverse Effect shall not include any event, change, occurrence, effect or state of facts (1) generally affecting the economy or the financial or securities markets, whether outside or in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) resulting from or arising out of any changes or developments in national, regional, state or local markets for telehealthcare solutions, (3) reflecting or resulting from changes in Law or UK GAAP, IFRS or accounting standards or interpretations thereof, after the date hereof, (4) resulting from or arising out of the announcement of this Agreement or the transactions contemplated hereby, or (5) any outbreak or escalation of hostilities or declarations of war or terrorism; except, in each case with respect to clauses (1), (2), (3) and (5), to the extent that such event, change, occurrence, effect or state of facts is materially and disproportionately adverse to Parent and its Subsidiaries, taken as a whole, when compared to other Persons operating in the geographies and industries in which Parent and its Subsidiaries operate.

(z)           ” Parent Party “  means, collectively, Parent, Merger Sub, equity funding sources and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, shareholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, affiliate or assignee of any of the foregoing.

(aa)           ” Participant “ means each current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

(bb)           ” Permitted Liens “ means (i) Liens for current Taxes and assessments (A) not yet due or (B) the amount or validity of which is being contested in good faith by appropriate proceedings and which are adequately reserved in accordance with GAAP in the most recent Company SEC Documents, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Company or such Subsidiary consistent with past practice, (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Company and its Subsidiaries as currently conducted, or (iv) restrictions on transfers under applicable securities Laws.

(cc)           ” Person “ means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(dd)           ” Representatives “ means, with respect to any Person, any director, officer, employee, investment banker, financial advisor, financing source, attorney, accountant or other advisor, agent or representative of such Person.

(ee)           ” Sarbanes-Oxley Act “ means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(ff)            ” SEC “ means the Securities and Exchange Commission.

(gg)           ” Securities Act “ means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(hh)           ” Subsidiary “ means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(ii)           ” Tax Returns “ means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes that are filed with or provided to or required to be filed with or provided to any Government Entity or any other Person and including any attachment thereto or amendment thereof

(jj)           ” Taxes “ means (x) all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof and (y) any liability for amounts described in clause (x) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

Section 8.4              Interpretation .  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  Where a reference in this Agreement is made to any agreement (including this Agreement), Contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.  All references to “dollars” or “$” in this Agreement are to United States dollars.

Section 8.5              Entire Agreement .  This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6              No Third Party Beneficiaries .

(a)           Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. There are no third party beneficiaries of this Agreement, except as otherwise expressly set forth in Section 8.6(b).

 (b)           Notwithstanding the foregoing clause, following the Effective Time (but not unless and until the Effective Time occurs) (i) the provisions of Section 5.8 shall be enforceable by each indemnified party described therein and such indemnified party described therein shall be a third party beneficiary of Section 5.8 of this Agreement, and (ii) holders of Shares will have the right to pursue claims for damages and other relief (including equitable relief) for any breach of Article II by Parent or Merger Sub after the Effective Time.

Section 8.7              Governing Law .  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

Section 8.8              Submission to Jurisdiction .  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the United States District Court located in the Borough of Manhattan (unless the United States District Court located in the Borough of Manhattan shall decline to accept jurisdiction over a particular matter, in which case, in any state court of the State of New York within the Borough of Manhattan in the City of New York), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9              Assignment; Successors .  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided , however , that Parent and Merger Sub may assign Merger Sub’s rights and obligations under this Agreement to a controlled Affiliate of Parent by written notice to Company at any time whether before or after the Closing and Parent may assign its rights and obligations under this Agreement after the Closing.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10            Enforcement .  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court located in the Borough of Manhattan (unless the United States District Court located in the Borough of Manhattan shall decline to accept jurisdiction over a particular matter, in which case, in any state court of the State of New York within the Borough of Manhattan in the City of New York), this being in addition to any other remedy (including the right of any party to terminate this Agreement pursuant to Section 7.1 and receive the amounts set forth in Section 7.3, as applicable) to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11            Severability .  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12            Waiver of Jury Trial .  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13            Counterparts .  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14            Facsimile Signature .  This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

Section 8.15           No Presumption Against Drafting Party .  Each of Parent, Company and Merger Sub acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16            No Personal Liability of Directors, Officers, Owners Etc .

(a)           Without limiting the rights of Parent or it Affiliates under this Article VIII, Parent and Merger Sub acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of Parent or its Affiliates, any of the former, current or future directors, officers, employees, agents, shareholders, affiliates or assignees of Company (other than Company to the extent provided in this Agreement), through Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Company against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

(b)           Without limiting the rights of Company under and to the extent provided in Article VIII, Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of Company and its Affiliates, any of the Parent Parties (other than Parent and Merger Sub to the extent provided in this Agreement), through either Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of either Parent or any other Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

[The remainder of this page is intentionally left blank.]

 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TUNSTALL HEALTHCARE GROUP LIMITED

By:	/s/ Gil Baldwin
Name: Gil Baldwin
Title: Chief Executive Officer

MONITOR ACQUISITION CORP

By:	/s/ Gil Talbot Baldwin
Name: Gil Talbot Baldwin
Title: President

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Jack Rhian
Name: Jack Rhian
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

CONTINGENT PAYMENT RIGHTS AGREEMENT

This CONTINGENT PAYMENT RIGHTS AGREEMENT, dated as of September 22, 2011 (this “ Agreement “), is entered into by and between Tunstall Healthcare Group Limited, a Private Company Limited by Shares incorporated in England and Wales (“ Parent “), American Medical Alert Corp., a New York corporation (“ Company “) and Howard Siegel and Gregory Fortunoff, serving jointly, as Shareholder Representative (the “ Shareholder Representatives “).

Preamble

WHEREAS, Parent, Company and Monitor Acquisition Corp, a New York corporation (“ Merger Sub “), have entered into an Agreement and Plan of Merger dated as of September 22, 2011 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “ Merger Agreement “), pursuant to which Merger Sub will merge with and into Company, with Company surviving the merger (the “ Merger “) as a wholly-owned subsidiary of Parent;

WHEREAS, Parent and Company are unable to determine the value of the shares of Company that is attributable to Company’s equity interest in the Lifecomm JV (as defined below); and

WHEREAS, Pursuant to the Merger Agreement, Parent has agreed to provide to Company’s shareholders the right to receive contingent payments as hereinafter described as additional consideration payable under the Merger Agreement.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I.
DEFINITIONS

Section 1.1	Definitions .

(a)           For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii)          unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(iv)          all references to “including” shall be deemed to mean including without limitation.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.  The following terms shall have the meanings ascribed to them below:

“ Arbitration Firm “ means a nationally recognized investment banking firm, accounting firm or an appraisal or valuation firm of national standing, in each case which is not affiliated with, and is independent of, Parent, Company and the Shareholder Representatives, and who is qualified to resolve any dispute arising under Section 2.9.

“ Board of Directors “ means the board of directors of Parent.

“ Business Day “ means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed.

“ CPRs “ means the contingent payment rights received by the Holders pursuant to the Merger Agreement and this Agreement.

“ CPR Payment Amount “ means either the Liquidity Event Payment or the Parent Sale Event Payment, as applicable.

“ CPR Payment Date “ means the date set forth in Section 2.4(c) on which a CPR Payment Amount is to be paid by Company to the Holders.

“ CPR Register “ has the meaning specified in Section 2.3(b).

“ Effective Time “ has the meaning ascribed to such term in the Merger Agreement.

“ Fair Market Value “  means, as of any date of determination, (i) with respect to any marketable security that is listed on any trading exchange or inter-dealer quotation system, the average of the closing price for such security for the 10 trading days prior to the date of determination, (ii) with respect to any marketable security for which there are market makers the average of the bid and ask price as of the date determination from two market makers selected by the Parent (or one, if there is only one market maker), or (iii) if not determinable under clauses (i) and (ii), as determined by the mutual agreement of Parent and the Shareholder Representatives, or, in the event such mutual agreement cannot be achieved within thirty (30) days following the applicable date of determination, as determined by an Arbitration Firm selected by Parent and the Shareholder Representatives, whose determination shall be final and binding on the parties hereto.  Notwithstanding the foregoing, at the time of any Fair Market Value determination of Company’s interest in the Lifecomm JV by an Arbitration Firm, Parent and the Shareholder Representatives shall each be afforded the opportunity to present to the Arbitration Firm its view of the factors that should be considered in determining Fair Market Value of such interest, as set forth in Section 2.9.

 “ Governmental Entity “ means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, court, commission or body.

“ Holder “ means a Person in whose name a CPR is registered in the CPR Register.

“ Initial Public Offering “ means the initial offer for sale of securities pursuant to an effective registration statement filed under the Securities Act which results in an active trading market in such securities (it being understood that an active trading market shall be deemed to exist if, among other things, such securities are listed on the NASDAQ Stock Market or another national securities exchange).

“ JV Expenses “ means the sum of (i) all Taxes (as defined below) and all fines, charges, levies, penalties, and other reasonable and documented costs, fees and expenses of whatever nature paid or incurred (or reasonably anticipated to be incurred, including as a result of any contractual liability or as a successor or transferee) by Company or its Affiliates in connection with owning, holding, or disposing of an equity interest in the Lifecomm JV (or any Liquidity Event Proceeds that are securities or property other than cash), exercising rights under the Lifecomm JV Agreements or otherwise with respect to the Lifecomm JV, (ii) any documented loans or capital contributions made by Company or any of its Affiliates to the Lifecomm JV or any subsidiary thereof after the date of this Agreement to the extent consented to in writing by the Shareholder Representatives in advance of such loan or capital contribution; provided that the $200,000 capital contribution required to be made under the Lifecomm LLC Agreement, if made, shall be deemed to be a JV Expense and no Shareholder Representatives’ consent shall be required in this regard, (iii) all costs, fees and expenses of determining the CPR Payment Amount (including the costs of an Arbitration Firm but excluding the other costs of enforcing or defending against any claim or dispute relating to this Agreement) and (iv) all reasonable and documented costs, fees and expenses incurred with respect to any Liquidity Event or forced sale pursuant to Sections 2.4(c) or 2.5(e), including attorneys’ fees, transfer or other taxes and charges and all other seller costs and expenses, including closing costs and prorations (including post-closing prorations and adjustments if any).

“ Law “ means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment, writ, injunction, decree, arbitration award, agency requirement, license or permit or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“ Lifecomm JV “ means the joint venture between Company, Hughes Telematics, Inc. and Qualcomm Incorporated effectuated pursuant to the Lifecomm LLC Agreement.

“ Lifecomm JV Agreements “ means (i) the Lifecomm LLC Agreement, (ii) the Value Added Reseller Agreement, dated as of May 12, 2010, by and between Company and Lifecomm LLC, (iii) the Services Agreement, dated as of May 12, 2010, by and between Qualcomm Incorporated and Lifecomm LLC, (iv) the Services Agreement, dated as of May 12, 2010, by and between Hughes Telematics, Inc. and Lifecomm LLC, (v) the Know-How License Agreement, dated as of May 12, 2010, by and between Qualcomm Incorporated and Lifecomm LLC and (vi) the Infrastructure Access Agreement, dated as of May 12, 2010, by and between Hughes Telematics, Inc. and Lifecomm LLC.

“ Lifecomm LLC Agreement “ means the limited liability company agreement of Lifecomm LLC, dated as of May 12, 2010, by and among Hughes Telematics, Inc., Qualcomm Incorporated and Company, as may be amended from time to time.

“ Liquidity Event “ means the consummation of (x) a sale of all or any portion of Company’s interests in the Lifecomm JV for cash, securities or other property, including by way of merger or consolidation of the Lifecomm JV, other than pursuant to an internal reorganization of the Lifecomm JV resulting in the members of the Lifecomm JV continuing to own their interests in the Lifecomm JV or any holding company thereof in roughly the same proportions as prior to such reorganization, (y) an Initial Public Offering of the Lifecomm JV (or a successor-in-interest to the Lifecomm JV) pursuant to which all, or any portion of, Company’s interests in the Lifecomm JV (or a successor in interest to the Lifecomm JV) are sold for cash, or (z) a liquidation or dissolution of the Lifecomm JV.

“ Liquidity Event Notice “ has the meaning set forth in Section 2.4(a).

“ Liquidity Event Payment “ means an amount equal to the sum of (1) the first $5,000,000 of Liquidity Event Proceeds and (2) 66.66% of the Liquidity Event Proceeds in excess of $5,000,000, such aggregate payment, if any, to be distributed among the Holders in accordance with their Pro-Rata Share subject to the terms and conditions of Section 2.4.

“ Liquidity Event Proceeds “  means the sum of (x) the aggregate cash consideration and any securities or other property received by Company in respect of its interests held in the Lifecomm JV as a result of a Liquidity Event and (y) an amount equal to the aggregate amount of any dividends or distributions received by Company in respect of its interests held in the Lifecomm JV after the Effective Time minus the sum of   (1) the JV Expenses and (2) the Shareholder Representative Expenses.

“ Merger Agreement “ has the meaning set forth in the recitals to this Agreement.

“ Notice of Agreement “ has the meaning set forth in Section 2.4(b) below.

“ Notice of Objection “ has the meaning set forth in Section 2.4(b) below.

“ Officer’s Certificate “ means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Shareholder Representatives.

 “ Parent Sale Event “  means any acquisition or purchase by a third party unaffiliated with Parent (or a Successor Entity) or any of its Subsidiaries, in one transaction or a series of transactions, for cash, securities or other property, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets or businesses of Parent (or a Successor Entity) and its Subsidiaries that generate more than 50% of the consolidated revenues or net income for the current period as indicated in Parent’s (or a Successor Entity’s) last available financial statements (quarterly or annual, as the case may be) or that represent more than 50% of the total assets (based on fair market value), of Parent (or a Successor Entity) and its Subsidiaries, taken as a whole, immediately prior to such transaction or (ii) more than 50% of the total voting power of the  capital stock of Parent (or a Successor Entity); provided, however, a “Parent Sale Event” shall not include any transaction of the type described in the foregoing (A) which results in Parent’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the resulting legal entity or any other entity which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more Subsidiaries) (a “Successor Entity”), directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding capital stock immediately after the transaction or (B) in which the acquiring or purchasing third party is an entity owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of the capital stock of Parent immediately prior to such transaction.

“ Parent Sale Event Payment “ means an aggregate amount equal to $0.50 multiplied by the total number of outstanding CPRs (as may be adjusted pursuant to Section 2.5(f)) minus the sum of (1) the JV Expenses and (2) the Shareholder Representative Expenses, such aggregate payment, if any, to be distributed among the Holders in accordance with their Pro Rata Share subject to the terms and conditions of Section 2.5.

“ Parent Sale Notice “ has the meaning set forth in Section 2.5(a) below.

“ Parent Sale Notice of Agreement “ has the meaning set forth in Section 2.5(b) below.

“ Parent Sale Notice of Objection “ has the meaning set forth in Section 2.5(b) below.

“ Party “ means an Affiliate of Parent, a successor or assign of Parent or an Affiliate of Parent or a licensee or collaborator of Parent or any of the foregoing.

“ Permitted Transfer “ means: (i) the transfer of any or all of the CPRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CPRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) not made or effected with the purpose or intent of circumventing the transfer restrictions set forth in this Agreement or in connection with the dissolution or liquidation of any corporation, limited liability company, partnership or other entity; or (vii) as provided in Section 2.8.

“ Pro Rata Share “ means, with respect to any Holder as of a given CPR Payment Date, the quotient derived by dividing the (x) sum of all of the CPRs held of record by such Holder on such date by (y) the total number of CPRs outstanding as of such date.

“ Person “ means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“ Put Hurdle “ shall have the meaning given to it on Schedule 1 .

“ Recoupment End Date “ means the third anniversary of a CPR Payment Date.

“ Shareholder Representatives “ means the Shareholder Representatives named in the first paragraph of this Agreement, until a successor Person or Persons shall have become the Shareholder Representative pursuant to the applicable provisions of this Agreement, and thereafter “Shareholder Representatives” shall mean such successor Shareholder Representatives.

“ Shareholder Representative Expenses “ means all reasonable and documented costs, fees and expenses of whatever nature paid or incurred by the Shareholder Representatives in connection with their obligations pursuant to this Agreement.

“ Taxes “ shall mean all United States federal income taxes and applicable state and local income taxes paid or accrued by or on behalf of Company with respect to Company’s equity interest in the Lifecomm JV (or with respect to the disposal of any Liquidity Event Proceeds that are securities or property other than cash), calculated by taking into account any tax benefit realized, with respect to any losses, deductions or credits attributable to such interest, in each case on a cumulative basis for all periods from the date hereof.

ARTICLE II.
CONTINGENT PAYMENT RIGHTS

Section 2.1	CPRs .

(a)           The CPRs represent the right of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.  Each Holder shall be entitled to the number of CPRs described in Sections 2.1 and 2.2 of the Merger Agreement.

Section 2.2	Nontransferable .

The CPRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3	No Certificate; Registration; Registration of Transfer; Change of Address .

(a)           The CPRs shall not be evidenced by a certificate or other instrument.

(b)           Company shall keep a register (the “ CPR Register “) for the purpose of registering CPRs and transfers of CPRs as herein provided.  The CPR Register shall set forth the name and address of each Holder, and the number of CPRs held by such Holder and Tax Identification Number of each Holder. Each of Parent and Shareholder Representatives may receive and inspect a copy of the CPR Register, from time to time, upon written request made to Company. Within ten (10) Business Days after receipt of such request, Company shall deliver a copy of the CPR Registrar, as then in effect, to Parent or The Shareholder Representatives, as the case may be, at the address set forth in Section 7.1.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CPR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to Company duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, Company shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein (including the provisions of Section 2.2), register the transfer of the CPRs in the CPR Register.  All duly transferred CPRs registered in the CPR Register shall be the valid obligations of Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor.  No transfer of a CPR shall be valid until registered in the CPR Register, and any transfer not duly registered in the CPR Register will be void ab initio.  Any transfer or assignment of the CPRs shall be without charge (other than the cost of any transfer tax) to the Holder.

(d)           A Holder may make a written request to Company to change such Holder’s address of record in the CPR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written notice, Company shall promptly record the change of address in the CPR Register.

Section 2.4	Liquidity Event .

(a)           If a Liquidity Event shall occur, then within thirty (30) days following the occurrence of the Liquidity Event, Parent shall deliver to the Shareholder Representatives a certificate (the “ Liquidity Event Notice “) certifying (i) the date of the Liquidity Event and (ii) a detailed description of the calculation of the Liquidity Event Proceeds and the Liquidity Event Payment.

(b)           Within thirty (30) days following the receipt of the Liquidity Event Notice, the Shareholder Representatives shall give written notice specifying whether they agree with or object (a “ Notice of Agreement “ or a “ Notice of Objection ,” respectively) to the amounts specified in the Liquidity Event Notice.

(c)           If the Shareholder Representatives deliver a Notice of Agreement pursuant to Section 2.4(b) above, Parent shall establish a CPR Payment Date with respect to such CPR Payment Amount that is within fifteen (15) days of the date of the Notice of Agreement.  On such CPR Payment Date, Parent shall deliver to each Holder its Pro Rata Share of the applicable CPR Payment Amount by check mailed to the address of each Holder as reflected in the CPR Register as of the close of business on the last Business Day prior to such CPR Payment Date.  Notwithstanding the foregoing, to the extent that any Liquidity Event Proceeds (i) are held in escrow by an acquiror in connection with a Liquidity Event, such Liquidity Event Proceeds shall be paid to the Holders within thirty (30) days following receipt by Company of such escrowed Liquidity Event Proceeds; and (ii) include any securities or property other than cash, or in the event of an Initial Public Offering of the Lifecomm JV (or a successor-in-interest to the Lifecomm JV) in which securities are not immediately sold for cash in connection with such Initial Public Offering, Parent shall, unless otherwise consented to by the Shareholder Representatives in writing and subject to any lock-ups imposed in connection with such Liquidity Event, use all reasonable commercial efforts to monetize any securities or property other than cash, upon terms reasonably satisfactory to the Shareholder Representatives, within twelve (12) months of such Liquidity Event and make payment of such Liquidity Event Proceeds within thirty (30) days of such monetization.

(d)           If the Shareholder Representatives deliver a Notice of Objection pursuant to Section 2.4(b) above within such thirty (30) day period, Parent shall hold an amount of cash equal to the aggregate CPR Payment Amount set forth in the Liquidity Event Notice in a separate bank account invested in cash until such dispute is resolved pursuant to the procedures set forth in Section 2.9 below.

Section 2.5	Parent Sale Event .

(a)           Notwithstanding Section 2.4 above, if a Parent Sale Event shall occur prior to a Liquidity Event or series of Liquidity Events involving all of Company’s interests in the Lifecomm JV, then no later than thirty (30) days following such Parent Sale Event, Parent shall deliver to the Shareholder Representatives a certificate notifying the Shareholder Representatives of such Parent Sale Event (the “ Parent Sale Notice “) certifying (i) that a Parent Sale Event has occurred and the closing date (or expected closing date) of such Parent Sale Event and (ii) whether Parent has determined that the Put Hurdle has been achieved (the “ Put Hurdle Determination “).  If Parent determines the Put Hurdle has not been achieved, the Shareholder Representatives may contest that determination pursuant to subparagraph (b) below.  The Parent Sale Event Payment shall not be payable unless the Put Hurdle has been determined to be achieved, whether by agreement among the parties or by determination pursuant to the dispute resolution procedures set forth herein.

(b)           Within thirty (30) days following the receipt of the Parent Sale Notice, the Shareholder Representatives shall give written notice to Parent stating whether they elect to receive the Parent Sale Event Payment or objects to the Put Hurdle Determination (a “ Parent Sale Notice of Agreement “ or a “ Parent Sale Notice of Objection “, respectively), in which case the dispute shall be subject to Section 2.9 below.  If the Shareholder Representatives do not deliver a Parent Sale Notice of Agreement or Parent Sale Notice of Objection to Parent within such thirty (30) day period then the Shareholder Representatives shall be deemed to have irrevocably elected not to receive the Parent Sale Event Payment.   If the Shareholder Representatives elect to receive the Parent Sale Event Payment, then, upon payment of the Parent Sale Event Payment, any and all rights to receive any Liquidity Event Payment shall automatically and irrevocably be forfeited and the Holders shall have no right to receive any payments pursuant to Section 2.4. If it is ultimately determined that the Put Hurdle has been achieved, the Shareholder Representatives may elect to receive the Parent Event Sale Payment within thirty (30) days after such determination.

(c)           If the Shareholder Representatives deliver a Parent Sale Notice of Agreement pursuant to Section 2.5(b) above, and any CPR Payment Amount is payable, Parent shall establish a CPR Payment Date with respect to such CPR Payment Amount that is within fifteen (15) days of the date of the Parent Sale Notice of Agreement.  On such CPR Payment Date, Parent shall then promptly cause the CPR Payment Amount to be delivered to each of the Holders by check mailed to the address of each Holder as reflected in the CPR Register as of the close of business on the last Business Day prior to such CPR Payment Date.

(d)           If the Shareholder Representatives deliver a Parent Sale Notice of Objection pursuant to Section 2.5(b) above within such thirty (30) day period, Parent and the Shareholder Representatives shall resolve such dispute in accordance with the procedures in Section 2.9 below.

(e)           If, after any dispute resolution procedures instituted hereunder with respect to a Parent Sale Notice of Objection have been concluded and there has been a determination that the Put Hurdle has not been achieved, then, by notice delivered within thirty (30) days of such determination, the Shareholder Representatives may elect to cause Company to effect a sale of Company’s interest in the Lifecomm JV.  Upon such election, Company and the Shareholder Representatives shall undertake, through commercially reasonable efforts, to effect the sale of Company’s entire interest in the Lifecomm JV to a third party designated by the Shareholder Representatives.  In this regard, Company shall take all such commercially reasonable actions requested by the Shareholder Representatives in connection with such sale, except that Company shall not be required to make any representations and warranties beyond those related to (i) title of the JV Interests, (ii) restrictions on transferability and (iii) absence of liens.  In addition, Company shall not be required to make any indemnities or undertake any other post-Closing obligations of any kind, except with respect to a breach of its representations and warranties referred to in clauses (i), (ii) and (iii) in the preceding sentence and shall not be required to incur any costs, fees or expenses that Company would not reasonably be expected to be reimbursed out of the estimated proceeds of such sale (taking into account all other JV Expenses at the time).  It is understood and acknowledged that such sale may be subject to obtaining the consent of the Lifecomm JV and that such election right is subject to obtaining such consent, which the parties will endeavor to obtain if such election is made by The Shareholder Representatives. Any sale of Company’s JV Interests pursuant to this Section 2.5(e) shall be considered a Liquidity Event and Parent will cause the proceeds from such sale to be distributed accordingly.

(f)           If at any time after the date of this Agreement there is a Liquidity Event pursuant to which there is a sale or other disposition of less than all of Company’s interests in the Lifecomm JV, then the Parent Sale Event Payment shall be equitably adjusted to reflect such sale or other disposition and the amount of such Parent Sale Event Payment shall be proportionately reduced by deducting therefrom the total amount of Liquidity Event Proceeds distributed prior to the date of the Parent Sale Event Payment.

Section 2.6	Payment Procedures .

(a)           Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CPR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law; provided , however , a CPR Payment Amount shall not have any amounts deducted or withheld under the Code or state, local or foreign tax Law if the CPR Holder with respect to such CPR Payment Amount shall have previously furnished to the Parent a duly executed IRS Form W-9 or IRS Form W-8, as the case may be, or analogous certifications or other information under state, local or foreign fax Law, in each case pursuant to the notice procedure in Section 6.2(b), and provided such form certificate and other information are sufficient to eliminate any and all requirements to deduct or withhold amounts from each applicable CPR Payment Amount under applicable Law.  To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(b)           Parent and Company agree to treat, all payments on the CPRs as representing consideration for the sale of Shares pursuant to the Merger Agreement for all tax and tax reporting purposes, except to the extent that a portion of such payments is required to be treated as imputed interest.

(c)           Neither Parent nor the Shareholder Representatives shall be liable to any person in respect of any CPR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any CPR Payment Amount has not been paid prior to the one (1) year anniversary of the applicable CPR Payment Date (or immediately prior to such earlier date on which the CPR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), any such CPR Payment Amount shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(d)           Notwithstanding anything to the contrary contained herein, if any loans, capital contributions or Taxes are deducted from a CPR Payment Amount, and such loans, capital contributions or Taxes have been recouped or refunded (whether by way of loan repayment, return of capital or, with respect to Taxes, any refund directly attributable to an adjustment to the taxable income of the Lifecomm JV allocable to Company with respect to the Tax periods or portions thereof ending on the date on which the applicable CPR Payment Amount was made), by or to Company on or before the Recoupment End Date, Parent shall refund to each Holder its Pro Rata Share of such amounts within thirty (30) days of Parent or Company’s, as applicable, receipt of such recouped or refunded amounts.

Section 2.7	No Voting, Dividends or Interest; No Equity Or Ownership Interest In Parent .

(a)           The CPRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CPRs to any Holder.

(b)           The CPRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger, or in Lifecomm, LLC.

Section 2.8	Ability to Abandon the CPR .

The Holder of a CPR may at any time at its option abandon all of its remaining rights in this CPR by transferring the CPR to Parent without consideration therefor.  Nothing in this Section 2.8 is intended to prohibit Parent from offering to acquire CPRs for consideration in its sole discretion.

Section 2.9	Dispute Resolution .

In the event of a Notice of Objection or a Parent Sale Notice of Objection, Parent and the Shareholder Representatives shall negotiate in good faith to resolve such dispute.  If Parent and the Shareholder Representatives, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Shareholder Representatives advise Parent of the Shareholder Representatives’ objections, then Parent and the Shareholder Representatives jointly shall select and engage the Arbitration Firm to resolve such dispute;  however, if Parent and the Shareholder Representatives are unable to jointly agree on such Arbitration Firm within thirty (30) days, then a partner or group of partners of PricewaterhouseCoopers LLP (the “ Fallback Firm “) shall be selected as the Arbitration Firm; provided , however , if at the time of arbitration the Fallback Firm has a material affiliation with, and is not independent of, any of Parent, Company, and the Shareholder Representatives, then the Fallback Firm shall be Ernst & Young.

As promptly as practicable thereafter, Parent and the Shareholder Representatives shall each prepare and submit a presentation to the Arbitration Firm, which may include such party’s position with respect to (A) in the case of a Parent Sale Notice of Objection:  (i) the amount of the Put Hurdle Extraordinary Expenses; (ii) the factors that should be considered in determining the “Fair Market Value” of Company’s interest in the Lifecomm JV; (iii) the factors relevant to determining the achievement of the Put Hurdle or (iv) other matters relevant to the Parent Sale Notice of Objection, and (B) in the case of a Notice of Objection,  the basis for and matters relevant to the Notice of Objection. As soon as practicable thereafter, Parent and the Shareholder Representatives shall cause the Arbitration Firm to resolve such dispute. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.  The fees and expenses of the Arbitration Firm shall be deemed JV Expenses. The Arbitration Firm shall be instructed that it must render its decision in writing, and give detailed reasons for its determination.

ARTICLE III.
THE SHAREHOLDER REPRESENTATIVES

Section 3.1	Certain Duties and Responsibilities .

The Shareholder Representatives shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of their willful misconduct, bad faith or gross negligence.  No provision of this Agreement shall require the Shareholder Representatives to expend or risk their own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Shareholder Representatives shall only act if both individuals serving as the Shareholder Representatives agree on the course of action and Company shall not recognize any action unless authorized by both such individuals.

Section 3.2	Certain Rights of the Shareholder Representatives .

The Shareholder Representatives undertake to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Shareholder Representatives.  The Shareholder Representatives shall have the powers enumerated in this Agreement.  In addition:

(a)           the Shareholder Representatives may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Shareholder Representatives shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Shareholder Representatives may, in the absence of bad faith, gross negligence or willful misconduct on their part, rely upon an Officer’s Certificate;

(c)           the Shareholder Representatives may engage and consult with counsel of their joint selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Shareholder Representatives to do things enumerated in this Agreement shall not be construed as a duty;

(e)           the Shareholder Representatives shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            Company agrees to indemnify each Shareholder Representative for, and hold the Shareholder Representatives harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Shareholder Representatives’ duties under this Agreement, including the reasonable and documented costs and expenses of defending the Shareholder Representatives against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of either Shareholder Representative’s gross negligence, bad faith or willful or intentional misconduct; provided , however , that Company shall only be obligated to indemnify the Shareholder Representatives with respect to one counsel to jointly represent the Shareholder Representatives; and

(g)           At the election of the Shareholder Representatives, Company agrees to reimburse the Shareholder Representatives, or pay directly upon presentation of invoices, all Shareholder Representative Expenses in accordance with Company’s normal accounts payable policies and procedures.

Section 3.3	Resignation and Removal; Appointment of Successor .

(a)           Any one of the two individuals jointly serving as the Shareholder Representatives (a “ co-Shareholder Representative “) may resign at any time by giving written notice thereof to Parent and the other co-Shareholder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified.  .

 (b)          If any co-Shareholder Representative shall resign or become incapable of acting, then the other co-Shareholder Representative shall promptly appoint a qualified successor person to serve as co-Shareholder Representative which person shall be a former member of Company’s Board of Directors (as constituted prior to the Merger) or former stockholder of Company (as constituted prior to the Merger) and not a then current officer of Parent or Company. If both of the co-Shareholder Representatives are no longer serving, two successor individuals shall be appointed by a majority vote of the remaining members of Company’s board of directors (as constituted prior to the Merger), which persons shall be  former members of Company’s Board of Directors (as constituted prior to the Merger) or former stockholder of Company (as constituted prior to the Merger) and not a then officer of Parent or Company   The successor Shareholder Representative(s) so appointed shall, forthwith upon acceptance of such appointment in accordance with this Section 3.3(b), become the successor(s) of such co-Shareholder Representative(s).

(c)           Company shall give notice of each resignation of any co-Shareholder Representative and each appointment of a successor individual to jointly serve as a co-Shareholder Representative by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CPR Register.  Each notice shall include the name and address of the successor co-Shareholder Representative.  If Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor co-Shareholder Representative, the Shareholder Representative shall cause the notice to be mailed at the expense of Company.

Section 3.4	Acceptance of Appointment by Successor .

Every successor co-Shareholder Representative appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring co-Shareholder Representative an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Shareholder Representative, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Shareholder Representative; but, on request of Parent or the successor Shareholder Representative, such retiring Shareholder Representative shall execute and deliver an instrument transferring to such successor Shareholder Representative all the rights, powers and trusts of the retiring Shareholder Representative.

ARTICLE IV.
COVENANTS

Section 4.1	List of Holders .

Parent shall furnish or cause to be furnished to the Shareholder Representatives in such form as Parent receives from Company’s transfer agent (or other agent performing similar services for Company), the names and addresses of the Holders within ten (10) Business Days of the Effective Time.

Section 4.2	Payment of CPR Payment Amounts .

Parent shall duly and promptly pay each Holder the CPR Payment Amount in the manner provided for in Article II and in accordance with the terms of this Agreement.

Section 4.3	Reports and Disclosure to Shareholder Representatives .

(a)           Company shall, subject to receipt of any required consent from the Lifecomm JV or its members for such disclosure, provide to the Shareholder Representatives all written information and materials provided by the Lifecomm JV to the member of, or observer on, as applicable, the Lifecomm JV Board of Directors who is designated by Company under the Lifecomm LLC Agreement, within thirty (30) days after receipt thereof.  In addition, upon the written request of the Shareholder Representatives no more than once per fiscal quarter within 30 days of the end of such fiscal quarter, Parent shall cause to be prepared and sent to the Shareholder Representatives a report setting forth in reasonable and sufficient detail (i) all distributions paid by the Lifecomm JV to Company, and (ii) any Taxes paid by Company in respect of the Lifecomm JV and any other JV Expenses (including reasonable support for the calculation of such JV Expenses) during such year ended December 31; provided , that Company shall not be required to provide any Tax returns or any other information it deems confidential to the Shareholder Representatives unless the Shareholder Representatives execute a non-disclosure agreement reasonably satisfactory to Company. Company shall cooperate with Shareholder Representatives in obtaining any information reasonably requested by Shareholder Representatives from Lifecomm, and disclosing such information to Shareholder Representatives and any Arbitration Firm appointed pursuant to Section 2.9 of this Agreement, all as reasonably necessary to implement the provisions of this Agreement, provided , that such disclosure is permitted to be made pursuant to Section 14.1 of the Lifecomm LLC Agreement and Company shall use its commercially reasonable efforts to take any actions permitted thereunder to enable such disclosure to be made.

(b)           Upon the written request of the Shareholder Representatives, Parent shall provide reasonably detailed information to the Shareholder Representatives, for the Shareholder Representatives to determine whether a Parent Sale Event has occurred.

ARTICLE V.
AMENDMENTS

Section 5.1	Amendments without Consent of Holders .

(a)           Without the consent of any Holders or the Shareholder Representatives, Parent at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of a Successor Entity to Parent and the assumption by any such Successor Entity of the covenants of Parent herein as provided in Section 6.1.

(b)           Without the consent of any Holders, Parent and the Shareholder Representatives, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)             to evidence the succession of another Person as a successor Shareholder Representative and the assumption by any successor of the covenants and obligations of the Shareholder Representatives herein;

 (ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Shareholder Representatives shall consider to be for the protection of the Holders; provided , that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(iii)           to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided , that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(iv)           as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act or the Exchange Act; provided that such provisions shall not materially adversely affect the interests of the Holders; or

(v)           any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(c)           Promptly after the execution by Parent and the Shareholder Representatives of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Shareholder Representatives to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CPR Register, setting forth in general terms the substance of such amendment.

Section 5.2	Amendments with Consent of Holders .

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CPRs, whether evidenced in writing or taken at a meeting of Holders, Parent and the Shareholder Representatives may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)           Promptly after the execution by Parent and the Shareholder Representatives of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Shareholder Representatives to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CPR Register, setting forth in general terms the substance of such amendment.

Section 5.3	Execution of Amendments .

In executing any amendment permitted by this Article V, the Shareholder Representatives shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement.  The Shareholder Representatives may, but are not obligated to, enter into any such amendment that affects the Shareholder Representatives’ own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4	Effect of Amendments .

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI.
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1	Notices to Shareholder Representatives and Parent .

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows:

(a)           if to the Shareholder Representatives, addressed to it at the address previously provided to Company or at any other address previously furnished in writing to the Holders and Parent by the Shareholder Representatives with a copy to Moses & Singer, LLP, 405 Lexington Ave, New York, N.Y.10017, Attention:  Allan Grauberd, Esq.; or

(b)           if to Parent or Company, addressed to it at c/o Tunstall Healthcare Group Ltd, Whitley Lodge, Whitley Bridge, Yorkshire, DN14 OHR, UK Attention:  Gil Talbot Baldwin, or at any other address previously furnished in writing to the Shareholder Representatives by Parent, with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, Attention:  David Allinson, Esq.

Section 6.2	Notice to Holders .

(a)           Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CPR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

(b)           In connection with the delivery of a Liquidity Event Notice pursuant to Section 2.4(a), the delivery of a Parent Sale Notice pursuant to Section 2.5(a) or a sale as contemplated by Section 2.5(e), the Parent shall cause to be delivered to the Holders IRS Forms W-8 and W-9 along with appropriate instructions concerning the completion of such forms and their timely return to the Parent.

Section 6.3	Effect of Headings .

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.4	Consolidation, Merger, Sale or Conveyance .

(a)           In the event of a Parent Sale Event in which successor Person acquires by sale or conveyance substantially all the assets of Parent or Company (other than by way of a stock purchase, merger or other transfer by operation of law pursuant to which such successor Person assumes the rights and obligations of Parent or Company) such successor Person shall expressly assume by an instrument supplemental hereto, executed and delivered to the Shareholder Representatives, in form reasonably satisfactory to the Shareholder Representatives, the due and punctual payment of the CPRs, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed or observed by Company and Parent.

(b)           In the event of a Parent Sale Event, and following the assumption by the successor Person described in Section 6.4(a), such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein.

(c)           All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not.

Section 6.5	Benefits of Agreement .

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

Section 6.6	Governing Law .

This Agreement and all disputes or controversies arising out of or relating to this Agreement, the CPRs or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.  Any disputes arising hereunder, other than those to be determined under Section 2.9, shall be adjudicated as per Section 8.8 of the Merger Agreement.

Section 6.7	Legal Holidays .

In the event that a CPR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CPRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CPR Payment Date.

Section 6.8	Severability Clause .

 In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 6.9	Counterparts .

This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 6.10	Termination .

This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made upon the earlier of (i) termination of the Merger Agreement, or (ii) upon the payment of all the CPR Payment Amounts required to be paid under the terms of this Agreement.

Section 6.11	Entire Agreement .

This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements hereto made except for the Merger Agreement.  If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

TUNSTALL HEALTHCARE GROUP LIMITED

By:	/s/ Gil Baldwin
Name: Gil Baldwin
Title: Chief Executive Officer

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Jack Rhian
Name: Jack Rhian
Title: President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

By:	/s/ Howard M. Siegel
Howard M. Siegel

By:	/s/ Gregory Fortunoff
Gregory Fortunoff

Annex C

FORM OF
VOTING AGREEMENT

This VOTING AGREEMENT (the “ Agreement “), dated as of September 22, 2011, is entered into by and between Tunstall Healthcare Group Limited, a Private Company Limited by Shares incorporated in England and Wales (“ Parent “), and the person or entity listed on the signature page hereof as a shareholder (the “ Shareholder “).

RECITALS

WHEREAS, Parent, Monitor Acquisition Corp, a New York corporation (“ Merger Sub “), and American Medical Alert Corp., a New York corporation (“ Company “) have entered into an Agreement and Plan of Merger dated as of the date hereof (as it may be amended from time to time, the “ Merger Agreement “), pursuant to which the Merger Sub will be merged with and into Company, and Company will be the surviving entity (the “ Merger “);

WHEREAS, as of the date hereof, the Shareholder: (a) “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) the number of Shares as set forth on Schedule A hereto (the “ Committed Shares “); and (b) controls the number of other securities which may be exercised, exchanged or converted for Shares set forth on Schedule B hereto (the “ Incentive Equity Securities “), which schedule indicates the number of Shares for which such Incentive Equity Securities may be exercised, exchanged or converted, (or the method of such calculation if the actual number of Shares cannot be definitively determined on the date hereof) and whether such Incentive Equity Securities are vested or unvested; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder has agreed, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.             Definitions .  Capitalized terms used but not otherwise defined herein, and the term “control,” shall have the meanings set forth in the Merger Agreement.

Section 2.             Voting Agreement, Grant of Irrevocable Proxy, No Disposition or Solicitation .

(a)            Voting Agreement .  Until the termination of this Agreement in accordance with Section 5 , the Shareholder hereby agrees that at each annual, special or other meeting of the shareholders of Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all the shareholders of Company is sought, the Shareholder shall (i) when a meeting is held, appear at such meeting or otherwise cause the Committed Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) the Committed Shares: (A) in favor of the adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement if a vote, consent or other approval with respect to any of the foregoing is sought and (B) except as otherwise agreed in writing in advance by Parent, against any (1) Alternative Acquisition Agreement or any other agreement relating to any Acquisition Proposal, or (2) amendment of the Company Charter or Company Bylaws or other proposal, agreement, action or transaction involving Company or any of its Subsidiaries that would, or would reasonably be expected to, (x) interfere with, delay in any material respect or prevent the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or (y) result in a breach in any material respect of any representation, warranty, covenant or agreement of Company under the Merger Agreement.

(b)            Grant of Irrevocable Proxy. In furtherance of the Shareholder’s agreement in Section 2(a) of this Agreement, contemporaneously with the execution of this Agreement (i) the Shareholder hereby irrevocably grants to, and appoints, Parent and any other individual designed in writing by Parent, and each of them individually, the Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Shareholder, to vote the Committed Shares or provide written consents as indicated in Section 2(a) of this Agreement, (ii) hereby affirms that the irrevocable proxy set forth in this Section 2(b) , if it becomes effective pursuant to clause (i), is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement and (iii) hereby (a) affirms that the irrevocable proxy is coupled with an interest and (b) affirms that such irrevocable proxy, if it becomes effective pursuant to clause (i), is executed and intended to be irrevocable in accordance with the provisions of Section 6.09(f) of the New York Business Corporation Law.  This proxy shall only be effective if the Shareholder fails to appear, or otherwise fails to cause the Committed Shares to be counted as present for purposes of calculating a quorum, at each annual, special or other meeting of the shareholders of Company and to vote the Committed Shares in accordance with Section 2(a) above, and Parent hereby acknowledges that the proxy granted hereby shall not be effective for any other purposes. Parent also acknowledges that, except as provided for herein, Shareholder retains the rights to vote the Committed Shares in Shareholder’s sole discretion with respect to any matter other than those set forth in Section 2(a) and Section 2(d) .  The Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Shareholder prior to the execution of this Agreement in respect of the voting of the Committed Shares, if any, are not irrevocable and the Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Committed Shares.  The vote, if any, of the proxy holder pursuant to the proxy set forth in this Section 2(b) shall control the outcome, and be determinative, of any conflict between the vote by the proxy holder of the Committed Shares and a vote by the Shareholder of the Committed Shares.  The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and the proxy and power of attorney granted hereunder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity or the Shareholder.  The proxy and power of attorney granted hereunder shall terminate only upon the termination of this Agreement in accordance with Section 5 hereof.

(c)            No Disposition .  After the execution of this Agreement and until its termination in accordance with Section 5 , the Shareholder agrees not to, directly or indirectly, except to Parent, Merger Sub or Company (i) sell, transfer, exchange, offer, tender, pledge, encumber, assign, hypothecate or otherwise dispose of (collectively, a “ Transfer “) or enter into any agreement, option or other arrangement with respect to, or consent to, a Transfer of, any or all of the Committed Shares, the Incentive Equity Securities or any interest therein, or (ii) grant any proxies or powers of attorney, deposit any Committed Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Committed Shares.  The Shareholder acknowledges and agrees that the intent of the foregoing sentence is to ensure that the Committed Shares are voted in accordance with Section 2(a) . Notwithstanding the foregoing, the Shareholder may Transfer Committed Shares (i) to any member of Shareholder’s immediate family or to a trust established for the benefit of Shareholder and/or for the benefit of one or more members of Shareholder’s immediate family or upon the death of Shareholder, (ii) in connection with or for the purpose of personal tax-planning, or (iii) to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; so long as either the Shareholder retains control over the voting and disposition of such Committed Shares and agrees in writing prior to such Transfer to continue to vote such Committed Shares in accordance with this Agreement or the transferee shall have agreed to be bound by the terms of this Agreement.  The Shareholder shall not request that Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shareholder’s Committed Shares and hereby consents to the entry of stop transfer instructions by Company of any transfer of the Shareholder’s Committed Shares, unless such transfer is made in compliance with this Agreement.

(d)            Additional Shares .  In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Company on, of or affecting any of the Shareholder’s Committed Shares or (ii) the Shareholder becomes the beneficial owner of any additional Shares (including by the issuance of Shares following the exercise, conversion or exchange of Incentive Equity Securities), then the terms of this Agreement shall apply to the Shares held by such Shareholder immediately following the effectiveness of the events described in clause (i) or the Shareholder becoming the beneficial owner thereof, as described in clause (ii), as though they were included in the Shareholder’s Committed Shares hereunder.  The Shareholder hereby agrees to notify Parent of the number of any new Shares acquired by the Shareholder, if any, after the date hereof. If Shareholder beneficially owns additional Shares not included on Schedule A, those Shares shall also be deemed Committed Shares.

(e)            Non-Solicitation .  The Shareholder shall not directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person other than Parent, Merger Sub or any Representatives of the foregoing Persons any information or data with respect to or for the purpose of facilitating, any Acquisition Proposal, or (iii) enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement requiring it to abandon, terminate or materially breach its obligations hereunder or fail to consummate the Merger.  Shareholder shall immediately cease any and all activities, solicitations, encouragement, discussions or negotiations with any Person other than Parent, Merger Sub or any Representatives of the foregoing Persons conducted heretofore with respect to any Acquisition Proposal.  Notwithstanding anything to the contrary in this Section 2(e), the Shareholder shall be permitted to take any or all of the actions referenced in clause (i), (ii) or (iii) to the extent Company would be permitted under Section 5.2 of the Merger Agreement to take such action(s) at the applicable time.

Section 3.             Representations and Warranties of Shareholder .  The Shareholder hereby represents and warrants to Parent as follows:

(a)          Authorization; Validity of Agreement; Necessary Action .  The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          The Committed Shares .   Schedule A sets forth the number of Committed Shares over which the Shareholder has beneficial ownership as of the date hereof, and Schedule B sets forth the number of Incentive Equity Securities over which the Shareholder has control as of the date hereof.  As of the date of this Agreement, except as otherwise noted on Schedule A and Schedule B or as would not materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, the Shareholder is the beneficial and sole record owner of the Committed Shares, has the power to direct the voting of the Committed Shares, controls the Incentive Equity Securities, and, except as may be limited by the agreements granting the Incentive Equity Securities or governing the plans pursuant to which they were issued, has the power to direct the conversion, exchange or exercise of the Incentive Equity Securities.  As of the date of this Agreement, except for the Incentive Equity Securities, the Committed Shares represent all of the Shares owned, beneficially or of record, by the Shareholder.  Except as set forth on Schedule B , the Shareholder does not own or hold any right to acquire any additional shares of any class of capital stock of Company or other securities of Company or any interest therein or any voting rights with respect thereto.  Except as otherwise noted on Schedule A and Schedule B , the Shareholder has good and valid title to the Committed Shares and the Incentive Equity Securities, free and clear of any and all Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement.

(c)          No Conflicts .  The execution and delivery of this Agreement by the Shareholder, and the consummation by the Shareholder of the transactions contemplated hereby, do not and will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Committed Shares are bound or affected or (ii) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d)          Consents and Approvals .   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than filings under the Exchange Act, except as would not materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)          Absence of Litigation .   As of the date hereof, there is no Action pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of its Affiliates before or by an Governmental Entity that would reasonably be expected to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)           Finder’s Fees .   No investment banker, broker, finder or other intermediary is entitle to a fee or commission from Parent, Merger Sub or Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholder.

(g)          Reliance by Parent and Merger Sub .   The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.  The Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Section 4.             Representations and Warranties of Parent .  Parent hereby represents and warrants to each Shareholder as follows:

(a)           Authorization; Validity of Agreement; Necessary Action .  Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          No Conflicts .  The execution and delivery of this Agreement by Parent, and the consummation by Parent of the transactions contemplated hereby, do not and will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent is bound or affected or (ii) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of Parent pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent  to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c)          Consents and Approvals .  The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than filings under the Exchange Act, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis .

(d)          Parent Acknowledgement .  Parent acknowledges that no Shareholder has made and no Shareholder is making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 5.              Termination .  This Agreement will terminate automatically, without any action on the part of any party hereto, on the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to its terms, (iii) notice by Parent to the Shareholder or (iv) at the option of the Shareholder, upon notice by Shareholder to Parent, upon the making of any change or amendment to the Merger Agreement that reduces the amount or form of consideration payable pursuant to the Merger Agreement in any material respect, in each case in this clause (iv) without the prior written consent of the Shareholder; provided , however , that (a) Sections 7 (a)-(o)  shall survive any termination of this Agreement and (b) termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

Section 6.             Miscellaneous .

(a)           Entire Agreement .  This Agreement, together with any Schedules hereto, and the Merger Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(b)            Assignment; Binding Effect; Third Party Beneficiaries .  Except as contemplated by Section 2(c) , no party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, and any such assignment by a party without prior written approval of the other parties will be deemed invalid and not binding on such other parties.  All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.  No third party beneficiaries have any rights under or with respect to this Agreement.

(c)            Notices .  All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to Parent:
Tunstall Healthcare Group Limited.
Whitley Lodge, Whitley Bridge
Yorkshire, DN14 OHR, UK
Attention:  Gil Talbot Baldwin
Email: gil.baldwin@tunstall.co.uk
Facsimile:  44-1977-661-234
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: David S. Allinson
Email: david.allison@lw.com
Facsimile:  (212) 751-4864

If to the Shareholder, to the contact information for
the Shareholder set forth on Schedule A hereto
with a copy (which shall not constitute notice) to:

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention:  Allan Grauberd
Email: agrauberd@mosessinger.com
Facsimile:  (917) 206-4381

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the date delivered if sent by email, upon confirmation of receipt by email or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth above, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(d)          Specific Performance; Remedies .  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court located in the Borough of Manhattan (unless the United States District Court located in the Borough of Manhattan shall decline to accept jurisdiction over a particular matter, in which case, in any state court of the State of New York within the Borough of Manhattan in the City of New York), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.  Notwithstanding anything to the contrary in this Agreement, Parent shall only be entitled to non-monetary damages as a result of a breach of Section 2.2(e) by Shareholder.

(e)           Submission to Jurisdiction .  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the United States District Court located in the Borough of Manhattan (unless the United States District Court located in the Borough of Manhattan shall decline to accept jurisdiction over a particular matter, in which case, in any state court of the State of New York within the Borough of Manhattan in the City of New York), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  In the event of any litigation before a court of competent jurisdiction relating to a dispute with respect to this Agreement, the non-prevailing party in such litigation shall reimburse the prevailing party’s reasonable and documented costs and expenses (including reasonable and documented attorney’s fees and any costs of investigation or preparation) incurred in connection with such litigation, including any appeal therefrom.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(f)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)          Headings .  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h)          Governing Law .  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

(i)            Amendment .  This Agreement may not be amended or modified except by a writing signed by all of the parties.

(j)            Extensions; Waivers .  Any party may, for itself only, (i) extend the time for the performance of any of the obligations of any other party under this Agreement, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.  Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

(k)           Severability .  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l)            Counterparts; Effectiveness .  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(m)          Construction .  This Agreement has been freely and fairly negotiated among the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(n)          Further Assurances .  If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each party will take such further action (including executing and delivering any further instruments and documents and providing any reasonably requested information) as any other party reasonably may request.

(o)          Shareholder Capacity .   The parties acknowledge that this Agreement is entered into by the Shareholder solely in the Shareholder’s capacity as the beneficial owner of the Committed Shares and the Person controlling the Convertible Securities. Nothing in this Agreement restricts or limits any action taken by such Shareholder, his or her Affiliates, or their respective Representatives,  in their capacity as a director or officer of Company  and the taking of any actions (or failure to act) by any such Person in their capacity as an officer or director of Company will not be deemed to constitute a breach of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first written above.

TUNSTALL HEALTHCARE GROUP LIMITED

By:
Name:
Title:

[ SHAREHOLDER ]

By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE A
TO
VOTING AGREEMENT

Shareholder Name and
Address for Notices	Shares

[Shareholder]
[Address]
[Address]
Attention: [___________]
Facsimile: [___________]

with a copy (which shall not constitute notice) to:

A-1

SCHEDULE B
TO
VOTING AGREEMENT

Annex D

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

September 22, 2011

The Board of Directors
American Medical Alert Corp.
36-36 33rd Street, Suite 103
Long Island City, New York 11106

Dear Board of Directors:

We understand that American Medical Alert Corp. (“AMAC”), Tunstall Healthcare Group Limited (“Tunstall”), an affiliate of Charterhouse Capital Partners LLP (“Charterhouse”), and Monitor Acquisition Corp, a wholly owned subsidiary of Tunstall (“Merger Sub”), propose to enter into the Merger Agreement (as defined below) pursuant to which, among other things, Tunstall will acquire AMAC.  As more fully described in the Agreements (as defined below), Merger Sub will be merged with and into AMAC (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of AMAC (“AMAC Common Stock”) will be converted into the right to receive $8.55 in cash (the “Closing Consideration”) and one contingent payment right (“CPR” and, together with the Closing Consideration, the “Consideration”), representing the right to receive an additional per share cash amount, if any, in connection with certain events relating to Lifecomm LLC (“Lifecomm”), a joint venture in which AMAC holds a 10% interest.

The Board of Directors (the “Board”) of AMAC has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received in the Merger pursuant to the Agreements by holders of AMAC Common Stock is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

1.	reviewed the following agreements and documents:

a.
reviewed an Agreement and Plan of Merger, dated as of September 22, 2011 (the “Merger Agreement”), among Tunstall, a company organized in the England and Wales, Merger Sub, a New York corporation, and AMAC, a New York corporation; and

b.
reviewed a Contingent Payment Rights Agreement, dated as of September 22, 2011 (the “CPR Agreement” and, together with the Merger Agreement, the “Agreements”), among Tunstall, AMAC and certain shareholder representatives;

2.	reviewed certain publicly available business and financial information relating to AMAC that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of AMAC made available to us by AMAC, including financial projections prepared by the management of AMAC relating to AMAC for the fiscal years ending December 31, 2011 through December 31, 2015;

The Board of Directors
American Medical Alert Corp.
September 22, 2011

4.
spoken with members of the management of AMAC and certain of its representatives and advisors regarding (a) the business, operations, financial condition and prospects of AMAC and (b) the Merger and related matters;

5.	compared the financial and operating performance of AMAC with that of other public companies that we deemed to be relevant;

6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;

7.
reviewed current and historical market prices and trading volume for AMAC Common Stock and current and historical market prices of publicly traded securities of certain other companies that we deemed to be relevant;

8.	considered the results of the third-party solicitation process conducted by AMAC, with our assistance, with respect to a possible sale of AMAC; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information.  In addition, management of AMAC has advised us, and we have assumed, that the financial projections utilized in our analyses have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of AMAC and we express no opinion with respect to such projections or the assumptions on which they are based.  We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of AMAC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading, in each case that would be meaningful in any respect to our analyses or this Opinion.  In addition, we have relied upon, without independent verification, the assessments of the management of AMAC as to the financial condition and prospects of businesses or companies in which AMAC has an investment or a joint venture, strategic or similar arrangement, including, without limitation, Lifecomm, and we have assumed, at the direction of AMAC, that there will be no developments with respect thereto that would be meaningful in any respect to our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreements and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreements and   such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreements and such other related documents and instruments, without any amendments or modifications thereto that would be meaningful in any respect to our analyses or this Opinion.  We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all material respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made   that would have an effect on AMAC or the Merger that would be meaningful in any respect to our analyses or this Opinion.

The Board of Directors
American Medical Alert Corp.
September 22, 2011

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of AMAC or any other party, nor were we provided with any such appraisal or evaluation.  We did not estimate, and express no opinion regarding, the liquidation value of AMAC or any other entity or business.   We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which AMAC is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which AMAC is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.  This Opinion does not purport to address potential developments in the credit, financial or stock markets, including, without limitation, the market for shares of AMAC Common Stock.  We also are not expressing any opinion as to the price or range of prices at which shares of AMAC Common Stock will trade at any time.

This Opinion is furnished for the use and benefit of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent.  This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party.  This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other person or entity as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, AMAC, Tunstall, Charterhouse or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates in the future may provide investment banking, financial advisory and other financial services to AMAC, Tunstall, Charterhouse, other participants in the Merger and their respective affiliates, for which Houlihan Lokey and such affiliates may receive compensation.  Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may in the past have acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, AMAC, Tunstall, Charterhouse, other participants in the Merger and/or their respective affiliates, and/or one or more security holders or portfolio companies of such entities, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

The Board of Directors
American Medical Alert Corp.
September 22, 2011

Houlihan Lokey has been engaged as financial advisor to AMAC in connection with the Merger and has received and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger.  In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful consummation of the Merger or the conclusion contained in this Opinion.  AMAC also has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, AMAC, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger (other than the Consideration to the extent expressly specified herein) or otherwise, including, without limitation, any terms or aspects of the CPR Agreement or any voting agreements to be entered into in connection with the Merger, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of AMAC, or to any other party, except if and only to the extent expressly set forth in the last paragraph of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for AMAC or any other party or the effect of any other transaction in which AMAC   or any other party might engage,   (v) the fairness of any portion or aspect of the Merger to any one class or group of AMAC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of AMAC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not AMAC, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger,   (vii) the solvency, creditworthiness or fair value of AMAC or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise.  Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources.  Furthermore, we have relied, with the consent of the Board, on the assessments by AMAC and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to AMAC, the Merger or otherwise.   The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger pursuant to the Agreements by holders of AMAC Common Stock is fair to such holders from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

PROXY	PROXY

AMERICAN MEDICAL ALERT CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of American Medical Alert Corp., a New York corporation, which we refer to as AMAC, hereby acknowledge(s) receipt of the Notice of Special Meeting of Shareholders and Proxy Statement for AMAC’s Special Meeting of Shareholders to be held on December 21, 2011, starting at 10:30 a.m. local time, which we refer to as the Special Meeting.  The Special Meeting will be held at Moses & Singer LLP, 405 Lexington Avenue, 12th Floor, New York, New York 10174. The undersigned shareholder(s) of AMAC hereby appoint(s) Jack Rhian and Richard Rallo, or any of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting, or at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card and with discretionary authority on all other matters that may properly come before the Special Meeting, or at any adjournments or postponements thereof, as more fully described in the proxy statement received by the undersigned shareholder.  Any prior proxy is hereby revoked by the undersigned.

If you have any questions or need assistance voting your shares of common stock, please contact Okapi Partners LLC, our proxy solicitor, by telephone at (877) 259-6290 (toll-free within the U.S. and Canada) or via email at info@okapipartners.com.

Please complete, sign, date and return the proxy card promptly using the enclosed envelope.
(Continued, and to be signed and dated on the reverse side.)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	Please mark your votes like this ☒

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED BELOW.

	Vote On Proposals	For	Against	Abstain

1.
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 22, 2011, by and among American Medical Alert Corp., Tunstall Healthcare Group Limited,  and Monitor Acquisition Corp., a wholly owned subsidiary of Tunstall, as it may be amended from time to time (the “Merger Agreement”).
		☐	☐	☐

2.
To approve any adjournments of the Special Meeting, if determined necessary by American Medical Alert Corp., to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting, or at any adjournment or postponement of that meeting, to adopt the Merger Agreement.
		☐	☐	☐

3.
To approve, by non-binding, advisory vote, certain compensation arrangements for American Medical Alert Corp.’s named executive officers in connection with the merger contemplated by the Merger Agreement.
		☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other matter or matters which may properly come before the Special Meeting or any postponements or adjournments thereof. IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” EACH OF PROPOSALS 1, 2 AND 3, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AMERICAN MEDICAL ALERT CORP. BOARD OF DIRECTORS ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please indicate if you plan to attend this Special Meeting.	☐ Yes	☐ No

These items of business are more fully described in the proxy statement. The record date for the Special Meeting is November 4, 2011.  Only shareholders of record at the close of business on that date may vote at the Special Meeting or any adjournment or postponement thereof.

Date: _________________________________, 2011

Signature ___________________________________        Signature ______________________________

Name of Shareholder (Please print) _______________       Name of Shareholder (Please print)__________

(Signature(s) should conform to names as registered.  For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title. )